                                                                     Exhibit 2.1

                               SECOND AMENDMENT TO
                            ASSET PURCHASE AGREEMENT

          This Second Amendment to Asset Purchase Agreement (this "AMENDMENT") is made and entered into as of this 28th day of October, 2004, by and among Boise Cascade Corporation, a Delaware corporation ("Parent"), and Forest Products Holdings, L.L.C., a Delaware limited liability company ("Holdings").

                                 R E C I T A L S

          WHEREAS, Parent, Boise Southern Company, a Louisiana general partnership ("Southern"), Minidoka Paper Company, a Delaware corporation ("Minidoka") (collectively, "Sellers" and, individually, a "Seller"), Holdings, and Boise Land & Timber Corp., a Delaware corporation and indirect wholly-owned Subsidiary of Holdings ("Timber Co.") are party to an Asset Purchase Agreement, dated as of July 26, 2004 as amended by a First Amendment to Asset Purchase Agreement dated as of October 23, 2004, between Parent and Holdings (collectively, the "ASSET PURCHASE AGREEMENT"). Capitalized terms used but not otherwise defined in this Amendment have the meanings given to such terms in the Asset Purchase Agreement.

          WHEREAS, Section 19.2 of the Asset Purchase Agreement provides that the Asset Purchase Agreement may be amended if, and only if, such amendment is set forth in writing and signed by Parent and Holdings.

          WHEREAS, Parent and Holdings desire to amend certain provisions of the Asset Purchase Agreement as provided herein.

          NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

     1.0 CASH PORTION OF TIMBERLANDS PURCHASE PRICE. Section 4.1.1 of the Purchase Agreement is amended and restated in its entirety as follows;

          4.1.1 An aggregate of $15,000,000 of the Timberlands Purchase Price shall be payable to Parent and Southern in cash at Closing. $10,000,000 of such amount shall be allocated to mineral values on the timberlands with $5,000,000 allocated to Parent and $5,000,000 allocated to Southern. $4,000,000 of the balance of such cash portion of the Timberlands Purchase Price shall be allocated to Parent and the balance of $1,000,000 to Southern.

     2.0 CASH IN TRANSIT; CHECKS IN FLOAT. The Purchase Agreement is hereby amended by adding the following Section 5.5:

          5.5 The parties acknowledge and agree that certain bank accounts of the Business are being transferred to Holdings and the Permitted Affiliate Purchasers as Assets (the "Relevant Bank Accounts") and that, as part of the transfer of the Relevant Bank Accounts, Holdings and its Permitted Affiliate Purchasers may receive certain cash that was deposited into the Relevant Bank Accounts by customers of Parent and its Subsidiaries prior to the Closing Date and which was not otherwise immediately available funds able to be transferred from the Relevant Bank Accounts prior to the Closing Date (the "Unavailable Funds Cash Amount"). Furthermore, the parties acknowledge and agree that, prior to the Closing, Parent and its Subsidiaries may write certain checks or incur other obligations which are to be satisfied in whole or in part with cash from the Relevant Bank Accounts, but which are not so satisfied in full prior to the Closing (the aggregate amount of cash that would be required from the Relevant Bank Accounts in order to satisfy such obligations, the "Outstanding Cash Obligation Amount"). At or before 10:00 a.m. (eastern time) on November 1, 2004, Parent shall deliver to Holdings true and correct copies of (a) copies of true and correct written bank statements showing the Unavailable Funds Cash Amount and (b) a true and correct statement of the Outstanding Cash Obligation Amount. In the event that the Unavailable Funds Cash Amount exceeds the Outstanding Cash Obligation Amount (such excess, the "Cash Excess Amount"), Holdings shall, or shall cause one of its Subsidiaries to, pay the Cash Excess Amount to Parent by not later than 12:00 p.m. (eastern time) on November 1, 2004 by wire transfer of immediately available funds to an account designated by Parent. In the event that the Unavailable Funds Cash Amount is less than the Outstanding Cash Obligation Amount (such shortfall, the "Cash Shortfall Amount"), Parent shall, or shall cause one of its Subsidiaries to, pay the Cash Shortfall Amount to Holdings or its designee by no later than 12:00 p.m. (eastern time) on November 1, 2004 by wire transfer of immediately available funds to an account designated by Holdings or its designee. Notwithstanding the two immediately foregoing sentences, the parties agree that (i) if the Unavailable Funds Cash Amount or the Outstanding Cash Obligation Amount is different than the amount included in the computation of Cash Excess Amount or Cash Shortfall Amount, or (ii) if any portion of the Unavailable Cash Funds Amount is not collected by Holdings or its Subsidiaries or converted into immediately available funds by November 15, 2004, then the Cash Excess Amount or Cash Shortfall Amount, as appropriate, shall be appropriately adjusted to reflect such fact and payment shall be made by the party owing such adjustment amount to the party to whom such adjustment amount is owed promptly, but in any event within three (3) business days, after demand therefor.

     3.0 ACKNOWLEDGEMENT. Parent acknowledges that it received notice that the LaBokay Consents were obtained prior to October 25, 2004 at 5:00 p.m.

     4.0 EFFECTIVENESS. Pursuant to Section 19.2 of the Asset Purchase Agreement, this Amendment will be valid, binding, and effective against Holdings and the Sellers when it has been executed by each of Holdings and Parent.

     5.0 CONTINUING EFFECT. Except as expressly amended or modified by this Amendment, the provisions of the Asset Purchase Agreement will continue in full force and effect.

     6.0 GOVERNING LAW. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     7.0 COUNTERPARTS. This Amendment may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original, and all of which shall constitute one and the same Amendment.

     8.0 HEADINGS. The heading references herein are for convenience purposes only, do not constitute a part of this Amendment and shall not be deemed to limit or affect any of the provisions hereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have caused this amendment to be signed as of the date first set forth above.

BOISE CASCADE CORPORATION


By  /s/ John W. Holleran
    --------------------------
Title  Senior Vice President
       and General Counsel
       -----------------------

FOREST PRODUCTS HOLDINGS, L.L.C.

By:   Madison Dearborn Capital Partners IV, L.P.
Its:  Managing Member

By:   Madison Dearborn Partners IV, L.P.
Its:  General Partner

By:   Madison Dearborn Partners, L.L.C.
Its:  General Partner



By:  /s/ Samuel M. Mencoff
     -----------------------
Its: Co-President
     -----------------------

                               FIRST AMENDMENT TO
                            ASSET PURCHASE AGREEMENT

            This First Amendment to Asset Purchase Agreement (this "AMENDMENT") is made and entered into as of this 23rd day of October, 2004, by and among Boise Cascade Corporation, a Delaware corporation ("Parent"), and Forest Products Holdings, L.L.C., a Delaware limited liability company ("Holdings").

                                 R E C I T A L S

            WHEREAS, Parent, Boise Southern Company, a Louisiana general partnership ("Southern"), Minidoka Paper Company, a Delaware corporation ("Minidoka") (collectively, "Sellers" and, individually, a "Seller"), Holdings, and Boise Land & Timber Corp., a Delaware corporation and indirect wholly-owned Subsidiary of Holdings ("Timber Co.") are party to an Asset Purchase Agreement, dated as of July 26, 2004 (the "ASSET PURCHASE AGREEMENT"). Capitalized terms used but not otherwise defined in this Amendment have the meanings given to such terms in the Asset Purchase Agreement.

            WHEREAS, Section 19.2 of the Asset Purchase Agreement provides that the Asset Purchase Agreement may be amended if, and only if, such amendment is set forth in writing and signed by Parent and Holdings.

            WHEREAS, Parent and Holdings desire to amend certain provisions of the Asset Purchase Agreement as provided herein.

            NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1   AMENDMENTS TO THE ASSET PURCHASE AGREEMENT

     1.1    SECTION 1.1: DEFINITIONS. The following definitions set forth in
Section 1.1 of the Asset Purchase Agreement are hereby amended as follows:

            1.1.1 The definition of "Ancillary Agreements" is hereby amended to insert the words "(to the extent issued pursuant to Section 4.1)" after the words "the Timber Notes".

            1.1.2 The definition of "Closing" is hereby amended to replace the words "payment by Holdings to Sellers of the Non-Timber Purchase Price and the cash portion of the Timberlands Purchase Price, issuance of the Timber Notes," with the words "payment by Holdings to Sellers of the Non-Timber Purchase Price and the Timberlands Purchase Price (including payment of cash and/or issuance of Timber Notes as described in Section 4.1),".

            1.1.3 The definition of "Credit Enhancement Banks" is hereby amended and replaced in its entirety with the following:

     ""Credit Enhancement Banks" means Wachovia Bank, National Association, with respect to 50% of the arrangements described in the LC Commitment Letters, and Lehman Brothers Holdings Inc., with respect to the other 50% of the arrangements described in the LC Commitment Letters."

            1.1.4 The definition of "Operating Holding Co." is hereby amended by replacing the words "BCC Holdings, L.L.C." with "Boise Cascade Holdings, L.L.C.".

            1.1.5 The definition of "Required Consents" is hereby amended by inserting the following language after the words "Section 15.1.3": "; provided that, notwithstanding anything contained in Section 15.1.3 or Schedule 15.1.3, the lease and the related natural resources agreement between Southern and Labokay Corporation (collectively, the "Labokay Agreements") shall not be the subject of a Required Consent."

            1.1.6 The definition of "Timber LLC" is hereby amended by inserting the following language at the end of the definition:

     "In the event that Holdings is unable to secure the Labokay Consents, and if the Louisiana Timberlands are to be transferred to Louisiana Purchase Corporation, the term "Timber LLC" shall also include two additional bankruptcy remote Delaware limited liability companies which are wholly owned Subsidiaries of Louisiana Purchase Corporation and are disregarded entities for federal income tax purposes."

            1.1.7   The following new definitions are hereby added to Section
1.1:

     ""Advanced Employee" shall have the meaning given it in Section 11.8."

     ""Anticipated Taxes Amount" shall have the meaning given it in Section
11.8."

     ""Bonus Advance Notice" shall have the meaning given it in Section 11.8."

     ""Draft Documentation" shall have the meaning given it in Section 4.1.2."

     ""Gross Advanced Bonus Amount" shall have the meaning given it in Section 11.8."

     ""Labokay Agreements" shall have the meaning given it in Section 15.1.3."

     ""Labokay Consents" shall have the meaning given it in Section 5.4."

     ""Louisiana Purchase Corporation" shall have the meaning given it in
Section 5.4."

     ""Net Advanced Bonus Amount" shall have the meaning given it in Section 11.8."

     1.2    SECTION 4.1: TIMBERLANDS PURCHASE PRICE.

            1.2.1 Section 4.1.2 of the Asset Purchase Agreement is hereby amended as follows:

                  1.2.1.1 By inserting the words "Subject to the last sentence of this paragraph," at the beginning of the first sentence.

                  1.2.1.2 By replacing each instance of the words "standby letter of credit" therein with the words "irrevocable guaranty."

                  1.2.1.3 By inserting the words "and Holdings" at the end of the third sentence.

                  1.2.1.4 By replacing the fourth sentence in its entirety with the following:

     "The interest rate on the Timber Notes shall be a fixed stated rate of interest set forth in the Timber Notes, which shall, as described in the Section entitled "Timber Installment Note" in the LC Commitment Letters, be equal to (x) the interest rate for the "Collateral Notes" described in the Section entitled "Collateral Notes" in the LC Commitment Letters, less (y) the sum of the cost of the irrevocable guaranty and an additional percentage rate intended to cover the cost of administering the Timber Notes during their term; provided that Holdings may elect prior to the Closing Date that the Timber Notes provide for the payment of such interest rate without reduction for the costs of the irrevocable guaranty if and to the extent necessary to insure that the yield on the Timber Notes (as determined in accordance with Internal Revenue Service Regulations as of the Closing Date) is as of the Closing Date at least equal to 4.78%, and in such case Parent shall agree in writing with the Credit Enhancement Bank that it will pay the Credit Enhancement Bank directly the costs of the irrevocable guaranty that are not included in such interest payments."

                  1.2.1.5 By inserting the following sentence at the end of the paragraph:

     "Notwithstanding the foregoing, if for any reason the Credit Enhancement Banks are unwilling or unable to or otherwise do not provide the irrevocable guaranty and related documentation as described in this Section
     4.1.2 on the Closing Date, or if Parent or Holdings has not approved the form and substance of the Timber Notes and the irrevocable guaranty and related documentation on or prior to the Closing (which approval in either case shall not be unreasonably withheld, conditioned, or delayed (it being understood that (x) Holdings shall be deemed to have approved for purposes of this Section 4.1.2 any term or provision that is expressly set forth in the LC Commitment Letters or the form of draft documentation attached hereto as Schedule 4.1(c) (the "Draft Documentation") and (y) Holdings shall be deemed to be reasonable in withholding, conditioning or delaying its consent on account of any term or provision that is not expressly set forth in the LC Commitment Letters or the Draft Documentation only if Holdings reasonably determines such term or provision would have more than a de minimis adverse effect on Holdings and its Subsidiaries (other than Timber LLC), taken as a whole), then Holdings shall in lieu of delivering the Timber Notes pay the balance of the Timberlands Purchase Price in cash at Closing, which cash payment shall be allocated between Parent and Southern in proportion to the relative amounts of the Parent Timberlands Purchase Price and the Southern Timberlands Purchase Price, respectively."

            1.2.2 Section 4.1.3 of the Asset Purchase Agreement is hereby amended by inserting the words "To the extent Timber Notes are issued pursuant to Section 4.1.2," at the beginning of the first sentence.

            1.2.3 Section 4.1 of the Asset Purchase Agreement is hereby amended by inserting the following as a new Section 4.1.4:

                  "4.1.4 Notwithstanding anything to the contrary herein or otherwise, at the Closing and subject to the occurrence of the Closing, Parent will, in addition to other amounts that are expressly stated as payable by Parent in this Agreement or in the LC Commitment Letters, pay in cash to JPMorgan Chase Bank and Lehman Brothers Bank, FSB the amounts set forth on Schedule 4.1.4 to this Agreement in exchange for their execution and delivery of the release and termination letters attached on Schedule
     4.1.4 to this Agreement."

            1.2.4 Schedule 4.1(b) to the Asset Purchase Agreement is hereby amended and replaced in its entirety with the LC Commitment Letters attached to this Amendment as Exhibit A.

            1.2.5 The Schedules to the Asset Purchase Agreement are hereby amended by inserting a new Schedule 4.1(c) consisting of the draft documentation attached to this Amendment as Exhibit B.

            1.2.6 The Schedules to the Asset Purchase Agreement are hereby amended by inserting a new Schedule 4.1.4 consisting of the payment schedule and release and termination letters attached to this Amendment as Exhibit C.

     1.3 SECTION 5.4: CONSENTS TO ASSIGNMENT. Section 5.4 of the Asset Purchase Agreement is hereby amended by inserting the following language at the end of the paragraph:

     "With respect to the specific Contracts, Leases and Governmental Authorizations that are Required Consents, if Parent is unable to obtain consent to the assignment prior to Closing, and Holdings elects in its sole discretion to waive its closing condition under Section 15.1.3 with respect to such consent, then: (a) the Contract, Lease or Governmental Authorization in question shall be deemed a Retained Asset and any obligation or liability arising therefrom shall be excluded from the Assumed Liabilities; (b) Parent shall continue to use its best efforts from and after Closing to obtain all required consent to assignment, and if such consent is ultimately obtained such Contract, Lease or Governmental Authorization shall no longer be a Retained Asset and shall be deemed a transferred Asset, and any obligation or liability arising thereunder from and after the Closing shall not be a Retained Liability, and shall be deemed to be an Assumed Liability, in either case to the same extent as if such Contract, Lease or Governmental Authorization were assigned at Closing (except that any liability or obligation arising out of or in connection with any breach thereof occurring after the Closing and prior to, at, or as a result of, the assignment thereof that is caused by the actions or inactions of Sellers, and any obligation under this Section 5.4 in respect of such Contract, Lease or Governmental Authorization, shall be a Retained Liability and shall not be deemed to be an Assumed Liability); (c) Parent shall bear all costs of obtaining any such consent, and Parent will indemnify Holdings and its Subsidiaries for the aggregate amount of any costs, expenses, losses, or diminution or loss of value resulting from such consent to assignment not having been obtained prior to Closing; and (d) until such time as the consent is obtained, the parties shall use their best efforts to arrange and enter into mirror image purchase and sale arrangements, subleases, sublicenses, service agreements and other work-around arrangements in respect of any Contract or Lease so excluded; PROVIDED that to the extent, despite the exercise of best efforts, such arrangements cannot be entered into or would not place Holdings and its Subsidiaries in substantially the same economic position as if such Contract, Lease or Governmental Authorization were able to be assigned, Parent will indemnify Holdings and its Subsidiaries for the aggregate amount of any costs, expenses, losses, or diminution or loss of value resulting from the exclusion of any such Contract, Lease or Governmental Authorization.

     "Notwithstanding any other provision of this Agreement, (i) Parent does not assume any obligation with respect to obtaining any consents as may be required to assign the Labokay Agreements to a Permitted Affiliate Purchaser that is a disregarded entity for federal income tax purposes (as opposed to a corporation) ("Labokay Consents"), (ii) Parent shall have no obligation with respect to (A) any costs, expenses, losses or diminution or loss of value resulting from any Labokay Consent not having been obtained prior to Closing or (B) any purchase and sales arrangements, subleases, sublicenses, service agreements or other work around arrangements in connection with the failure to obtain any Labokay Consent, and (iii) if the Labokay Agreements are not transferred at Closing but are assigned thereafter, then upon such assignment the Labokay Agreements shall not be a Retained Asset and shall be deemed a transferred Asset, and any obligation or liability arising thereunder from and after the Closing shall not be a Retained Liability, and shall be deemed to be an Assumed Liability, in either case to the same extent as if the Labokay Agreements were assigned at Closing (except that any liability or obligation arising out of or in connection with any breach thereof occurring after the Closing and prior to, at, or as a result of, the assignment thereof to Timber Co. or Louisiana Purchase Corporation that is caused by the actions or inactions of Sellers, and any obligation under this Section 5.4 in respect of the Labokay Agreements, shall be a Retained Liability and shall not be deemed to be an Assumed Liability).

     "In the event that Holdings is able to obtain the Labokay Consents, it shall give notice of such fact to Parent. If such notice is not received by Parent by 5:00 p.m. CDT on Monday, October 25, 2004, then (a) Southern shall assign, at Closing, the Labokay Agreements to Timber Co. or to a corporation (the "Louisiana Purchase Corporation") to be formed by Holdings that will be a wholly owned direct or indirect Subsidiary of Timber Holdings, (b) Parent and Southern shall, at Closing, convey, assign, and transfer the remainder of their Louisiana Timberlands to Timber Co. or Louisiana Purchase Corporation, and (c) Timber Co. or Louisiana Purchase Corporation, as applicable, shall assume, at Closing, the Assumed Liabilities in respect of the Labokay Agreements and the other transferred Louisiana Timberlands, in each case in accordance with the terms of this Agreement. If the transfer is to Louisiana Purchase Corporation, Holdings shall cause Louisiana Purchase Corporation to form two wholly owned bankruptcy remote Subsidiaries which are disregarded entities for federal income tax purposes, and such Subsidiaries shall issue the portion of the Timber Notes which are attributable to the Timberlands transferred by Parent and Southern to Louisiana Purchase Corporation. Parent and Southern and Holdings shall reasonably cooperate with each other in order to cause the arrangements contemplated by the LC Commitment Letters to accommodate the foregoing structural changes."

     1.4 SECTION 6.3: EQUITY AGREEMENTS. The form of stockholders agreement set forth in Schedule 6.3 to the Asset Purchase Agreement is hereby amended as follows:

            1.4.1 By, in the first sentence of Section 7.1, inserting the following language at the end of clause (i): "and the payment of the proceeds of such liquidation or dissolution to Boise Sub and FPH."

            1.4.2 By, in the first sentence of Section 7.1, inserting the following language at the end of clause (ii): "(provided that thereafter this Agreement shall nevertheless remain in full force and effect with respect to the provisions of Section 8.13 and all related definitions and provisions to the extent necessary or desirable to give effect to Section 8.13 until the Boise Sub Holders cease to hold any Series A Common or the occurrence of an event described in clauses (i), (iii), (iv), or (v) of this sentence)."

            1.4.3   By inserting the following as a new Section 8.13(d) thereof:

                    "(d) Notwithstanding the foregoing, in the event Timber Holding Co. directly or indirectly transfers all or substantially all of the Timberlands at any time prior to the payment in full and termination of the senior credit facility to which Boise Cascade, L.L.C. is a party and the notes issued under the high-yield indenture to which Boise Cascade, L.L.C. is a party, then Timber Holding Co. may elect to distribute a portion of the proceeds from such sale to FPH and Boise Sub. Such a distribution may be accomplished by (A) a distribution from Timber Holdings Co. to FPH and Boise Sub, or (B) a liquidation of Timber Holding Co., and in either case the proceeds Timber Holding Co. elects to distribute shall be allocated among the Series A Common and Series B

     Common held by FPH and Boise Sub as a liquidating distribution pursuant to the terms of Timber Holding Co.'s certificate of incorporation.

     "Upon any such distribution, if there are Optional Reinvestable Proceeds, then:

     "(I) Boise Sub will have the option to retain an amount of proceeds equal to the lesser of (x) the aggregate Series A Per Share Value of all Series A Common held by Boise Sub (the "Series A Value") and (y) the Optional Reinvestable Proceeds (the lesser of (x) and (y), the "Series A Retainable Proceeds"), but will have the option to invest a portion of the Series A Retainable Proceeds in Series A Common Units of Operating Holding Co. in an amount equal to the lesser of the Series A Retainable Proceeds and the Optional Reinvestment Amount; and

     "(II) if the Series B Optional Reinvestment Amount is greater than zero, then (x) FPH will invest in Series B Common Units of Operating Holding Co. an amount equal to the Series B Optional Reinvestment Amount multiplied by a fraction, the numerator of which is the total sale proceeds distributed to FPH, and the denominator of which is the total sale proceeds distributed to FPH and Boise Sub in respect of their Series B Common; and (y) Boise Sub will invest in Series B Common Units of Operating Holding Co. (at the same price per unit as paid by FPH under clause (x) above) an amount equal to the Series B Optional Reinvestment Amount multiplied by a fraction, the numerator of which is the total sales proceeds distributed to Boise Sub in respect of its Series B Common, and the denominator of which is the total sale proceeds distributed to FPH and Boise Sub in respect of their Series B Common.

     "Upon any such distribution, if there is a Mandatory Reinvestment Amount, then:

     "(A) if the Series A Value is greater than the Optional Reinvestable Proceeds (or if there are no Optional Reinvestable Proceeds), then Boise Sub will invest in Series A Common Units of Operating Holding Co. an amount equal to the Mandatory Reinvestment Amount multiplied by a fraction, the numerator of which is the total sale proceeds distributed to Boise Sub in respect of its Series A Common (less the Series A Retainable Proceeds, if any), and the denominator of which is the total sale proceeds distributed to FPH and Boise Sub (less the Series A Retainable Proceeds, if any);

     "(B) FPH will invest in Series B Common Units of Operating Holding Co. an amount equal to the Mandatory Reinvestment Amount multiplied by a fraction, the numerator of which is the total sale proceeds distributed to FPH, and the denominator of which is the total sale proceeds distributed to FPH and Boise Sub (less the Series A Retainable Proceeds, if any); and

     "(C) Boise Sub will invest in Series B Common Units of Operating Holding Co. (at the same price per unit as paid by FPH under clause (B) above) an amount equal to the Mandatory Reinvestment Amount multiplied by a fraction, the numerator of which is the total sale proceeds distributed to Boise Sub in respect of its Series B Common, and the denominator of which is the total sale proceeds distributed to FPH and Boise Sub (less the Series A Retainable Proceeds, if any).

     "The "Mandatory Reinvestment Amount" shall be equal to the sum, without duplication, of: (i) if Boise Cascade L.L.C. is required under the terms of its senior credit facility to pay to its lenders any portion of the proceeds from the sale of Timberlands over and above amounts of debt otherwise repaid by Timber Holding Co. and its Subsidiaries, the amount of such excess requirement, PLUS (ii) any other proceeds from the sale of Timberlands distributed to FPH and Boise Sub that pursuant to the terms of the high-yield indenture to which Boise Cascade L.L.C. is a party may not be distributed to the shareholders of Timber Holding Co. without reinvestment thereof by such shareholders in Operating Holding Co.

     "The "Optional Reinvestable Proceeds" shall be equal to any proceeds from the sale of Timberlands distributed to FPH and Boise Sub over and above any Mandatory Reinvestment Amount; provided that the Optional Reinvestable Proceeds shall be reduced by the aggregate federal and state income taxes payable in respect of the total sale proceeds distributed to FPH and Boise Sub.

     "The "Optional Reinvestment Amount" shall be equal to, if Boise Cascade L.L.C. is permitted to repurchase or redeem any notes under the terms of its high-yield indenture with any portion of the Optional Reinvestable Proceeds, the amount of such proceeds that FPH determines shall be used to repurchase or redeem such notes.

     "The "Series B Optional Reinvestment Amount" shall mean the lesser of (x) the excess, if any, of the Optional Reinvestable Proceeds over the Series A Value, and (y) the Optional Reinvestment Amount minus the amount, if any, elected to be invested by Boise Sub under clause (I) above."

     1.5 SECTION 7.1. Section 7.1 to the Asset Purchase Agreement is hereby amended by inserting the following language at the end of the paragraph:

     "If Timber Notes are issued pursuant to Section 4.1.2, the Timber Notes shall have an aggregate issue price (within the meaning of Code Sections 1271-1275 and the Treasury regulations thereunder) at Closing that is not less than the non-cash portion of the Timberlands Purchase Price."

     1.6 SECTION 8.7: CAPITAL STRUCTURE. Schedule 8.7 to the Asset Purchase Agreement is hereby amended and replaced in its entirety with the structure chart attached to this Amendment as Exhibit D.

     1.7 SECTION 8.8.1: FINANCIAL CAPABILITY REP. Section 8.8.1 of the Asset Purchase Agreement is hereby amended by replacing clause (ii) in its entirety with the following:

     "(ii) either acquire the Collateral Notes as provided for in the arrangements described in the LC Commitment Letters or pay the balance of the Timberlands Purchase Price in cash, as described in Section 4.1."

     1.8 SECTION 10.3: EFFORTS TO ACHIEVE CLOSING. Section 10.3 of the Asset Purchase Agreement is hereby amended by replacing the words "Outside Date" in the lead-in paragraph with the words "Closing Date."

     1.9 SECTION 10.11: EXCLUSIVITY. Section 10.11 of the Asset Purchase Agreement is hereby amended by deleting the second full paragraph in its entirety.

     1.10   SECTION 10.15: ASSIGNMENT OF TIMBERLANDS PURCHASE RIGHTS. Section
10.15 of the Asset Purchase Agreement is hereby amended as follows:

            1.10.1 By, in the first sentence of the lead-in paragraph, inserting the words "(or its Permitted Affiliate Purchasers that are, except for Louisiana Purchase Corporation as described in Section 5.4, wholly owned Subsidiaries of Timber Co. that are disregarded entities for federal income tax purposes)" after the words "to Timber Co.".

            1.10.2 By, in the second sentence of the lead-in paragraph, inserting the words "(and its Permitted Affiliate Purchasers other than Timber
LLC)" after the words "release Timber Co.".

            1.10.3 By, in clause (i) of Section 10.15.2, adding the words "(or its Permitted Affiliate Purchasers that are, except for Louisiana Purchase Corporation as described in Section 5.4, wholly owned Subsidiaries of Timber Co. that are disregarded entities for federal income tax purposes)" after the words "to Timber Co.".

            1.10.4 By, in the last sentence of Section 10.15.2, adding the words "(or its Permitted Affiliate Purchasers that are, except for Louisiana Purchase Corporation as described in Section 5.4, wholly owned Subsidiaries of Timber Co. that are disregarded entities for federal income tax purposes)" after the words "to Timber Co.".

            1.10.5  By inserting the following as a new Section 10.15.4:

                   "10.15.4. Notwithstanding the foregoing, the provisions of this Section 10.15 shall only apply in the event Timber Notes are issued at the Closing pursuant to Section 4.1.2."

     1.11 SECTION 10.16: COOPERATION CONCERNING TIMBER NOTES. Section 10.16 of the Asset Purchase Agreement is hereby amended by inserting the following language at the end of the paragraph:

     "In connection with the foregoing, Holdings will make its officers, personnel and advisors available as reasonably requested by Parent; will respond to inquiries, requests, and proposed documentation reasonably promptly after receipt thereof; and will otherwise reasonably cooperate with Parent in connection with Parent's efforts to obtain the arrangements described in the LC Commitment Letters by the Closing Date, including by executing such documents as may be reasonably required in connection therewith that are mutually satisfactory to Parent and Holdings as described in Section 4.1.2.

     "Notwithstanding the foregoing, Parent's ability to obtain the credit enhancement provided for in the arrangements called for in the LC Commitment Letters and the Tax treatment thereof shall not be conditions to the Sellers' obligations at the Closing, and nothing in this Section 10.16 shall be construed to create any condition to the Sellers' obligations at the Closing. Pursuant to the last sentence of Section 4.1.2, if the arrangements called for in the LC Commitment Letters are not available on the Closing Date, Holdings will deliver the Timberlands Purchase Price in cash as set forth therein."

     1.12 SECTION 11.8: SEVERANCE AND RETENTION OBLIGATIONS. Section 11.8 is hereby amended by inserting the following language between the second and third sentences of such section:

     "Holdings may at any time prior to the payment of bonuses under the 2004 Retention Bonus Plan give written notice to Parent (the "BONUS ADVANCE NOTICE"), specifying (a) the names of Transferred Employees covered by the 2004 Retention Bonus Plan who desire to acquire securities of Holdings and to use all or any portion of their anticipated bonus award under the 2004 Retention Bonus Plan to pay the purchase price for such securities (each, an "ADVANCED EMPLOYEE"), (b) with respect to each such Advanced Employee, the amount of the bonus (which amount may not be larger than the aggregate bonus amount to be awarded to such Advanced Employee under the terms of the 2004 Retention Bonus Plan, as described on Schedule D-18 of Parent's Disclosure Memorandum) that (after reduction for anticipated income taxes payable upon the receipt of such bonus) will be used by such Advanced Employee to purchase Holdings securities (such amount, prior to reduction for anticipated taxes, such Advanced Employee's "GROSS ADVANCED BONUS AMOUNT"), (c) with respect to each Advanced Employee the amount of anticipated income taxes payable upon receipt of the Gross Advanced Bonus Amount (such Advanced Employee's "ANTICIPATED TAXES AMOUNT"), and (d) with respect to each Advanced Employee, an amount equal to the Gross Advanced Bonus Amount less the Anticipated Taxes Amount (the "NET ADVANCED BONUS AMOUNT"). Parent shall be entitled to rely upon the Bonus Advance Notice as evidence that the applicable Advanced Employee has consented to the payment to Holdings described in the next paragraph.

     "Upon Holdings' delivery of the Bonus Advance Notice to Parent, Parent will, on or prior to the closing of Holdings' issuance of securities to each Advanced Employee, (A) pay the Net Advanced Bonus Amount for such Advanced Employee in cash to Holdings on behalf of such Advanced Employee, and (B) with respect to the Anticipated Taxes Amount for such Advanced Employee, either withhold the entire amount for payment to the relevant taxing authorities or withhold the statutorily required amount and pay the excess to such Advanced

     Employee; provided, however, that Parent shall not be obligated to make any payments or advance any amounts hereunder to the extent that Parent reasonably determines that such payments or advances could, either alone or in combination with another event, result in the payment to any Transferred Employee of an "excess parachute payment" within the meaning of Section 280G of the Code, unless the Transferred Employee to whom the advance is made agrees to indemnify Parent against any liabilities to which Parent may be subject relating to excess parachute payments within the meaning of
     Section 280G of the Code as a result of such advance. The amounts payable to any Advanced Employee under the 2004 Retention Bonus Plan will be reduced dollar-for-dollar by such Advanced Employee's Gross Advanced Bonus Amount, and any amounts payable under the 2004 Retention Bonus Plan that are not Gross Advanced Bonus Amounts shall be payable to the Transferred Employees by Parent when due pursuant to the terms of the 2004 Retention Bonus Plan.

     "If any Advanced Employee ceases to be employed by Holdings and its Subsidiaries, Holdings shall promptly provide notice of such event to Parent, which notice shall include the name of the Advanced Employee and information regarding the circumstances of such Advanced Employee's termination. If Parent reasonably determines that such Advanced Employee would not have been entitled to receive the Gross Advanced Bonus Amount pursuant to the terms of the 2004 Retention Bonus Plan had such amount not been advanced, then Parent will provide notice of such determination to Holdings and, within 15 days of such notice, Holdings shall pay to Parent in cash the Gross Advanced Bonus Amount in respect of such Advanced Employee."

     1.13 SECTION 14.1: CLOSING. Section 14.1 of the Asset Purchase Agreement is hereby amended and restated in its entirety as follows:

                   "14.1 CLOSING. Subject to satisfaction or waiver (in writing by the party entitled to waive satisfaction of such condition) of the conditions specified herein, the Closing shall occur at 9:00 a.m. MDT on October 29, 2004, at (x) in the case of matters relating to real property, the offices of Parent, 1111 West Jefferson Street, Boise, Idaho 83728-0001, and (y) in the case of all other matters, the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, or in either case at such other time and place as Purchaser and Parent mutually agree upon in writing. If Closing does not occur on such date, or any other date agreed upon by the parties, because one or more conditions precedent are not satisfied or waived in writing by the party entitled to waive satisfaction of such condition, then in such event the Closing shall be delayed to a later date agreed upon by the parties. The date and time at which the Closing occurs shall be the "Closing Date.""

     1.14 SECTION 14.2.5: TERMINATION. Section 14.2.5 of the Asset Purchase Agreement is hereby deleted and replaced in its entirety with "[Reserved].".

     1.15 SECTION 14.3.1: EFFECT OF TERMINATION. Section 14.3.1 of the Asset Purchase Agreement is hereby deleted in its entirety.

     1.16 ARTICLE 15: HOLDINGS CONDITIONS TO CLOSING. Article 15 of the Asset Purchase Agreement is hereby amended as follows:

            1.16.1  By replacing 15.1.10 in its entirety with the following:

                   "15.1.10. AMENDED PAPER SALES AGREEMENT. Parent and Boise Office Solutions shall have assigned the BOS Paper Sales Agreement to Boise White Paper, L.L.C., and, immediately upon such assignment, Parent (to be renamed OfficeMax Incorporated), Boise Cascade Office Products Corporation (to be renamed OfficeMax Contract, Inc.), OfficeMax, Inc. (to be renamed OfficeMax Retail, Inc.), and Boise White Paper, L.L.C. shall have executed and delivered to the other parties thereto the Amended Paper Sales Agreement, and the Amended Paper Sales Agreement shall be in full force and effect."

            1.16.2  By deleting the last sentence of Section 15.1.11.

            1.16.3  By deleting Section 15.1.17 in its entirety.

            1.16.4  By inserting the following as a new Section 15.2:

                   "15.2   PARENT UNDERWRITING OF HOLDINGS CONDITIONS TO
     CLOSING. In the event any of Holdings' conditions to Closing set forth in
     Section 15.1 (other than the conditions in Sections 15.1.1 and 15.1.2 (which are governed by Article 17), Section 15.1.3 (which is governed by Section 5.4), Section 15.1.4, Section 15.1.5, Section 15.1.8, and the first sentence of Section 15.1.11) has not been satisfied as of the Closing Date, and Holdings elects in its sole discretion to waive such closing condition, then: (a) Parent shall continue to use its commercially reasonable efforts from and after Closing to cause such condition to become satisfied, and (b) Parent shall bear all costs of causing such condition to become satisfied, and Parent will indemnify Holdings and its Subsidiaries for the aggregate amount of any costs, expenses, losses, or diminution or loss of value resulting from such condition not having been satisfied as of the Closing."

     1.17 ARTICLE 16: PARENT CONDITIONS TO CLOSING. Article 16 of the Asset Purchase Agreement is hereby amended as follows:

            1.17.1 By replacing Section 16.1.5 in its entirety with the word "[Reserved].".

            1.17.2 By replacing Section 16.1.6.5 in its entirety with the following:

                   "16.1.6.5 TIMBERLANDS PURCHASE PRICE. The Timber Notes and the irrevocable guaranty called for in Section 4.1.2 hereof, or in lieu thereof payment of the balance of the Timberlands Purchase Price in cash as set forth in Section 4.1.2;"

            1.17.3  By deleting Section 16.1.7 in its entirety.

     1.18 Section 18.2: Amended Paper Sales Agreement. Section 18.2 of the Asset Purchase Agreement is hereby amended and restated in its entirety as follows:

                   ""18.2 Immediately prior to Closing, Parent shall assign its rights and obligations under the BOS Paper Sales Agreement to Boise White Paper, L.L.C., and, immediately upon such assignment, Parent (to be renamed OfficeMax, Inc.) shall and shall cause Boise Cascade Office Products Corporation (to be renamed OfficeMax Contract, Inc.) and OfficeMax, Inc. (to be renamed OfficeMax Retail, Inc.) to execute and deliver to Boise White Paper, L.L.C. an Amended Paper Sales Agreement in form and substance substantially similar to the form attached as Schedule 18.2 (the "Amended Paper Sales Agreement"), which Amended Paper Sales Agreement shall amend and restate the BOS Paper Sales Agreement in its entirety."

     1.19 SECTION 19.3: ASSIGNMENT. Section 19.3 of the Asset Purchase Agreement is hereby amended by inserting the following new paragraph at the end of the section:

                   "In addition to the foregoing, at any time within 15 months after the Closing Holdings and its Subsidiaries may, without the consent of the Sellers, assign their rights under this Agreement relating to the Timberlands and the Timberlands Business to one (but not more than one) purchaser in connection with any sale of all or any portion of the Timberlands (including by direct transfer of Timberlands or by indirect transfer of one or more entities holding Timberlands). Upon any such assignment by Holdings, such purchaser shall have the benefit of all representations, warranties, and covenants of the Sellers under this Agreement (including representations and warranties contained in the Deeds) relating to the Timberlands and the Timberlands Business (subject to the last sentence of this paragraph and to all limitations on the exercise of rights relating thereto set forth in this Agreement) as if such purchaser were a Permitted Affiliate Purchaser thereof under this Agreement, including the right to indemnification as a Holdings Indemnified Party under Article 17 in connection therewith. In connection with any such assignment, the Sellers shall execute such assignment documents as reasonably requested by Holdings in order to evidence the purchaser's rights under this Agreement in accordance with the provisions hereof. Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, prior to any such transfer of Timberlands, Holdings may disclose to any prospective purchaser of any or all of the Timberlands confidential information relating to title, survey, and inventory matters concerning the Timberlands proposed to be purchased, so long as Holdings informs such prospective purchaser of the confidential nature of such information and of the obligations in respect thereof under the Confidentiality Agreement.

     The rights of assignment provided for in this Section 19.3 and the rights of any such assignee hereunder shall not be construed in any manner so as to (i) increase the liabilities of Parent or Sellers under this Agreement,
     (ii) increase or change the
     remedies available with respect to any breach of any provision hereof,
     (iii) permit any duplication of recovery as to Losses, or (iv) solely with respect to the rights of assignment provided for in Section 19.3(c) or to a purchaser of Timberlands in the immediately preceding paragraph, permit any further assignment by such assignee of any rights under this Agreement without the prior written consent of Parent."

ARTICLE 2   EFFECTIVENESS OF AMENDMENT.

     2.1 EFFECTIVENESS. Pursuant to Section 19.2 of the Asset Purchase Agreement, this Amendment will be valid, binding, and effective against Holdings and the Sellers when it has been executed by each of Holdings and Parent.

     2.2 CONTINUING EFFECT. Except as expressly amended or modified by this Amendment, the provisions of the Asset Purchase Agreement will continue in full force and effect.

ARTICLE 3   MISCELLANEOUS

     3.1 GOVERNING LAW. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     3.2 COUNTERPARTS. This Amendment may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original, and all of which shall constitute one and the same Amendment.

     3.3 HEADINGS. The heading references herein are for convenience purposes only, do not constitute a part of this Amendment and shall not be deemed to limit or affect any of the provisions hereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have caused this amendment to be signed as of the date first set forth above.


BOISE CASCADE CORPORATION


By  /s/ John W. Holleran
    ------------------------
Title  Senior Vice President
       and General Counsel
       ---------------------


FOREST PRODUCTS HOLDINGS, L.L.C.

By:  Madison Dearborn Capital Partners IV, L.P.
Its: Managing Member

By:  Madison Dearborn Partners IV, L.P.
Its: General Partner

By:  Madison Dearborn Partners, L.L.C.
Its: General Partner


By:  /s/ Samuel M. Mencoff
     -----------------------
Its: Co-President
     -----------------------

                                                                       EXHIBIT A

                        REPLACEMENT LC COMMITMENT LETTERS

See attached.

                                                                       EXHIBIT B

                          DRAFT GUARANTY DOCUMENTATION

See attached.

                                                                       EXHIBIT C

                                PAYMENT TO BANKS

JP Morgan Chase Bank                $  8,250,000
Lehman Brothers Bank, FSB           $  8,250,000

                         RELEASE AND TERMINATION LETTERS

See attached.

                                                                       EXHIBIT D

                           REPLACEMENT STRUCTURE CHART

See attached.

                            ASSET PURCHASE AGREEMENT

                  This Agreement is made and entered into as of this 26th day of July, 2004, by and among Boise Cascade Corporation, a Delaware corporation ("Parent"), Boise Southern Company, a Louisiana general partnership ("Southern"), Minidoka Paper Company, a Delaware corporation ("Minidoka") (collectively, "Sellers" and, individually, a "Seller") and Forest Products Holdings, L.L.C., a Delaware limited liability company ("Holdings") and Boise Land & Timber Corp., a Delaware corporation and indirect wholly-owned Subsidiary of Holdings ("Timber Co.").

                                 R E C I T A L S

                  WHEREAS Sellers own, directly or through certain Subsidiaries and Affiliates, certain business operations in which they own and operate timberlands, convert timber produced on such lands and timber grown on the lands of others to paper products, packaging and newsprint products and building products and sell and distribute paper products, packaging and newsprint products and building products;

                  WHEREAS Holdings and certain Permitted Affiliate Purchasers have agreed with Sellers to purchase the paper operations, packaging and newsprint operations and building products manufacturing and distribution operations of Parent and its Subsidiaries, including their headquarters operations which manage and administer their paper, packaging and newsprint, building products manufacturing and distribution, and timberlands businesses; and

                  WHEREAS Timber Co. has agreed with certain of the Sellers to purchase the Timberlands (as hereinafter defined) and such Sellers have agreed to accept the Timber Notes in partial payment of the purchase price for the Timberlands;

                  NOW THEREFORE, the parties do hereby agree as follows:

ARTICLE 1         DEFINED TERMS

         1.1 DEFINITIONS. The terms set forth below shall have the meaning indicated below whenever used in this agreement:

"Accounting Principles" means GAAP, applied in a manner consistent with the accounting practices and procedures used in the preparation of the Historical Financial Statements.

"Accounts Receivable" means the obligations to make payment to any of Sellers or any of their Retained Subsidiaries by all Persons who have purchased products or services in the operation of the Business prior to Closing, including Trade Intercompany Accounts. Accounts Receivable does not include any such receivables which have been sold by Parent to its receivables securitization facility; provided that Parent shall cease making sales of its receivables generated by the Business to its receivables securitization facility not less than 45 days prior to the date set for Closing.

"ABO" shall have the meaning given it in Section 11.4.2.1.

"Accumulated Benefit Obligation" means such term as defined under Statement of Financial Accounting Standards No. 87.

"Additional Consideration Agreement" means the agreement bearing such title between Parent and Holdings provided for in Section 3.5.

"Additional Financial Statements" shall have the meaning given it in Section 10.13.

"Affiliates" means, with respect to any Person, any Persons directly or indirectly controlling, controlled by or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purpose of this definition, "control" means (i) the ownership or control of 50% or more of the equity interest in any Person, or (ii) the ability to direct or cause the direction of the management or affairs of a Person, whether through the direct or indirect ownership of voting interests, by contract or otherwise.

"Allocation" shall have the meaning given it in Section 3.4.

"Amended Paper Sales Agreement" means the agreement between Parent (to be assigned to Holdings at Closing) and Boise Office Solutions to be entered into as of the Closing pursuant to Section 18.2.

"Ancillary Agreements" means, with respect to any party, each additional agreement which such party or any of such party's Subsidiaries is obligated to enter into pursuant to the terms of this agreement, including, without limitation, the Shareholder Agreements, the Additional Consideration Agreement, the Amended Paper Sales Agreement, the Mutual Administrative Services Agreement, the Timber Notes, and the Aviation Services Agreements.

"Assets" means all of the assets owned (including all leasehold and licensee interests in any assets leased or licensed) by any of Sellers or any of the Retained Subsidiaries and (a) located at any of the Facilities or the Timberlands, or (b) exclusively or primarily related to, or used exclusively or primarily in, the conduct of the Business, whether tangible or intangible, real or personal, including the Transferred Cash, the Realty, Timberlands, Leases, Fixtures and Equipment, Inventory, Accounts Receivable, Contracts, Permits and Licenses, Parent Intellectual Property, IP Licenses, the Boise Marks, Transferred Records, stock of the Transferred Subsidiaries, and Miscellaneous Assets. Notwithstanding the foregoing, the "Assets" do not include any of the Retained Assets.

"Assumed Liabilities" means the liabilities and obligations of Sellers to be assumed by Holdings or a Permitted Affiliate Purchaser pursuant to Section 5.1.

"Audited Financial Statements" shall have the meaning given it in Section 10.13

"Auditor Consent Letter" shall have the meaning given it in Section 10.13.

"Aviation Services Agreements" means the agreements between Holdings and Parent relating to operation and cost sharing for the Business's aviation operations after Closing, in form and substance substantially similar to that set forth on Schedule D-1A and D-1B.

"Boise Marks" means (i) the trade names Boise, Cascade, Boise Cascade, and combinations of such names with other words and phrases, including, without limitations, the trademarks and business descriptions Boise Building Solutions and Boise Paper Solutions; (ii) Parent's tree in a circle logo, and its "Boise" logo; and (iii) Parent's New York Stock Exchange trading symbol, BCC, and all rights related to the assets described in clauses (i) - (iii) foregoing.

"Boise Office Solutions" means Boise Cascade Office Products Corporation, a Delaware corporation, and OfficeMax, Inc., an Ohio corporation, and their respective direct and indirect Subsidiaries to the extent engaged in the office products distribution business conducted by such parties, and in each case shall include such Person as the name thereof may be changed after Closing after giving effect to the covenants of Parent in Section 10.6 hereof.

"BOS Paper Sales Agreement" means the agreement titled Paper Purchase Agreement Term Sheet dated April 28, 2004, between Parent and Boise Office Solutions.

"Business" means the forest products and paper manufacturing and distribution businesses that have been conducted by Sellers and their Subsidiaries prior to the Closing, including, without limitation: (1) their timberlands operations;
(2) their paper manufacturing, conversion, distribution and sales operations;
(3) their building solutions manufacturing and conversion operations; (4) their building solutions distribution and sales operations, (5) their packaging and newsprint manufacturing, conversion, distribution and sales operations, (6) Parent's aviation operations (other than as specifically included in Retained Assets), (7) all business activities currently conducted at the facility locations set forth on Schedule D-2, (8) all business activities contemplated as part of the business to be sold as depicted in the Historical Financial Statements and the management presentations delivered by Parent and its management to Holdings and its Affiliates, (9) their transportation operations; and (10) the Transferred Headquarters Operations. For greater certainty, the "Business" does not include: (a) any portion of the operations described in the immediately preceding sentence that was sold, transferred, discontinued or terminated prior to the date hereof; (b) Boise Office Solutions, (c) any line of business of Parent or its Retained Subsidiaries not described in the preceding sentence, including any such line of business that was sold, transferred, discontinued or terminated prior to the date hereof, (d) the architectural products business division of Parent and its Subsidiaries, or (e) any of the Excluded Staff Functions.

"Cap" means two hundred forty-eight million nine hundred thousand dollars ($248,900,000).

"CERCLA" shall have the meaning given it in Section 17.9.

"Chosen Courts" shall have the meaning given it in Section 19.11.

"Closing" means the simultaneous conveyance of the Assets to Holdings or its designated Permitted Affiliate Purchasers by Sellers, payment by Holdings to Sellers of the Non-Timber Purchase Price and the cash portion of the Timberlands Purchase Price, issuance of the Timber Notes, Reinvestment by Parent or one of its Subsidiaries in Operating Holding Co. and by Parent Sub in Timber Co., and delivery by the parties of the other items called for in this Agreement at "Closing".

"Closing Balance Sheet" means the consolidated balance sheet for the Operating Units to be prepared by Holdings pursuant to Section 4.2.1.

"Closing Date" shall have the meaning given it in Section 14.1.

"Closing Net Working Capital" means the Net Working Capital of the Operating Units, determined in accordance with the Accounting Principles, as of immediately prior to Closing (but assuming consummation of the transactions contemplated hereby).

"Closing Statement" shall have the meaning given it in Section 4.2.1.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Commitment Letters" shall have the meaning given it in Section 8.8.

"Company Superior Proposal" shall have the meaning given it in Section 10.11.

"Company Takeover Proposal" shall have the meaning given it in Section 10.11.

"Confidential Information" shall have the meaning given it in Section 19.18.

"Confidentiality Agreement" shall mean the letter agreement dated January 21, 2004, between Madison Dearborn Partners, Inc. and Goldman, Sachs & Co. on behalf of Parent.

"Consent" shall mean any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to any Person, including any Governmental Authority, including those identified pursuant to Sections 7.3, 7.14, and 7.15.

"Contracts" means all agreements, contracts, timber deeds, cutting contracts, purchase orders, refund and other arrangements, IP Licenses, incentive agreements, commitments, collective bargaining agreements, and other agreements to which any of the Sellers or any of their respective Subsidiaries are a party or to which any of the Assets are subject, and which are related to the Business, except to the extent included in the Retained Assets.

"Credit Enhancement Banks" means one or more banks selected by Timber Co. with the consent of Parent (such consent not to be unreasonably withheld) to provide the standby letters of credit required by Section 4.1 hereof as credit enhancement for the Timber Notes.

"Current Assets" means, with respect to the Operating Units, as of any date, the amounts (other than cash or cash equivalents) required to be recorded as current assets on a balance sheet for the

Operating Units prepared in accordance with the Accounting Principles and as set forth on Schedule D-3.

"Current Liabilities" means, with respect to the Operating Units, as of any date, the amounts required to be recorded as current liabilities on a balance sheet for the Operating Units prepared in accordance with the Accounting Principles and as set forth on Schedule D-3.

"Debt Commitment Letters" shall have the meaning given it in Section 8.8.

"Deductible" means twenty million seven hundred thousand dollars ($20,700,000).

"Deeds" shall have the meaning given it in Section 9.2.

"Defined Contribution Plans" means the Boise Cascade Corporation Savings and Supplemental Retirement Plan, the Boise Cascade Corporation Retirement Savings Plan, and the Boise Cascade Corporation Qualified Employee Savings Trust.

"Disclosed" means, with respect to Parent and where referenced in any representation, warranty, covenant, or agreement of Parent herein, a specific disclosure made by Parent to Holdings contained in Parent's Disclosure Memorandum, and, with respect to Holdings and where referenced in any representation, warranty, covenant, or agreement of Holdings herein, a specific disclosure made by Holdings to Parent in Holdings' Disclosure Memorandum, in each case with specific identification of the representation, warranty, covenant or agreement for which such disclosure is made.

"Disclosure Memorandum" means, in respect of each of Parent or Holdings, the memorandum delivered by such party of even date herewith providing specific Disclosures referred to in this Agreement.

"Elections" means, with respect to the Transferred Subsidiaries, the elections to be made by Sellers and Holdings, or a Permitted Affiliate Purchaser, pursuant to Section 338(h)(10) of the Code, as described in Section 12.1 hereof.

"Employees" means all persons employed by any of Sellers or any of their respective Subsidiaries whose duties are wholly or primarily related to or involved in the conduct of the Business. Employees does not include persons assigned exclusively or primarily to the Excluded Staff Functions nor does it include the specific additional individuals listed in Schedule D-4.

"Encumbrance" shall mean Financial Encumbrances, easements, covenants, use restrictions, zoning restrictions and other third-party rights affecting any Asset.

"Environmental Assessment" has the meaning given it in Section 9.3.

"Environmental Deductible" means five million dollars ($5,000,000).

"Environmental Law" shall mean any applicable federal, state, local, common or foreign law, statute, ordinance, rule, regulation, code, order, judgment, decree, injunction or other legal requirement relating to (i) the protection of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, protection, release or disposal of, hazardous materials, substances or wastes, or workplace safety or health, in each case as the same may be in effect from time to time on or prior to the Closing Date; PROVIDED that for purposes of clauses (A), (B), (C), (F) and (G) of the definition of "Retained Environmental Liabilities," "Environmental Law" shall include all of the foregoing legal requirements as the same may be in effect from time to time prior to, on, or after the Closing Date.

"Equipment Leases" means all leases held by either of the Sellers or any of the Retained Subsidiaries as lessee of Fixtures and Equipment, except to the extent included in the Retained Assets.

"Equity Commitment Letter" shall have the meaning given it in Section 8.8.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means any entity that, together with Parent or any of its subsidiaries, is treated as a single employer under Section 414 of the Code.

"Estimated Non-Timber Purchase Price" shall have the meaning given it in Section 4.2

"Excluded Staff Functions" means the staff functions in Parent's Headquarters Facility which are listed in Schedule D-5.

"Facility" means any discrete location owned, leased or licensed by Sellers or any of their Subsidiaries related to or in connection with the conduct of the Business, including the locations set forth on Schedule D-2, but excluding any Retained Assets. When the term Facility is combined with a geographic location, it is intended to refer solely to the specific Facility at such geographic location. Headquarters Facility means Parent's headquarters building at 1111 West Jefferson Street, Boise, Idaho and the additional properties owned or leased by it in the immediate vicinity thereof.

"Facility Leases" means all leases of real property in respect of any Facility.

"Financial Encumbrances" means liens, charges, mortgages, security interests, encumbrances, or other interests or rights in any portion of the Assets which subject such Asset to payment of any obligation or which relate to claims and litigation included in the Assumed Liabilities; PROVIDED that "Financial Encumbrances" shall not include (a) the lien for property Taxes not yet due and payable, and (b) mechanics, materialman's, and warehouseman's liens and other similar statutory liens arising in the ordinary course of the conduct of the Business which are not yet perfected because payment of the amount secured is not due.

"Fixtures and Equipment" means all furniture, fixtures, furnishings, machinery, vehicles, equipment (including computer hardware, computer terminals, network servers, and research and development equipment) and other tangible personal property owned by any of Sellers or the Retained Subsidiaries and that are (a) located at any of the Facilities or the Timberlands or (b) exclusively or primarily related to, or used exclusively or primarily in the conduct of, the Business, in each case except to the extent included in the Retained Assets.

"Former Facility" means a facility or property previously owned or operated by any of Sellers or any of their respective Subsidiaries or their respective predecessors in the conduct of the Business, other than the Facilities.

"Former Timberlands" means any real property owned or operated at any time prior to Closing by any of Sellers or any of their respective Subsidiaries or their respective predecessors for the purpose of growing and harvesting timber, which is not included in the Timberlands due to the prior sale or transfer of such lands.

"GAAP" means United States generally accepted accounting principles, consistently applied.

"Governmental Authority" means any nation or government, any state, province or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof or of the nations of Canada, Brazil, United Kingdom, Chile, or the People's Republic of China.

"Governmental Authorizations" means all licenses, permits, franchises, certificates of occupancy, other certificates and other authorizations and approvals required to carry on the Business as currently conducted under the applicable laws, ordinances or regulations of any Governmental Authority.

"Harvest Plan" means Parent's actual and projected timber harvest plans posted to the on-line database during the month of June 2004 entitled "Harvest Plan Update" under the file names "6-x-3-14", with the letter "x" denoting the region number assigned by Parent.

"Hazardous Substances" means (i) petroleum, petroleum byproducts and any petroleum fractions; (ii) materials which contain any substance defined as a hazardous or toxic substance or words of similar meaning or effect under the following United States federal statutes and their state counterparts, as well as such statutes' implementing regulations: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, and the Clean Air Act; and (iii) any other material, substance or waste as to which liability or standards of conduct may be imposed pursuant to Environmental Laws.

"Headquarters Facility" has the meaning given it in the definition of "Facility."

"Historical Accounting Procedures" means the accounting principles and procedures used by Parent in preparing the Historical Financial Statements.

"Historical Financial Statements" has the meaning given to such term in Section 7.6.

"Holdings" shall mean Forest Products Holdings, L.L.C., a Delaware limited liability company.

"Holdings General Severance Policy" shall have the meaning given it in Section 11.8.

"Holdings Indemnified Parties" shall have the meaning given it in Section 17.2.

"HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Indebtedness" means with respect to the Business, on any date, each of the following obligations of Seller and its Subsidiaries in connection with the Business, except to the extent included in Retained Liabilities: (i) any obligation for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any obligation evidenced by any note, bond, debenture or other debt security, (iii) any obligation for the deferred purchase price of property or services with respect to which any such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), including any amounts owed by any such Person under any noncompetition or consulting Contract that was entered into in connection with an acquisition or sale of any portion of a business, (iv) any commitment by which any such Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit and performance bonds) exclusive of (x) letters of credit and performance bonds to the extent they provide standby assurance for obligations which are included in the adjustments to the Non-Timber Purchase Price provided for in
Section 3.2.2, (y) letters of credit and performance bonds to the extent they provide standby credit support for Contracts, Leases and Governmental Authorizations that are assumed by Holdings, and (z) performance bonds to the extent posted as security for lien claims included in Transferred Litigation,
(v) any obligation guaranteed in any manner by any such Person (other than warranties made to customers in the ordinary course of business, but including guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized or synthetic leases (as determined in accordance with GAAP) with respect to which any such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations any such Person assures a creditor against loss, (vii) any obligation secured by a Financial Encumbrance, and (viii) any fees, penalties, premiums or accrued and unpaid interest with respect to the foregoing (in the case of prepayments or otherwise).

"Indemnification Claim Notice" shall have the meaning given it in Section 17.6.

"Indemnified Environmental Liabilities" means all liabilities arising under Environmental Laws relating to or arising from (A) any breach of the representations and warranties set forth in Section 7.11; (B) any Straddle Environmental Regulatory Issue (solely to the extent arising from pre-Closing operations or activities); and (C) any Straddle Hazardous Substance Release (solely to the extent arising from pre-Closing operations or activities).

"Indemnified Party" shall have the meaning given it in Section 17.6.

"Indemnifying Party" shall have the meaning given it in Section 17.6.

"Independent Accountants" means the accounting firm identified as such in
Section 4.2.3.

"Insurance Policies" means the insurance policies listed on Schedule D-14.

"Intellectual Property" means (except to the extent included in the Retained Assets) the following intellectual property (and the rights associated therewith) exclusively or primarily related to, or used by Sellers and its Subsidiaries exclusively or primarily in the conduct of, the Business: trademarks, service marks, stock exchange trading symbols, brand names, certification marks, trade dress, assumed names, Internet domain names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisionals, continuations, continuations-in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); non-public information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; copyrightable works and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; software; any similar intellectual property or proprietary rights; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing occurring before or after the Closing.

"Interest Rate" means a rate of interest equal to LIBOR plus 300 basis points.

"Inventory" means all goods owned by any of the Sellers or any of the Retained Subsidiaries and held by them for resale in connection with the conduct of the Business, together with all raw materials, work in process, finished products, office supplies, storeroom inventory, spare parts and equipment, wrapping, supply and packaging items owned by any of them in connection with the conduct of the Business.

"IP Licenses" means all licenses and other agreements held by any of Sellers or any of the Retained Subsidiaries allowing them to use the intellectual property of others, including without limitation, software licenses.

"Knowledge," "Known", or any similar phrase means the actual knowledge, after due inquiry, of one or more of the following management employees of Parent and its Subsidiaries as of the date hereof and the Closing Date: Chairman and Chief Executive Officer; Senior Vice President and Chief Financial Officer; Senior Vice President and General Counsel; Vice President and Controller; Senior Vice President and General Manager, Boise Paper Solutions; Senior Vice President and General Manager, Boise Building Solutions, Manufacturing; and Senior Vice President and General Manager, Boise Building Solutions, Distribution.

"KPMG" shall have the meaning given it in Section 10.13.

"LC Commitment Letters" shall have the meaning given it in Section 4.1.2.

"Leased Timberlands" shall have the meaning given it in the definition of "Timberlands."

"Leases" means the Equipment Leases, the Facility Leases, and the Timberlands Leases.

"LIBOR" shall mean the London interbank offered rate per annum for 30-day periods for deposits in dollars, determined in the manner provided for such rate under the definitive loan documentation entered into by Holdings in connection with the debt financing contemplated by the Debt Commitment Letters. For purposes of this Agreement, the LIBOR will be determined on the date when interest begins to accrue pursuant to the terms of this Agreement and will be redetermined on the last day of each 30-day period thereafter during which interest is being accrued.

"Litigation and Claims Reserve" means, as of Closing, an aggregate reserve for liabilities relating to litigation and other claims constituting Transferred Litigation, which will be equal to the sum of the individual reserves set forth opposite each item of Transferred Litigation listed on Schedule D-6, as such individual reserves may be adjusted solely pursuant to this definition and the second paragraph of Section 7.21. From the date hereof until the Closing, each of the individual reserves set forth on Schedule D-6 will be increased (in the case of any increase in the expected liability relating to the item of Transferred Litigation corresponding to such individual reserve) or decreased (in the event the item of Transferred Litigation corresponding to such individual reserve is settled or resolved in the ordinary course of business and ceases to be an Assumed Liability) in accordance with Parent's historical practices and methods for establishing and adjusting book reserves relating to litigation and other claims liabilities.

"Losses" shall have the meaning given it in Section 17.2.

"Matching Offer" shall have the meaning given it in Section 10.11.

"Material Adverse Change" and "Material Adverse Effect" mean a change or an effect that is or would reasonably be expected to be materially adverse to the value of the Assets or the Business taken as a whole or materially adverse to the business, financial condition or results of operations or business prospects of the Business taken as a whole; PROVIDED that none of the following shall be considered a Material Adverse Change or a Material Adverse Effect: (1) any general market, economic or political conditions (it being understood that "political conditions" would not include the effects of any terrorist attack) affecting the economy or market generally, or normal cyclical fluctuations affecting the forest products or paper manufacturing and distribution industry;
(2) any change or effect resulting from compliance with the terms and conditions of this Agreement; or (3) any change in accounting requirements or principles or applicable laws, rules or regulations of general application that becomes effective after the date of this agreement. The scope of this definition of "Material Adverse Change" and "Material Adverse Effect" shall in no way be construed to be applicable to or to limit in any respect the determination of "Material Adverse Effect" or "Material Adverse Change" as used in the Commitment Letters, or the agreements and indentures contemplated thereby, or by the lenders thereunder with respect to the conditions precedent to such lenders' obligation to consummate the financing contemplated by the Debt Commitment Letters.

"MDP" means Madison Dearborn Capital Partners IV, L.P., and its affiliated entities.

"Minidoka" means Minidoka Paper Company, a Delaware corporation.

"Miscellaneous Assets" means assets, rights and properties of any of the Sellers or the Retained Subsidiaries not included in any other category of Assets which are exclusively or primarily related to, or used exclusively or primarily in the conduct of, the Business, except to the extent included in Retained Assets.

"Mutual Administrative Services Agreement" means the Agreement between Parent and Holdings to be entered into as of the Closing pursuant to Section 18.1.

"Net Working Capital" means, with respect to the Operating Units, as of any date, the excess (whether positive or negative) of Current Assets over Current Liabilities.

"Noncompete Period" shall have the meaning given it in Section 10.12.

"Non-Timber Assets" shall mean all of the Assets, save and except the Timberlands.

"Non-Timber Purchase Price" means the amount payable by Holdings and/or its Permitted Affiliate Purchasers to Sellers for the Non-Timberlands Business, as determined pursuant to Section 3.1.

"Non-Timberlands Business" means that portion of the Business which does not include the Timberlands Business.

"Notice Period" shall have the meaning given it in Section 17.6.

"Objection Statement" shall have the meaning given it in Section 4.2.2.

"Operating Holding Co." means BCC Holdings, L.L.C., a Delaware limited liability company. Operating Holding Co. is a Permitted Affiliate Purchaser.

"Operating Units" means the following operating divisions of Parent and its Subsidiaries, as generally understood in the historical operation of the
Business: Boise Building Solutions, Manufacturing; Boise Building Solutions, Distribution; and Boise Paper Solutions.

"Outside Date" shall mean November 12, 2004.

"Owned Timberlands" shall have the meaning given it in the definition of "Timberlands".

"Parent" means Boise Cascade Corporation, a Delaware corporation, and shall include such Person to which the name thereof may be changed after Closing after giving effect to the covenants of Parent in Section 10.6 hereof.

"Parent Confidential Information" shall have the meaning given it in Section 19.18.

"Parent Indemnified Parties" shall have the meaning given it in Section 17.4.

"Parent Intellectual Property" means (except to the extent included in the Retained Assets) the Intellectual Property owned by any of the Sellers or any of the Retained Subsidiaries and related to, or used by any of them in their conduct of or operation of, the Business or the Assets.

"Parent Plans" means each "employee benefit plan" as defined in Section 3(3) of ERISA, and each pension, retirement, profit sharing, stock bonus, stock option, stock purchase, severance, retention, change of control, deferred compensation, medical, post-employment welfare, dental, vision, vacation, life insurance, sick pay or disability plan, program, policy or arrangement or any material bonus, incentive, death benefit or other employee benefit plan, program, policy or arrangement maintained or contributed to by any of the Sellers, any of the Transferred Subsidiaries or any of the Retained Subsidiaries for any of the Employees or with respect to which any Transferred Subsidiary has any liability.

"Parent Preliminary Tax Payment" shall have the meaning given it in Section 12.2.3.

"Parent Sub" means a Delaware corporation to be organized by Parent prior to Closing which shall be a wholly-owned Subsidiary of Parent.

"Parent Timberlands Purchase Price" shall have the meaning given it in Section 3.4.

"Pension Plans" means: (i) the Boise Cascade Corporation Pension Plan for Salaried Employees; (ii) Boise Cascade Corporation WCIW Pension Plan "A"; (iii) Boise Cascade Corporation Pension Plan "B"; (iv) Boise Cascade Corporation Pension Plan "C"; (v) Boise Cascade Corporation Pension Plan "P"; and (vi) the Boise Cascade Corporation Pension Plan for Hourly Employees at International Falls, Minnesota.

"Permits and Licenses" means all permits, licenses, and other governmental authorizations held by any of Sellers or any of the Retained Subsidiaries to conduct any aspect of the Business.

"Permitted Affiliate Purchaser" means Operating Holding Co., Timber Co., Timber LLC and each of the other corporations, limited liability companies, or other business organizations listed on Schedule D-7.

"Permitted Encumbrances" shall have the meaning given it in Section 7.16.2.

"Perpetual Timber Rights" shall have the meaning given it in the definition of "Timberlands."

"Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization.

"Pre-Closing Environmental Regulatory Issue" means any failure to comply with Environmental Laws by the Business or at any Facility which failure to comply occurred prior to the Closing Date and did not continue after the Closing Date as a result of the operation of the Business by Purchasers in violation of Permits and Licenses or other regulatory requirements under Environmental Laws immediately after the Closing.

"Pre-Closing Hazardous Substance Release" means any Release of Hazardous Substances or any condition of contamination on, at, or migrating from any Facility, which Release or condition of contamination occurred or was caused prior to the Closing Date, and which Release did not continue as a result of, or which condition of contamination was not exacerbated by (excluding, for the avoidance of doubt, any exacerbation arising from post-Closing passive migration of such Hazardous Substances), the operation of the Business by Purchasers in violation of Permits and

Licenses or other regulatory requirements under Environmental Laws immediately after the Closing.

"Pre-Closing Period" means that portion of any Straddle Period that ends on the Closing Date.

"Pre-Closing Returns" shall have the meaning given it in Section 12.2.1.

"Pre-Closing Workers' Compensation Policy" has the meaning given it in Section 11.9.

"Proceeding" shall have the meaning given it in Section 17.6.

"Purchaser Payment Performance Obligations" shall have the meaning given it in
Section 10.15.2.

"Purchasers" means Holdings, Timber Co., and the other Permitted Affiliate Purchasers designated by Holdings to acquire portions of the Assets.

"Realty" means all real property owned by Sellers or their Retained Subsidiaries which is exclusively or primarily related to, or used exclusively or primarily in the conduct of, the Business, including real property of which the address is listed on Schedule D-8; provided that "Realty" does not include the Timberlands nor any Retained Asset.

"REC" shall have the meaning given it in Section 9.3.

"Regulation S-X" shall have the meaning given it in Section 10.13.

"Regulation S-X Financial Statements" shall have the meaning given it in Section 10.13.

"Reinvestment" means Parent's purchase of the securities of Operating Holding Co. and Parent Sub's purchase of the securities of Timber Holdings, in each case as provided for in Article 6.

"Reinvestment Amount" means one hundred seventy-five million dollars ($175,000,000), which is the aggregate cash consideration to be paid by Parent and Parent Sub for the Reinvestment.

"Release" shall have the meaning given to it in the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC 9601 et seq.

"Required Consents" shall have the meaning given it in Section 15.1.3.

"Retained Assets" means the assets, rights, and properties of any of Sellers listed on Schedule D-9.

"Retained Environmental Liabilities" means all liabilities arising under Environmental Laws relating to or arising from (A) any operations or businesses conducted by Sellers or the Transferred Subsidiaries other than the Business;
(B) any property, facility or location associated with the Business other than the Facilities or the Timberlands; (C) any Former Facility or Former Timberlands; (D) any Pre-Closing Hazardous Substance Release; (E) any Pre-Closing Environmental Regulatory Issue; (F) the discharge, disposal or arrangement for the disposal of

Hazardous Substances prior to Closing onto or into any location other than the Facilities; (G) events or conditions set forth on Schedule D-10 hereto; or (H) any matter so designated pursuant to Section 9.3.2.2 hereof. Any liability falling within the foregoing definition shall be deemed to be a Retained Environmental Liability for all purposes under this Agreement, regardless of whether it is Disclosed in the Parent's Disclosure Memorandum or would also fall within the definition of "Indemnified Environmental Liabilities."

"Retained HBU Lands" means the 6,000 acres of timberlands in Idaho previously identified by Parent for sale in its Idaho higher and better use land sales program and included on Schedule D-9 as a Retained Asset.

"Retained Liabilities" means the liabilities and obligations of Sellers and its Subsidiaries which are to be retained by Sellers pursuant to Section 5.3. Any liability falling within the foregoing definition shall be deemed to be a Retained Liability for all purposes under this Agreement, regardless of whether it is Disclosed in Parent's Disclosure Memorandum.

"Retained Litigation" means all claims and litigation, pending or threatened, against any of Sellers or any of their respective Subsidiaries relating to the Business other than the Transferred Litigation, including any claim or litigation which (i) is based on the plaintiff's exposure to asbestos (including silica or mixed dust if part of or included with an asbestos claim); (ii) arises out of the conduct of the Business at any location other than the Facilities;
(iii) arises out of any activities or relationships of any of Sellers or any of their respective Subsidiaries which did not arise from their conduct of the Business; or (iv) is listed in Schedule D-11.

"Retained Records" means (whether in paper or electronic form in all cases) all files and records of any of Sellers or any Retained Subsidiary relating to or arising out of any aspect of their business and affairs not included in the Business or the Assets, including, without limitation, financial records, Tax Returns, dispute settlements, transactional records, realty abstracts and other realty records, minute books and other corporate records of any of Sellers or any Retained Subsidiary or former subsidiary of Sellers or any Retained Subsidiary.

"Retained Subsidiaries" means the corporations and other business entities identified as such on Schedule D-12.

"Sellers" means, collectively, Parent, Southern and Minidoka.

"Shareholder Agreements" means the agreements between Parent and Holdings concerning their respective investments in Operating Holding Co., and between Holdings and Parent Sub concerning their respective investments in Timber Holdings, in each case as provided for in Section 6.3.

"Southern" means Boise Southern Company, a Louisiana General Partnership composed of Parent and Minidoka, and shall include such Person to which the name thereof may be changed after Closing after giving effect to the covenants of Parent in Section 10.6 hereof.

"Southern Timberlands Purchase Price" shall have the meaning given it in Section 3.4.

"Straddle Environmental Regulatory Issue" means any failure to comply with Environmental Laws by the Business or at any Facility prior to the Closing where such failure to comply continues as a result of the operation of the Business by Purchasers in violation of Permits and Licenses or other regulatory requirements under Environmental Laws immediately after the Closing.

"Straddle Hazardous Substance Release" means any Release of Hazardous Substances or condition of contamination on, at, or migrating from any Facility prior to Closing, where such Release continues as a result of, or such conditions of contamination are exacerbated by (excluding, for the avoidance of doubt, any exacerbation arising from post-Closing passive migration of such Hazardous Substances), the operation of the Business by Purchasers in violation of Permits and Licenses or other regulatory requirements under Environmental Laws immediately after the Closing.

"Straddle Period" means any taxable period that begins before and ends after the Closing Date.

"Straddle Period Return" means any Tax Return for a Straddle Period.

"Stub Period Financial Statements" shall have the meaning given it in Section 10.13.

"Subsequent Financial Statements" shall have the meaning given it in Section 10.13.

"Subsidiary" means, with respect to any Person, any other Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

"Surveys" shall have the meaning given it in Section 9.1.

"Tax" and "Taxes" means all federal, state, local or foreign taxes, including but not limited to income, gross receipts, windfall profits, goods and services, value added, severance, property, production, sales, use, license, excise, franchise, employment, estimated, environmental, minimum, withholding or other taxes of any kind, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Authority" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Taxes for such entity or subdivision.

"Tax Benefit" means the amount, if any, by which a Person's net Tax liability is actually reduced (including any related interest actually received from a Tax Authority in connection therewith, net of any Tax imposed thereon), after taking into account the tax effects of the Loss at issue and any corresponding indemnification payments.

"Tax Claim" shall have the meaning given it in Section 12.5.1.

"Tax Indemnification Obligation" shall have the meaning given it in Section 12.2.3.

"Tax Indemnified Party" shall have the meaning given it in Section 12.5.1.

"Tax Indemnifying Party" shall have the meaning given it in Section 12.5.1.

"Tax Period" means, with respect to any Tax, the period for which the Tax is reported as provided under applicable Tax laws.

"Tax Return" means, with respect to any Tax, any information return with respect to such Tax, any report, statement, declaration or document required to be filed under the applicable Tax law in respect of such Tax, any claim for refund of Taxes paid, and any amendment or supplement to any of the foregoing.

"Timber Co." means Boise Land & Timber Corp., a Delaware corporation and wholly owned subsidiary of Timber Holdings. Timber Co. is a Permitted Affiliate Purchaser with respect to the Timberlands.

"Timber Holdings" means Boise Land & Timber Holdings Corp., a Delaware corporation and subsidiary of Holdings.

"Timber LLC" means Boise Land & Timber, L.L.C., a Delaware limited liability company and wholly owned subsidiary of Timber Co., which as of the date hereof is treated as a disregarded entity and as a division of Timber Co. for federal income tax purposes. Timber LLC is a Permitted Affiliate Purchaser with respect to the Timberlands. At Holdings' option, and consistent with the LC Commitment Letters, Timber LLC may consist of two such Delaware limited liability companies, in order to accommodate multiple Credit Enhancement Banks, and collectively such limited liability companies will perform the obligations of Timber LLC hereunder.

"Timber Notes" shall have the meaning given it in Section 4.1.

"Timber Supply Agreement" means a contract or timber deed obligating Sellers or any of the Transferred Subsidiaries to purchase standing timber, to pay for standing timber already conveyed to them under a timber deed, or to purchase delivered logs.

"Timberlands" means all real property owned or leased by either of Parent or Southern for the purpose of growing and harvesting timber, including: (i) real property owned by Parent or Southern described in Schedule D-13A (the "Owned Timberlands"); (ii) leases of land for the purpose of growing and harvesting timber which are described in Schedule D-13B (the "Timberlands Leases" and the "Leased Timberlands"); and (iii) the perpetual timber rights described in Schedule D-13C (the "Perpetual Timber Rights"), together, in each case, with all easements and other rights appurtenant thereto.

"Timberlands Business" means that portion of the Business of growing and harvesting timber conducted by Sellers and its Subsidiaries with the Timberlands.

"Timberlands Leases" shall have the meaning given it in the definition of Timberlands.

"Timberlands Purchase Price" means the amount to be paid by Timber Co. to Parent and Southern for the Timberlands determined in accordance with Section 3.1.

"Title Commitments" shall have the meaning given it in Section 9.1.

"Title Company" shall have the meaning given it in Section 9.1.

"Title Policies" shall have the meaning given it in Section 9.1.

"Trade Intercompany Accounts" means bona fide trade intercompany accounts payable and accounts receivable (as determined in accordance with GAAP) that are incurred for the provision of goods and services in the ordinary course of business.

"Transferred Cash" means (i) the lock boxes, deposit accounts, payroll accounts, and payables accounts of Sellers and the Transferred Subsidiaries exclusively or primarily related to, or used exclusively or primarily in, the conduct of the Business, and the cash balances thereof, and (ii) an amount of cash and cash equivalents that will be specified by Holdings to Parent in writing not less than 10 days prior to Closing.

"Transferred Headquarters Operations" shall mean all of the business operations, support functions, and other activities conducted by Parent and its Subsidiaries at the Headquarters Facility (including all assets of Sellers and its Subsidiaries located at the Headquarters Facility and any other assets of Sellers and its Subsidiaries exclusively or primarily related to, or used exclusively or primarily in, the Headquarters Facility or the conduct of such activities), except for the Excluded Staff Functions.

"Transferred Insurance Policies" shall have the meaning given it in Section
10.10.

"Transferred Litigation" means the claims and litigation, pending or threatened, against any of Sellers which arose out of their conduct of the Business and which are set forth on Schedule D-15 to this Agreement.

"Transferred Records" means all files and records of any of Sellers and their Subsidiaries generated by them in the course of their conduct of the Business, whether in paper or electronic form, exclusive of "Retained Records".

"Transferred Subsidiaries" shall mean the corporations and other business entities identified as such on Schedule D-12 to this Agreement.

"Transfer Taxes" shall have the meaning given it in Section 12.3.

"Unfunded Pension Plans" means (i) the Boise Cascade Corporation Supplemental Early Retirement Plan for Executive Officers; and (ii) the Boise Cascade Corporation Supplemental Pension Plan.

"Workers Compensation Reserve" means, as of Closing, an aggregate reserve for liabilities relating to workers compensation claims, which will be equal to the sum of (x) the IBNR reserve set forth on Schedule D-16, and (y) the claims reserve set forth on Schedule D-16, in each case as such reserves may be adjusted solely pursuant to this definition. From the date hereof until the Closing, the IBNR reserve described in clause (x) above will be adjusted on a semi-annual basis as required by GAAP in accordance with Parent's historical practices and methods for establishing and adjusting IBNR reserves relating to workers compensation claims. From the date hereof until the Closing, the claims reserve described in clause (y) above will be increased (in the case of any increase in the expected liability relating to any of the workers compensation claims included in such claims reserve) or decreased (in the event any of the workers compensation claims included in such claims reserve are settled or resolved in the ordinary course of business and cease to be an Assumed Liability) in accordance with Parent's historical practices and methods for establishing and adjusting book reserves relating to workers compensation claims. With respect to each workers compensation claim arising from the most recent month-end prior to the date hereof until the Closing Date, an individual reserve will be established for such claim, which reserve will be determined in accordance with Parent's historical practices and methods for establishing and adjusting book reserves relating to workers compensation claims and will be reasonably acceptable to Holdings, and such individual reserve will be added to the claims reserve described in clause (y) above.

"2004 Capital Spending Authorizations" means the amounts for capital expenditures set forth on Schedule D-17.

"2004 Retention Bonus Plan" means the retention bonus plan and the retention agreements for officers and nonofficers in the form set forth in Schedule D-18 of Parent's Disclosure Memorandum. Schedule D-18 also includes a chart setting forth the aggregate amounts of bonuses to be awarded pursuant to this plan in 2004 for nonofficers and for executive officers (in each case, broken out and subtotaled by salary range).

"2004 Severance Agreements" means the severance agreements for executive officers of Parent in the form set forth in Schedule D-19 of Parent's Disclosure Memorandum. Schedule D-19 sets forth the identity of each executive officer to enter into such a severance agreement and the term and amount of severance pay or benefits applicable to each such executive officer.

         1.2      INTERPRETIVE PROVISIONS.

                  1.2.1 The words "hereof', "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "including" means "including without limitation. "

                  1.2.2 The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  1.2.3 The terms "dollars" and "$" shall mean United States dollars.

ARTICLE 2         PURCHASE AND SALE OF ASSETS

         2.1 PURCHASE AND SALE OF ASSETS. At Closing, Sellers shall, and shall cause each of the Retained Subsidiaries to, sell, convey, assign and deliver, free and clear of all Encumbrances (other than Permitted Encumbrances), the Non-Timber Assets to Holdings or one or more of its designated Permitted Affiliate Purchasers, and Holdings or one or more of its designated Permitted Affiliate Purchasers shall purchase and accept the Non-Timber Assets from Sellers and such Retained Subsidiaries. In addition, at Closing, Parent and Southern shall sell, convey, assign and deliver, free and clear of all Encumbrances (other than Permitted Encumbrances), the Timberlands to Timber Co., and Timber Co. shall purchase and accept the Timberlands from Parent and Southern.

ARTICLE 3         TIMBERLAND PURCHASE PRICE AND NON-TIMBER PURCHASE PRICE

         3.1 TIMBERLANDS AND NON-TIMBER PURCHASE PRICES. The Non-Timber Purchase Price to be paid by Holdings and/or the Permitted Affiliate Purchasers to Sellers shall be two billion twenty-five million dollars ($2,025,000,000), as adjusted pursuant to terms of this Agreement. The Timberlands Purchase Price to be paid by Timber Co. to Parent and Southern for the Timberlands shall be one billion six hundred fifty million dollars ($1,650,000,000), as adjusted pursuant to the provisions of this Agreement.

         3.2 NON-TIMBER PURCHASE PRICE ADJUSTMENTS. The Non-Timber Purchase Price shall be adjusted as follows:

                  3.2.1 It shall be reduced by the amount (which, in the case of standby letters of credit and performance bonds, will be the amount that would be required to be set forth on a balance sheet prepared in accordance with the Accounting Principles) of Indebtedness assumed by Purchasers at Closing.

                  3.2.2   It shall be reduced by the following amounts:

                          3.2.2.1    the Workers Compensation Reserve.

                          3.2.2.2    the Litigation and Claims Reserve.

                          3.2.2.3    an amount  equal to nineteen  million
seven hundred thousand dollars ($19,700,000), which represents the amount to compensate Holdings for assuming certain obligations to provide post-employment welfare benefits to Transferred Employees who retire after the Closing Date, as described in Article 11

                  3.2.3 It shall be increased by the amount, if any, by which the Closing Net Working Capital of the Operating Units is greater than five hundred forty-eight million nine hundred thousand dollars ($548,900,000), or shall be decreased by the amount, if any, by which the Closing Net Working Capital of the Operating Units is less than four hundred ninety-eight million nine hundred thousand dollars ($498,900,000).

                  3.2.4 It shall be increased by the amount of cash and cash equivalents included in clause (ii) of the definition of Transferred Cash and transferred to Holdings at Closing.

         3.3      [Reserved.]

         3.4      ALLOCATION OF PURCHASE PRICE.

                  3.4.1 ALLOCATION OF NON-TIMBER PURCHASE PRICE. Holdings shall determine and prepare, and Sellers shall agree to (which agreement shall not be unreasonably withheld), the allocation of the Non-Timber Purchase Price and the Assumed Liabilities that are considered assumed liabilities for income Tax purposes (other than liabilities directly related to the Timberlands which are assumed by Timber Co.) among the Non-Timber Assets to be purchased hereunder which allocation shall be finalized as soon as practicable after the Closing, but not later than six months after Closing, but shall be adjusted to take account of any post-closing Non-Timber Purchase Price adjustments (together with the allocation described in Section 3.4.2, the "Allocation"). The Allocation shall be made in accordance with Section 1060 of the Code and applicable Treasury regulations. Except to the extent such action or inaction would cause any Person to be in violation of the final determination of any Taxing Authority, each of Holdings and Sellers shall (i) be bound by the Allocation for purposes of determining any Taxes, (ii) prepare and file, and cause their affiliates to prepare and file, their Tax Returns on a basis consistent with the Allocation, and (iii) take no position, and cause their affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return or in any proceeding before any Taxing Authority or otherwise. In the event that the Allocation is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning the dispute and shall keep the other party informed regarding the dispute and its resolution.

                  3.4.2 ALLOCATION OF TIMBERLANDS PURCHASE PRICE. The parties agree that the Timberlands Purchase Price (together with any Assumed Liabilities directly related to the Timberlands which are considered liabilities for income tax purposes and are assumed by Timber Co.) shall be allocated in its entirety to the Timberlands. Assets other than Timberlands utilized in the Timberlands Business or Assumed Liabilities directly related to the Timberlands Business will be allocated for Tax purposes as a part of the allocation provided for in
Section 3.4.1, it being the intention of the parties that the Timberlands Purchase Price will be paid solely as consideration for the transfer of the Timberlands. The Timberlands Purchase Price shall be allocated between Parent (the "Parent Timberlands Purchase Price") and Southern (the "Southern Timberlands Purchase Price") in proportion to Parent's reasonable estimate of the relative fair value of their respective shares of the Timberlands. Such estimate shall be prepared in consultation with Timber Co.'s timberlands consultant, Forest Systems, LLC. Such allocation shall be provided to Timber Co within 15 days after the date hereof. If Holdings or Timber Co. disagrees with such allocation, the parties shall meet and negotiate in good faith in respect of such issue, and if they are unable to reach agreement, they shall jointly retain Peters Forest Resources as an independent forestry consultant and instruct such consultant to determine the allocation of the Timberlands Purchase Price between Parent and Southern based on the relative fair value of the Timberlands owned by Parent and Southern. Such consultant's conclusion shall be final and binding on the parties and shall be respected in further allocation provided for in the balance of this Section. Holdings shall determine and prepare, and Sellers shall agree to (which agreement shall not be unreasonably withheld), the allocation of the Parent Timberlands Purchase Price among the Timberlands to be purchased hereunder from Parent, and of the Southern Timberlands Purchase Price among the Timberlands to be purchased hereunder from Southern, which allocation shall be finalized as soon as practicable after the Closing, but not later than six months after Closing, but shall be adjusted to take account of any post-closing Timberlands Purchase Price adjustments (together with the allocation described in Section 3.4.1, the "Allocation"). The Allocation shall be made in accordance with
Section 1060 of the Code and applicable Treasury regulations. Except to the extent such action or inaction would cause any Person to be in violation of the final determination of any Taxing Authority, each of Holdings, Timber Co., Parent and Southern shall (i) be bound by the Allocation for purposes of determining any Taxes, (ii) prepare and file, and cause their affiliates to prepare and file, their Tax Returns on a basis consistent with the Allocation, and (iii) take no position, and cause their affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return or in any proceeding before any Taxing Authority or otherwise. In the event that the Allocation is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning the dispute and shall keep the other party informed regarding the dispute and its resolution.

         3.5 ADDITIONAL CONSIDERATION. As additional mutual consideration for the Non-Timber Assets Parent and Holdings shall, at Closing, enter into the Additional Consideration Agreement in form and substance substantially similar to the form attached as Schedule 3.5.

ARTICLE 4         TERMS OF PAYMENT

The Timberlands Purchase Price and the Non-Timber Purchase Price shall be paid as follows:

         4.1      TIMBERLANDS PURCHASE PRICE.

                  4.1.1 An aggregate of $5,000,000 of the Timberlands Purchase Price shall be payable to Parent and Southern in cash at Closing. Such cash portion of the Timberlands Purchase Price shall be allocated between Parent and Southern in proportion to the relative amounts of the Parent Timberlands Purchase Price and the Southern Timberlands Purchase Price, respectively.

                  4.1.2 The balance of the Timberlands Purchase Price shall be payable in one or more promissory notes (the "Timber Notes") issued by Timber LLC to each of Parent and Southern in an amount for Parent equal to the Parent Timberlands Purchase Price less the portion thereof paid to Parent in cash pursuant to Section 4.1.1, and an amount for Southern equal to the Southern Timberlands Purchase Price less the portion thereof paid to Southern in cash pursuant to Section 4.1.1, and which shall be in form and substance mutually satisfactory to Parent and Holdings and substantially consistent with the LC Commitment Letters (as defined below). Each Timber Note shall be secured by a standby letter of credit issued by a Credit Enhancement Bank in an amount not less than the aggregate principal amount of such Timber Note and for a term which exceeds the maturity of such Timber Note by at least 95 days. The standby letter of credit and related documentation shall be fully assignable in connection with any transfer, sale, assignment or pledge of the Timber Notes and shall otherwise be substantially consistent with the structure and terms described in the commitment letters attached hereto as Schedule 4.1(b)

(the "LC Commitment Letters") and reasonably acceptable in form and substance to Parent. The interest rate on the Timber Notes shall be a fixed stated rate of interest set forth in the Timber Notes, which shall, as described in the Section entitled "Timber Installment Notes" in Exhibit A to the LC Commitment Letters, be equal to (x) the interest rate for the "Collateral Notes" described in the Section entitled "Collateral Notes" in Exhibit A to the LC Commitment Letters, less (y) the sum of the cost of the letter of credit and an additional percentage rate intended to cover the cost of administering the Timber Notes during their term; provided that, at Holdings' option, the Timber Notes may provide for the payment of such interest rate without reduction for the costs of the letter of credit, and in such case Parent shall agree in writing with the Credit Enhancement Bank that it will upon receipt of each such interest payment pay the Credit Enhancement Bank directly the costs of the letter of credit.

                  4.1.3 Any reduction in the Timberlands Purchase Price pursuant to any provision of this Agreement (including Section 9.3.2.1 or 10.2.1.2 or Article 13) shall operate to reduce the cash portion of the Timberlands Purchase Price prior to any reduction in the aggregate amount of Timber Notes. Any such reduction shall be allocated between Parent and Southern in proportion to the relative amounts of the Parent Timberlands Purchase Price and the Southern Timberlands Purchase Price prior to such reduction.

         4.2 NON-TIMBER PURCHASE PRICE. The Non-Timber Purchase Price shall be paid in cash to Parent, as agent for Sellers, at Closing by wire transfer of immediately available funds to a bank account designated by Parent. Such payment shall be made on the basis of Parent's good faith estimate of the Non-Timber Purchase Price (the "Estimated Non-Timber Purchase Price"). Such estimate shall be made by Parent, and communicated to Holdings not less than 10 business days prior to Closing. Parent shall estimate the closing payment on the basis of the latest financial data reasonably available (which shall not be more than 60 days old). Such calculation shall include an estimate of all adjustments to the Non-Timber Purchase Price required by this Agreement. During and after its preparation of the Estimated Non-Timber Purchase Price, Parent shall give Holdings and its representatives reasonable access to the information required to calculate, and otherwise being used to calculate, and the personnel (including outside accountants) involved in calculating, the Estimated Non-Timber Purchase Price. If Holdings disagrees with Parent's calculation of the Estimated Non-Timber Purchase Price, the parties will use reasonable best efforts to resolve their respective differences with regard to the calculation of the Estimated Non-Timber Purchase Price, but if they cannot resolve their differences prior to Closing despite such reasonable best efforts, then the Estimated Non-Timber Purchase Price actually paid at the Closing shall be Parent's determination thereof.

                  4.2.1 Within 60 days following the Closing, Holdings shall, at its expense and with reasonable cooperation from Sellers' employees, prepare, or cause to be prepared, and deliver to Parent a consolidated balance sheet for the Operating Units as of immediately prior to (but assuming consummation of) the Closing (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared from the books and records of the Business in accordance with the Accounting Principles and as set forth on Schedule D-3. The Closing Balance Sheet shall be accompanied by a statement derived from the Closing Balance Sheet (the "Closing Statement") setting forth Holdings' calculation of Closing Net Working Capital and the Non-Timber Purchase Price in accordance with the terms hereof.

                  4.2.2 Parent and its accountants shall have 30 days after delivery by Holdings of the Closing Balance Sheet and the Closing Statement to review such financial statements. During such 30-day period, Parent and its representatives shall have full access to all information used by Holdings, and all personnel (including outside accountants) involved, in preparing the Closing Balance Sheet, the Closing Statement and in calculating the Closing Net Working Capital and the Non-Timber Purchase Price, including work papers of Holdings' accountants (subject to Sellers executing any waivers or indemnifications reasonably required by Holdings' accountants related to review of such work papers). If, as a result of such review, Parent determines that the Closing Balance Sheet, or Closing Net Working Capital or the Non-Timber Purchase Price, was not prepared in accordance with the requirements of this Agreement, it shall, prior to the expiration of such 30 day period, provide Holdings with a written statement of its objections (an "Objection Statement"), setting forth a specific description of the basis of each objection and the adjustments to the Closing Balance Sheet or the calculations of Closing Net Working Capital or the Non-Timber Purchase Price which Parent seeks to have made. Holdings shall then have 30 days to review and respond to the Objection Statement. In reviewing any Objection Statement, Holdings and its accountants shall have full access to all information used by the Sellers, and all personnel (including outside accountants) involved, in preparing the Objection Statement, including work papers of Sellers' accountants (subject to Holdings executing any necessary waivers or indemnifications reasonably required by Sellers' accountants related to review of such work papers).

                  4.2.3 The parties shall attempt in good faith to reach an agreement with respect to all disputed items set forth in Parent's Objection Statement. All discussions in connection with such attempts shall be governed by Rule 408 of the Federal Rules of Evidence or any similar state or local rule of evidence that may be applicable to any settlement discussions, and all settlement discussions shall be inadmissible in any proceeding before or submission to the Independent Accountants resulting pursuant to this Section
4.2. If the parties are unable to resolve all of their disagreements with respect to any of such items within 45 days following the delivery of the Objection Statement, they shall refer their remaining differences to the Boise office of Deloitte & Touche LLP (the "Independent Accountants"), who shall, acting as experts and not as arbitrators, determine in accordance with this Agreement a resolution of the items referred to them. The parties shall each direct the Independent Accountants to use their best efforts to render their determination within 30 days after such submission. The Independent Accountants' determination shall be conclusive and binding upon the parties with respect to the items referred and shall not be subject to appeal except for manifest error. The fees and disbursements of the Independent Accountants shall be borne equally by Parent and Holdings. The parties shall make readily available to the Independent Accountants all relevant books and records of the Business and any work papers generated by the parties (or their accountants) in their preparation and review of the Closing Balance Sheet, the Closing Statement and the Objection Statement together with any other items reasonably requested by the Independent Accountants.

                  4.2.4 In the event that no Objection Statement is delivered to Holdings during the 30 day period provided for in Section 4.2.2 or upon resolution of all issues raised by such Objection Statement pursuant to the procedures of Section 4.2.3, the Closing Balance Sheet and Closing Statement shall be deemed final (with the changes, if any, required by the outcome of the objection process).

                  4.2.5 Within ten days after the Closing Balance Sheet is deemed final and the calculations of Closing Net Working Capital and Non-Timber Purchase Price have been finally determined, (i) in the event that the Estimated Non-Timber Purchase Price is less than the Non-Timber Purchase Price (as finally determined), Holdings shall, or shall cause one or more of its Subsidiaries to, make payment to Parent in an amount equal to such shortfall or (ii) in the event that the Estimated Non-Timber Purchase Price is greater than the Non-Timber Purchase Price (as finally determined), Parent shall, or shall cause one or more of its Subsidiaries to, make payment to Holdings in an amount equal to such excess. Such payment, together with interest thereon from the date of Closing to the date of payment at the Interest Rate, shall be made by wire transfer of immediately available funds to a bank account of the party to receive the payment designated by such party.

ARTICLE 5         LIABILITIES

         5.1 ASSUMED LIABILITIES. At the Closing, Holdings and/or one or more Permitted Affiliate Purchasers shall assume all of the Assumed Liabilities (as defined below). Assumed Liabilities directly relating to the Timberlands, including the obligations of Parent and Southern under the Timberlands Leases, shall be assumed by Timber Co. The "Assumed Liabilities" shall consist of all debts, liabilities, commitments or obligations of Sellers exclusively or primarily related to their conduct of the Business at the Facilities, other than the Retained Liabilities, including, without duplication, the following (and in the case of items described in 5.1.1 through 5.1.6, subject to the limitations stated therein):

                  5.1.1 All undischarged current liabilities and obligations of Sellers which arose in the ordinary course of and are related to the operation of the Business prior to the Closing (including Trade Intercompany Accounts) and which are recorded pursuant to the Accounting Principles on the Closing Balance Sheet and included in the calculation of Closing Net Working Capital, but only to the extent of the dollar amount reflected therein;

                  5.1.2 All liabilities and obligations of Sellers arising from and after the Closing under the Contracts, Leases and Governmental Authorizations that are identified, or by the express terms of this Agreement not required to be identified, in Parent's Disclosure Memorandum (other than any Contracts, Leases and Governmental Authorizations that are listed or described on Schedule 5.3 as a Retained Liability), but only to the extent such Contracts, Leases and Governmental Authorizations are assigned to Holdings or a Permitted Affiliate Purchaser and excluding any liability or obligation arising out of or in connection with any breach thereof occurring prior to, at, or as a result of the Closing;

                  5.1.3 Liabilities and obligations relating to the employee benefit plans, workers' compensation, and Transferred Employees in accordance with, but only to the extent required by, Article 11;

                  5.1.4 The obligations of Sellers in respect of the Transferred Litigation;

                  5.1.5 Straddle Environmental Regulatory Issues and Straddle Hazardous Substance Releases (including Straddle Environmental Regulatory Issues and Straddle Hazardous Substance Releases Disclosed on Schedule 7.11 of Parent's Disclosure

Memorandum), in either case solely to the extent arising as a result of the operation of the Business by Purchasers in violation of Permits and Licenses or other regulatory requirements under Environmental Laws immediately after Closing, but excluding any Retained Environmental Liabilities; and

                  5.1.6 Liabilities and obligations of the Business solely to the extent expressly agreed to be assumed by Holdings and its Subsidiaries under the terms of this Agreement and the Ancillary Agreements.

                  At Closing, Holdings shall and/or shall cause one or more of its Subsidiaries to, execute any instrument reasonably requested by Parent to reflect such assumption. After the Closing, Holdings shall, or shall cause one or more of its Subsidiaries to, fully perform and discharge the Assumed Liabilities.

         5.2      [Reserved.]

         5.3      NONASSUMPTION OF OTHER LIABILITIES. Except as set forth in
Section 5.1 of this Agreement, Holdings and its Subsidiaries do not, and will not be obligated to, assume any other debt, obligation, liability, commitment or duty of any of Sellers or of any of their respective Subsidiaries of any form or nature, absolute or contingent, known or unknown (the "Retained Liabilities"). Without limiting the generality of the foregoing, and notwithstanding anything to the contrary in Section 5.1, neither Holdings nor any of its Subsidiaries shall assume or become liable for any of the Retained Liabilities set forth on
Schedule 5.3. At Closing, Parent shall and shall cause its Subsidiaries to execute any instrument reasonably requested by Holdings to reflect Parent's continued retention of the Retained Liabilities.

         5.4 CONSENTS TO ASSIGNMENT. Parent shall use its best efforts to obtain any required consent to the assignment of the Contracts, Leases, and Governmental Authorizations prior to the Closing; provided that Parent shall not be obligated or permitted (without Holdings' written consent) to agree to any change in the terms of the transferred arrangement which is material in the context of the particular item being transferred. Holdings shall reasonably cooperate with Parent to obtain such consents, but shall not be obligated to make any payment to obtain any consent to assignment. With respect to the specific Contracts, Leases and Governmental Authorizations, other than the Required Consents, if Parent is unable to obtain consent to the assignment prior to Closing, the Contract, Lease or Governmental Authorization in question shall be deemed a Retained Asset and any obligation or liability arising therefrom shall be excluded from the Assumed Liabilities. The parties shall use their best efforts to arrange and enter into mirror image purchase and sale arrangements, subleases, sublicenses, service agreements and other work-around arrangements in respect of any Contract or Lease so excluded; PROVIDED that to the extent, despite the exercise of best efforts, such arrangements cannot be entered into or would not place Holdings and its Subsidiaries in substantially the same economic position as if such Contract, Lease or Governmental Authorization were able to be assigned, Parent will indemnify Holdings and its Subsidiaries for the aggregate amount of any costs, expenses, losses, or diminution or loss of value resulting from the exclusion of any such Contract, Lease or Governmental Authorization.

ARTICLE 6         REINVESTMENT BY PARENT AND PARENT SUB

At Closing, Parent and Parent Sub shall reinvest the Reinvestment Amount in the Business on the terms and conditions set forth in this Article 6.

         6.1 ISSUANCES OF OPERATING HOLDING CO. EQUITY. Holdings shall cause its subsidiary, Operating Holding Co., to issue to Parent, or a wholly-owned Subsidiary of Parent, its Series A Common Units and its Series B Common Units. The consideration payable by Parent for the Series A Common Units shall be $36,367,347 and the consideration payable by Parent for the Series B Common Units shall be $60,061,224. Subject only to the following sentence, the price per Series B Common Unit paid by Parent or such wholly-owned Subsidiary of Parent shall be the same as that paid by Holdings for its Series B Common Units. Operating Holding Co. shall be entitled to issue equity instruments (including units, other equity interests, or options on units or equity interests) to Holdings to reflect management equity issued at Holdings so that both MDP and Parent proportionately bear any dilution caused by such management equity. At the time of issuance, the Series B Common Units acquired by Parent shall constitute less than 20% of the outstanding Series B Common Units and the aggregate of all equity interests acquired by Parent shall be less than 50% of the aggregate equity interests of Operating Holding Co then outstanding. The consideration payable for the Series A Common Units and Series B Common Units to be acquired by Parent or its wholly-owned Subsidiary shall be paid by Parent at Closing by wire transfer of immediately available funds to an account designated by Holdings on behalf of Operating Holding Co.

         6.2 ISSUANCES OF TIMBER HOLDINGS CAPITAL STOCK. Holdings shall cause its subsidiary, Timber Holdings, the parent company of Timber Co., to issue to Parent Sub, its Series A Common Stock, and its Series B Common Stock. The consideration payable by Parent Sub for the Series A Common Stock shall be $29,632,653 and the consideration payable by Parent for the Series B Common Stock shall be $48,938,776. Subject only to the following sentence, the capital stock acquired by Parent will be issued at the same price per share of Series B Common Stock ) as the Series B Common Stock in Timber Holdings acquired by Holdings at the Closing, subject only to adjustment in the case of the Series B Common Stock for management equity issued at Holdings. Timber Holdings shall be entitled to issue equity instruments (including common or preferred stock or options on common or preferred stock) to Holdings to reflect management equity issued at Holdings so that both MDP and Parent Sub proportionately bear any dilution caused by such management equity. At the time of issuance, the Series B Common Stock acquired by Parent Sub shall constitute less than 20% of the outstanding Series B Common Units and the aggregate of all equity interest acquired by Parent Sub shall be less than 50% of the aggregate equity interests of Timber Holdings then outstanding. The consideration payable for the Series A Common Stock and Series B Common Stock to be acquired by Parent Sub shall be paid by Parent Sub at Closing by wire transfer of immediately available funds to an account designated by Holdings on behalf of Timber Holdings.

         6.3 EQUITY AGREEMENTS. Holdings and Parent shall enter into a securityholders agreement in respect of Operating Holding Co., and Holdings and Parent Sub shall enter into a stockholders agreement in respect of Timber Holdings, in form and substance substantially similar to the form attached as
Schedule 6.3.

ARTICLE 7         SELLERS' REPRESENTATIONS AND WARRANTIES

                  Sellers jointly and severally represent and warrant to Purchasers that:

         7.1 ORGANIZATION AND QUALIFICATION. Parent, Minidoka, and each of the Transferred Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware (or in the case of certain of the Transferred Subsidiaries, the jurisdiction indicated after their name on Schedule D-12). Southern is a partnership organized under the laws of Louisiana which is composed of Parent and Minidoka. Sellers and each Transferred Subsidiary have all requisite power and authority to own and operate the Assets and to carry on the Business as currently conducted. Sellers and each of the Transferred Subsidiaries are duly qualified to do business and are in good standing as a foreign entity in all jurisdictions in which such qualification is required to permit them to own their respective assets and to conduct their portion of the Business as it is currently being conducted. Parent Sub is a wholly-owned Subsidiary of Parent that does not own, lease or license any of the Timberlands.

         7.2 CORPORATE AUTHORIZATION. Each Seller and each Transferred Subsidiary have all necessary power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to perform their respective obligations hereunder and thereunder. The execution, delivery, and performance by each Seller and each Transferred Subsidiary of this Agreement and each of the Ancillary Agreements to which it is a party have been duly and validly authorized, and no additional authorization or Consent is required in connection with the execution, delivery, and performance by them of this Agreement and each of the Ancillary Agreements to which it is a party.

         7.3 CONSENTS AND APPROVALS. Except as Disclosed on Schedule 7.3 of Parent's Disclosure Memorandum, no Consent is required to be obtained by any Seller or any Transferred Subsidiary from, and no notice or filing is required to be given by any Seller or any Transferred Subsidiary to, or made by any Seller with, its shareholders or any Governmental Authority. Except as specifically set forth in Schedule 7.14(c) or 7.15(b) of Parent's Disclosure Memorandum, no Consent is required to be obtained by any Seller or any Transferred Subsidiary from, and no notice or filing is required to be given to, any counterparty under any Contract or Lease listed, or required to be listed, on Schedule 7.14(a) or 7.15(a) of Parent's Disclosure Memorandum, in connection with the execution, delivery, and performance by any Seller or any Transferred Subsidiary of this Agreement and each of the Ancillary Agreements to which it is a party.

         7.4 NON-CONTRAVENTION. Except as Disclosed on Schedule 7.4 of Parent's Disclosure Memorandum, the execution, delivery and performance by any Seller and/or any Transferred Subsidiary of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not (i) violate any provision of the certificate of incorporation or bylaws of Parent or Minidoka or any Transferred Subsidiary or the partnership agreement of Southern;
(ii) subject to obtaining the Consents specifically identified on Schedules 7.3, 7.14(c) and 7.15(b) of Parent's Disclosure Memorandum, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of any Seller or any Transferred Subsidiary under, or give rise to a loss of any benefit to which such Seller or such Transferred Subsidiary is entitled under, any material Contract or Lease included in the Assets or result in the creation of any Encumbrance upon any of the Assets; or
(iii) assuming compliance with the matters set forth in Schedule 7.3 of Parent's Disclosure Memorandum, violate, or result in a breach of or constitute a default under, any law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or governmental authority to which any Seller or any Transferred Subsidiary is subject.

         7.5 BINDING EFFECT. This Agreement constitutes, and each of the Ancillary Agreements when executed and delivered by the parties thereto will constitute, a valid and legally binding obligation of each Seller and each Transferred Subsidiary party thereto, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         7.6      FINANCIAL STATEMENTS; ABSENCE OF CERTAIN CHANGES.

                  7.6.1 Schedule 7.6.1 contains (or, with respect to those financial statements identified on Schedule 7.6.1 as forthcoming (which upon delivery will be reasonably acceptable to Holdings), will within five working days from the date hereof contain) true and correct copies of the Historical Financial Statements and will upon their completion in accordance with Section
10.13 contain true and correct copies of the Subsequent Financial Statements, the Audited Financial Statements, the Stub Period Financial Statements and the Additional Financial Statements. The "Historical Financial Statements" are (x) Parent's internal operating balance sheet, profit and loss statement, and cash flow statement for each of the Operating Units and for Parent's aviation division, transportation operations (including the operations of Parent's Subsidiaries, Minnesota, Dakota and Western Railroad Company and BCT, Inc.) and its cottonwood farm operations, at and for the periods ending on December 31, 2001, December 31, 2002, and December 31, 2003, together with the same statements for the 2004 year to date periods ending May 31, 2004 and June 30, 2004 and comparable statements for the year to date periods ending on May 31, 2003 and June 30, 2004, and (y) a balance sheet and a profit and loss statement for Parent's corporate staff departments at and for each of the periods provided for above.

                  7.6.2 Except as Disclosed on Schedule 7.6.2 of Parent's Disclosure Memorandum, the Historical Financial Statements and the Subsequent Financial Statements fairly present (or, in the case of the Subsequent Financial Statements, will on their delivery to Holdings fairly present ), in all material respects, the results of operations for the portions of the Business they report on and the financial condition of the portions of the Business they report on as of the dates, and for the periods, thereof. The Historical Financial Statements and the Subsequent Financial Statements were (or, in the case of the Subsequent Financial Statements, will be) prepared from and are, or in the case of the Subsequent Financial Statements will be, consistent with the financial records of the Business which are maintained by Parent in accordance with the Historical Accounting Procedures. Such financial records are true, accurate and complete in all material respects and are a portion of the books and records from which Parent's audited financial statements are prepared. The Historical Accounting Procedures are consistent with the accounting procedures used by Parent in preparation of Parent's audited financial statements as filed with the Securities and Exchange Commission.

                  7.6.3 The Audited Financial Statements, the Stub Period Financial Statements and the Additional Financial Statements will, upon their delivery to Holdings, fairly present in all material respects, the results of operations for the Business (or applicable portion thereof reported on) and the financial condition of the Business (or applicable portion thereof reported on) stated and presented in compliance with GAAP and, except to the extent disclosed therein, on a basis consistent with the Historical Accounting Procedures.

                  7.6.4 The Inventory shown on the Historical Financial Statements and the Subsequent Financial Statements was (or will be in the case of the Subsequent Financial Statements) determined in accordance with Parent's Historical Accounting Procedures, and the Inventory shown on the Audited Financial Statements, Stub Period Financial Statements and the Additional Financial Statements will when delivered be determined in accordance with GAAP, in each case stated at the lower of cost or market.

                  7.6.5   Subject to the next two sentences of this
Section 7.6.5, all Accounts Receivable reflected on the Historical Financial Statements were, and all Accounts Receivable to be included as Current Assets in the computation of Closing Net Working Capital are, bona fide receivables, accounted for in accordance with Historical Accounting Procedures (and, in the case of Accounts Receivable included in Closing Net Working Capital, the Accounting Principles), and subject to no offsets or counterclaims (other than ordinary course returns and allowances for which reserves have been, or will be, recorded to the extent required by the Historical Accounting Procedures and
GAAP), representing amounts due with respect to actual transactions in the operation of the Business; it being understood that this representation shall not be deemed to constitute a warranty or guaranty that all such accounts receivable shall be collected. Throughout the period covered by the Historical Financial Statements, Parent sold substantially all of such accounts receivable to a wholly owned subsidiary which, in turn, resold a fractional undivided interest in such accounts receivable to third parties in a securitization facility. Such sales are not reflected in the Historical Financial Statements or the Subsequent Financial Statements. Such sales will be discontinued 45 days prior to the date scheduled for Closing.

                  7.6.6 Except as Disclosed on Schedule 7.6.6 of Parent's Disclosure Memorandum, since March 31, 2004, Sellers and their Subsidiaries have conducted the Business in the ordinary and usual course and, other than in the ordinary and usual course, have not, with respect to the Business: (i) sold, assigned, pledged, hypothecated or otherwise transferred any material portion of the Assets (other than sales of Inventory in the ordinary course of business, or sales of Accounts Receivable pursuant to the securitization facility referred to in Section 7.6.5 not less than 45 days prior to Closing ); (ii) terminated or materially amended any Contracts or Leases that are individually or in the aggregate material to the Business; (iii) suffered any extraordinary damage, destruction or other casualty loss; (iv) except for normal salary administration, and ordinary course promotions for Employees, increases pursuant to collective bargaining agreements, or other compensation increases (including bonuses), in each case in the ordinary course of business, increased the compensation payable or to become payable by Sellers or the Transferred Subsidiaries to any of the Employees or increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement made by Sellers or the Transferred Subsidiaries, for or with any of the Employees; (v) took any action or failed to any action, which if taken or failed to be taken after the date of this Agreement and prior to the

Closing, would require the consent of Holdings pursuant to Section 10.2.1 or
Section 10.2.2 or (vi) entered into an agreement to do any of the foregoing.

         7.7 LITIGATION AND CLAIMS. Except as Disclosed on Schedule 7.7 of the Parent's Disclosure Memorandum:

                  7.7.1 There is no action (whether civil, criminal or administrative), suit, demand, claim, dispute, hearing, proceeding (including condemnation or other proceeding in eminent domain) or investigation pending, or to the Knowledge of Parent threatened, related to or arising out of the Business or any of the Assets or included in the Assumed Liabilities except for workers' compensation claims, collection matters, and unemployment compensation claims not reasonably expected individually to exceed $500,000 or $2,000,000 in the aggregate and for which, in the case of workers' compensation claims, the liability therefor has been included in the Workers Compensation Reserve.

                  7.7.2 None of the Sellers (with respect to the Business), the Transferred Subsidiaries, or the Assets is subject to any order, writ, judgment, award, injunction, or decree or settlement enforceable in any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators except for regulatory decrees and orders of general applicability to both the Business and others conducting similar businesses in the affected jurisdiction which do not and could not reasonably be expected to materially impair the operation of the Business or materially detract from the value of the Business.

         7.8 TAXES. Except as Disclosed on Schedule 7.8 of Parent's Disclosure Memorandum:

                  7.8.1 Sellers and each of their Affiliates (including each of the Transferred Subsidiaries) have duly and timely filed (or have caused to be duly and timely filed) each Tax Return required to be filed with any Tax Authority which includes or is based upon the Assets, or the operations, ownership or activities of the Business; each of such Tax Returns is complete and accurate in all material respects; and all Taxes due and payable (whether or not shown or required to be shown on such Tax Returns) have been or will be paid by Sellers and their Affiliates (including each of the Transferred Subsidiaries) prior to their due dates.

                  7.8.2 None of the Transferred Subsidiaries is obligated to make any payments (or is a party to any agreement that could obligate it to make any future payments), and none of the Assumed Liabilities is an obligation to make any payments, that will not be deductible under Sections 162(m) or 280G of the Code.

                  7.8.3 None of the Assets or the assets of the Transferred Subsidiaries (i) is subject to any lien arising in connection with any failure or alleged failure to pay any Tax, (ii) secures any debt the interest on which is Tax-exempt under Section 103(a) of the Code, (iii) is required to be or is being depreciated under the alternative depreciation system under Section 168(g)(2) of the Code, (iv) is "limited use property" within the meaning of Revenue Procedure 2001-28, or (v) will be treated as owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code.

                  7.8.4 Sellers (with respect to the Business) and the Transferred Subsidiaries have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, shareholder, or other party.

                  7.8.5 There are no pending, threatened, or proposed audits, assessments or claims from any Tax Authority for deficiencies, penalties, or interest against Sellers (with respect to the Assets or the Business), any of the Transferred Subsidiaries or any of their assets, operations, or activities.

                  7.8.6 No Transferred Subsidiary owns, directly or indirectly, and none of the Assets consists of any interest in, any entity classified as a partnership for United States federal income tax purposes.

                  7.8.7 No claim has ever been made by a Tax Authority in a jurisdiction where any of the Sellers or the Transferred Subsidiaries do not file Tax Returns that such Seller or Transferred Subsidiary is or may be subject to Taxes assessed by such jurisdiction.

                  7.8.8   None of the Transferred Subsidiaries will be required
(A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or any portion thereof) ending after the Closing Date, (B) as a result of any "closing agreement," as described in Section 7121 of the Code (or any similar provision of state, local or foreign income Tax law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, or (C) as a result of any payment received prior to the Closing or any installment sale prior to the Closing to include any item of income in any taxable period (or portion thereof) ending after the Closing Date.

                  7.8.9 None of the Transferred Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

         7.9      EMPLOYEES AND EMPLOYEE BENEFITS.

                  7.9.1 All of the Employees based in the United States are employed by Parent except for 42 Employees who are employed by Minnesota, Dakota & Western Railway Company. None of the Transferred Subsidiaries have Employees except for Minnesota, Dakota & Western Railway Company, Boise Cascade do Brasil LTDA, Boise Alljoist Ltd., and Boise Building Products Limited, and none of the Retained Subsidiaries have any Employees. Upon Holdings' request, Parent will promptly provide a list of each Employee who is on disability leave as of any date after the date of this Agreement and prior to the Closing Date and also as of the Closing Date.

                  7.9.2 Schedule 7.9.2(a) of Parent's Disclosure Memorandum lists each Parent Plan, complete and accurate copies of which have been provided (or made available in the dataroom) to Holdings; PROVIDED, however, with respect to Parent Plans providing benefits to employees outside the United States, if a complete and accurate copy of such plans has not been provided to Holdings, then summaries of all material terms (including, without limitation, whether any unfunded liabilities with respect to such plan exist) have been provided to Buyer. Except as set forth on Schedule 7.9.2(b) of Parent's Disclosure Memorandum, no Parent Plan provides for post-employment welfare benefits to any Employee other than as required under Section 4980B of the Code. Except as Disclosed on Schedule 7.9.2(c) of Parent's Disclosure Memorandum, each Parent Plan has been and is being maintained in substantial compliance with all applicable laws, including ERISA and the Code, and each plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination of such qualification from the Internal Revenue Service. Except as Disclosed on Schedule 7.9.2(d) of Parent's Disclosure Memorandum, no Employee is covered by a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or has been covered by such a plan during the past five years. Except as provided in Section 11.8 with respect to Holdings' General Severance Policy and the 2004 Severance Agreement, none of the Parent Plans will obligate Holdings or any Permitted Affiliate Purchaser or any of their Subsidiaries or any Transferred Subsidiary to pay separation, severance, termination or similar-type benefits in whole or in part as a result of any transaction contemplated by this Agreement or as a result of a "change in control" (as such term is defined in Section 280G of the Code) arising from the execution and performance of this Agreement. No liability to the PBGC (except for routine payment of premiums), Internal Revenue Service, Department of Labor, or otherwise has been or is expected to be incurred with respect to any "employee benefit plan" (as such term is defined under Section 3(3) of ERISA) that is subject to Title IV of ERISA which could result in a liability to Holdings or any Permitted Affiliate Purchaser or any of their Subsidiaries or any Transferred Subsidiary. No "change in control" as defined under any employment or retention agreements of Sellers or their Subsidiaries applicable to any Employee will occur, and no rights or obligations under any similar agreement will arise, in whole or in part as a result of the transactions contemplated herein.

         7.10 COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS. Except as Disclosed on Schedule 7.10 of Parent's Disclosure Memorandum, the Business is being conducted in substantial compliance with all laws applicable to the Business, and Sellers and the Transferred Subsidiaries have all material Governmental Authorizations required for the ongoing conduct of the Business where and as it is currently being conducted. Parent has no Knowledge of any intention or commencement of any process by or before any Governmental Authority to suspend, revoke, materially modify (other than modifications made in connection with a normal renewal of an expiring Governmental Authorization) or cancel any such Governmental Authorization, or any claims by or before any Governmental Authority alleging or investigating any violation of law. Notwithstanding the foregoing, it is understood and agreed by the parties that nothing in this representation is intended to address any compliance issue that is the subject of the representations and warranties set forth in Sections 7.7, 7.8, 7.9, 7.11, 7.12, or 7.13 hereof, and that Sellers make no representations as to the transferability or assignability of any such Governmental Authorization.

         7.11 ENVIRONMENTAL MATTERS. Except as Disclosed on Schedule 7.11 of Parent's Disclosure Memorandum:

                  7.11.1 Sellers and the Transferred Subsidiaries have complied at all times during the past five years with, and are currently in compliance with, all applicable Environmental Laws applicable to the Business, and there are no liabilities under any Environmental Law with respect to the Business;

                  7.11.2 None of Sellers nor any of the Transferred Subsidiaries have received any written notice of any material violation or alleged material violation of, or any material liability under, any Environmental Law in connection with the Business during the past five years;

                  7.11.3 There are no material writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or, to the Knowledge of Parent, threatened, relating to compliance with or liability under any Environmental Law affecting the Business or the Assets;

                  7.11.4 None of Sellers nor any of the Transferred Subsidiaries nor the Business has any material or potentially material liability with respect to the design, manufacture, sale or distribution of products containing asbestos or any other Hazardous Substance prior to Closing or with respect to the presence of asbestos or silica in any product or item in, on or beneath any property, facility or structure (including, without limitation, the Facilities or the Timberlands) and no damaged and friable asbestos-containing material is currently present at the Facilities or the Timberlands; and

                  7.11.5 Sellers and the Transferred Subsidiaries have made available to Holdings true and correct copies of all environmental audit reports, action plans and updated action plans and Environmental Assessments covering the Facilities and the Timberlands prepared by Sellers in the three year period preceding the date of this Agreement.

         7.12     INTELLECTUAL PROPERTY.

                  7.12.1 Schedule 7.12.1 of Parent's Disclosure Memorandum sets forth a list and description (including the country of registration) of all registered Parent Intellectual Property currently (or, to the Knowledge of Parent, within the last 12 months) used in the Business. Except as Disclosed, no third party has rights in or otherwise has the right to restrict Parent's use of such Parent Intellectual Property, and, to Parent's Knowledge (without any inquiry), no third party has rights in, or otherwise has the right to restrict Holdings' and its Subsidiaries use of such Parent Intellectual Property and the Boise Marks as of and following the Closing.

                  7.12.2 To the Knowledge of Parent, no product (or component thereof) or process currently used, sold, or manufactured by the Business infringes on, misappropriates, or otherwise violates a valid and enforceable intellectual property right of any other Person. Any pending or threatened claim of such infringement Known to Parent is set forth on Schedule 7.12.2 of Parent's Disclosure Memorandum.

                  7.12.3 There are no actions or proceedings pending or, to the Knowledge of Parent, threatened, challenging, and, to the Knowledge of Parent, no person is infringing or otherwise violating, the Parent Intellectual Property, except for challenges, infringements or violations which, individually or in the aggregate, would not have a Material Adverse Effect.

                  7.12.4 All of the Parent Intellectual Property used in the Business and all of Parent's and its Subsidiaries' interest in the Boise Marks will be transferred to Holdings at Closing, and such transferred Parent Intellectual Property and the Boise Marks will be available to Holdings after Closing on the same terms and conditions under which it was available to Parent and its Subsidiaries prior to the Closing. The Boise Marks will remain available for use by Parent in its Boise Office Solutions business for the period and to the extent permitted in Section 10.6.

         7.13 LABOR MATTERS. Except as Disclosed on Schedule 7.13 of Parent's Disclosure Memorandum:

                  7.13.1 None of Sellers nor any Transferred Subsidiary is a party to any labor or collective bargaining agreement with respect to Employees, no Employees are represented by any labor organization and, to the Knowledge of Parent, there are no organizing or decertification activities (including any demand for recognition or certification proceedings pending or threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal) involving any of the Employees;

                  7.13.2 There are no strikes, work stoppages, slowdowns, lockouts, or unfair labor practice charges pending or, to the Knowledge of Parent, threatened against or involving the employees of the Business;

                  7.13.3 There are no complaints, charges, claims or grievances against Sellers or any of the Transferred Subsidiaries pending or, to the Knowledge of Parent, threatened to be brought or filed with any governmental authority, arbitrator or court based on or arising out of the employment of any Employee by Sellers or any of the Transferred Subsidiaries, where the aggregate potential liability to Sellers or the Transferred Subsidiaries from such matter if adversely determined is at least $75,000; and

                  7.13.4 Each Seller and each Transferred Subsidiary are in substantial compliance with all laws relating to the employment of labor, including all such laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, immigration, workers' compensation, layoffs, and the collection and payment of withholding and/or Social Security Taxes and similar Taxes except where such noncompliance would not have a Material Adverse Effect.

         7.14 CONTRACTS. Schedule 7.14(a) Parent's Disclosure Memorandum contains a list of (a) each Contract which has a remaining unexpired term of at least one year and requires payments by or to the Business of more than $1,000,000 in any year; (b) all Contracts which require payment (other than for the provision of goods or services in the ordinary course of business) by or to the Business of more than $1,000,000; (c) any Contract that contains a non-compete covenant or similar provision that could restrict Holdings in its conduct of the Business following Closing, (d) any consulting, retention, severance, bonus, compensation, or similar agreement with any Employee, other than the Parent Plans, and any employment agreement with any Employee (other than temporary employment contracts that are terminable without penalty at any time at the will of the employer with a term of less than one year and at an annual compensation rate of less than $75,000 and that provide for no payments of severance), (e) all collective bargaining agreements affecting any of the Employees, (f) any Contract between any of Sellers or any Retained Subsidiary on one hand and any of Sellers, any Retained Subsidiary, or any Transferred Subsidiary on the other hand, which is related to the Business, other than purchase orders entered into in the ordinary course of business and included in Trade Intercompany Accounts, and (g) any other Contract that is material to the Business or the Assets. Each Contract required to be disclosed on Schedule 7.14(a) of Parent's Disclosure Memorandum is a valid and binding agreement of Sellers or a Transferred Subsidiary and, to the Knowledge of Parent, is in full force and effect. Except as Disclosed on Schedule 7.14(b) of Parent's Disclosure Memorandum, none of the Sellers or any Transferred Subsidiary is in, and, to Parent's Knowledge, no other party thereto is in, default in any material respect under any Contract required to be disclosed in such Schedule. Parent's Disclosures made pursuant to this Section 7.14 include all Contracts that are material to the Business. Solely for purposes of this Section, the term Contract is deemed to also include any such instrument which is held by a Transferred Subsidiary rather than one of Sellers. Schedule 7.14(c) of Parent's Disclosure Memorandum also identifies which of the Contracts listed thereon may not be transferred to Holdings and its Subsidiaries (including indirectly by transfer of the stock of the Transferred Subsidiaries) without the consent of the counterparty thereto or for which rights or obligations of any party thereto will (with or without the passage of time), without the consent of the other party(ies) thereto, terminate, accelerate, be modified or otherwise become due.

         7.15 LEASES. Schedule 7.15(a) of Parent's Disclosure Memorandum sets forth a list of: (i) each Timberlands Lease; (ii) each Equipment Lease with a remaining term of more than one month and rental payments in excess of $1,000,000 in the aggregate for such lease or which covers equipment with an original purchase cost in excess of $5,000,000; and (iii) each Facilities Lease, together with, for each such Timberlands Lease, the general location and approximate acreage, and for each such Facilities Lease, the address of each parcel of real property subject to such Lease. Sellers have delivered to Holdings true and correct copies of each such Lease, other than the following Leases, true and correct copies of which will be delivered within ten working days after the date hereof: (i) resource management agreements marked with an asterisk on Schedule 7.15, each of which is substantially similar to the form of resource management agreement previously delivered to Holdings, and which are not (individually or in the aggregate) materially adverse to Holdings and its Subsidiaries, and (ii) timber cutting contracts marked with an asterisk on
Schedule 7.15, as to each of which Schedule 7.15 describes the acreage covered thereby and the unexpired term thereof, and which are not (individually or in the aggregate) materially adverse to Holdings and its Subsidiaries. Each of the Leases is a valid and binding agreement of Parent or Southern, as the case may be, and is in full force and effect. There are no defaults under any leases which defaults have not been cured or waived and which would, individually or in the aggregate, have a Material Adverse Effect. None of the Transferred Subsidiaries holds any Timberlands Leases or any Equipment Lease or Facilities Lease which would meet the threshold for disclosure on such Schedule. Parent's Disclosures made pursuant to this Section 7.15 include all Leases that are material to the Business. Solely for purposes of this Section 7.15, the terms Timberlands Lease, Equipment Lease, and Facilities Lease are deemed to also include any such instrument which is held by a Transferred Subsidiary rather than one of Sellers. Schedule 7.15(b) of Parent's Disclosure Memorandum also identifies which of the Leases listed thereon may not be transferred to Holdings and its Subsidiaries without the consent of the counter-party thereto or for which rights or obligations of any party thereto will

(with or without the passage of time), without the consent of the other party(ies) thereto, terminate, accelerate, be modified or otherwise become due.

         7.16 ENTIRE BUSINESS; TITLE TO PROPERTY; CAPITAL STRUCTURE OF TRANSFERRED SUBSIDIARIES.

                  7.16.1 Except as Disclosed on Schedule 7.16.1 of Parent's Disclosure Memorandum, the Assets (including the Timberlands, Facilities, and Fixtures and Equipment held pursuant to the Leases, and Intellectual Property covered by the IP Licenses) together with the assets held by the Transferred Subsidiaries, and the rights specifically provided or made available to Holdings and its Subsidiaries under the Ancillary Agreements, include all of the buildings, machinery, equipment and other assets (whether tangible or intangible) necessary and adequate for Holdings and its Subsidiaries immediately after Closing to conduct in all material respects the Business as conducted as of the date hereof and since March 31, 2004. None of the Assets is held by, and no aspect of the Business is conducted by, and (except with respect to the balance sheet and profit and loss statements of the corporate staff operations) the Historical Financial Statements do not include any of the financial condition or results of operations of, any of the Retained Subsidiaries or any other Person other than the Sellers and the Transferred Subsidiaries. Schedule
7.16.1 sets forth a description of any and all assets (whether tangible or intangible, real or personal) used in the conduct of the Business, but which do not fall within the definition of "Assets". Schedule D-13 lists the county and approximate acreage of the Timberlands. Except for the Timberlands and the Retained HBU Lands, none of Sellers or any of the Retained Subsidiaries owns or leases any real property for the purpose of growing or harvesting timber. The letters of credit and performance bonds to be assumed by Holdings and its Subsidiaries at the Closing are substantially as set forth on Schedule 7.16.1 of Parent's Disclosure Memorandum, and in any event the aggregate amount thereof shall not exceed $110 million.

                  7.16.2 Except as Disclosed on Schedule 7.16.2 of Parent's Disclosure Memorandum, Sellers and the Transferred Subsidiaries have good (and, in the case of the Realty and the Timberlands (as applicable), marketable) title to the Assets, free and clear of all Financial Encumbrances and all other Encumbrances except (i) liens for Taxes (which are not related to income, sales, or withholding Taxes), assessments and other governmental charges not yet due and payable or due but not delinquent as of the Closing Date or being contested in good faith by appropriate proceedings; (ii) mechanic's, workmen's, repairmen's, warehousemen's, carriers, or other like liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which will not individually or in the aggregate materially impair the operation of the Business, original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) with respect to the Realty and Timberlands, (A) easements, quasi-easements, licenses, covenants, rights-of-way and other similar restrictions, including any other agreements, conditions, restrictions, or other matters which would be shown by a current title report or other similar report or listing, (B) any conditions that may be shown by a current survey (other than, for purposes of Section 15.1.12, Surveys delivered pursuant to Section 9.1.3), title report or physical inspection, and (C) zoning, building and other similar restrictions, none of which Encumbrances in (A) through (C) materially impairs the uses of the Realty or Timberlands as currently used in the Business or materially detracts from the value thereof as currently used in the Business;
(iv) with respect to the Timberlands, such encroachments, boundary line disputes, access restrictions or absence of access, adverse possession claims, and other Encumbrances (other than Financial Encumbrances) which are common to commercial timberlands and will not individually or in the aggregate materially impair the operation of the Timberlands or materially detract from the value of the Timberlands; and (v) Encumbrances not described in items (i) - (iv) immediately preceding which are not Financial Encumbrances and which, individually or in the aggregate, would not materially impair the operation of the Business or materially detract from the value of the Business (all items included in (i) through (v), including any matter Disclosed on Schedule 7.16.2 of Parent's Disclosure Memorandum, are referred to collectively herein as the "Permitted Encumbrances"); provided, however, that as of the Closing Date and for any periods of time thereafter (including for purposes of Section 2.1 and Article IX), "Permitted Encumbrances" shall not include any Financial Encumbrances. Solely for purposes of this
Section 7.16.2, each reference to the Assets and each subcategory thereof is intended to include any such asset held by a Transferred Subsidiary.

                  7.16.3 Parent owns, directly or indirectly, all of the shares of issued and outstanding stock or other equity interests of the Transferred Subsidiaries, and no shares of stock or other equity interests of any indirectly owned Transferred Subsidiary are held by any Retained Subsidiary. All shares of stock or other equity interests of the Transferred Subsidiaries are validly issued, fully paid and non-assessable. Except as Disclosed on Schedule 7.16.3(a) of Parent's Disclosure Memorandum, (i) there are no options, warrants, or similar rights to purchase any of the shares of any of the Transferred Subsidiaries, and no obligations binding upon any Transferred Subsidiary to issue, sell, redeem, purchase or exchange any of its capital stock or any right relating thereto, and (ii) there are no shareholders' agreements, voting agreements, voting trusts or other agreements or rights of third parties with respect to or affecting any of the Transferred Subsidiaries or any of their shares of stock.

                  7.16.4 The Assets and the assets of the Transferred Subsidiaries are in operating condition and repair (subject to normal wear and tear) and are in a condition to allow the continued conduct after the Closing by Holdings of the Business as it is currently conducted in all material respects. With respect to the Assets and the assets of the Transferred Subsidiaries, Parent has not failed to make or deferred or postponed any maintenance, repair, capital improvement, or capital expenditure in anticipation of a potential sale of all or part of the Business, including the transactions contemplated by this Agreement and the Ancillary Agreements. Except as set forth in this paragraph and otherwise set forth in this Agreement or any of the Ancillary Agreements, all of the Assets will be sold AS IS and WHERE IS as to the Sellers.

                  7.16.5 Except as set forth on Schedule 7.16.5 of Parent's Disclosure Memorandum, none of the Sellers or their Retained Subsidiaries or any officer or director thereof, or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any Contract with any of Sellers or any of the Transferred Subsidiaries or has any interest in any property, asset, or right used by Sellers or any Transferred Subsidiary or necessary for the Business. Schedule 7.16.5 of Parent's Disclosure Memorandum describes all services provided to or for the benefit of the Business by any portion of Sellers not included in the Business and any of the Retained Subsidiaries.

                  7.16.6 Since March 31, 2004, Sellers and their Subsidiaries have operated the Timberlands in the ordinary course of business consistent with past practice, including (a) conducting their on-going timber harvest operations on the Timberlands substantially in accordance with the species composition, timber products, volume levels, and timing detailed in Parent's Harvest Plan, and (b) performing necessary and prudent maintenance of roads, drainage systems, fire protection and prevention as well as appropriate stand establishment activities.

         7.17 FINDERS' FEES. Except for the fees of Goldman Sachs & Co., whose fees will be paid by Parent, there is no investment banker, broker or finder which has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from Holdings or any of its Affiliates in connection with the transactions contemplated by this Agreement.

         7.18 INSURANCE. Except as Disclosed on Schedule 7.18 of Parent's Disclosure Memorandum, Schedule D-14 hereto identifies each of the insurance policies currently carried by Parent or any of its Subsidiaries which cover risks associated with or arising out of the Business. The column marked "status" indicates for each policy whether it will be retained by Sellers (those policies labeled as "excluded"); fully assigned to Holdings (those policies labeled as "assigned"); or divided between the parties in accordance with Section 10.1.1 (those policies labeled as "divided"). In addition, the status column indicates which of the assigned or divided policies will name Parent and the Retained Subsidiaries as additional insureds. The policies listed in Schedule D-14 as "excluded" will be retained by Sellers and shall constitute Retained Assets. The policies listed in Schedule D-14 as "assigned" shall be included in the Assets to be transferred hereunder. The policies listed in Schedule D-14 as "divided" shall be included as Assets to be transferred hereunder to the extent of the contemplated assignment and as a Retained Asset to the extent of the carved out retained coverages. For each of the Insurance Policies listed thereon, Schedule D-14 sets forth (a) the name of the insurer, the name of the policyholder, and the name of each covered insured, (b) the scope, period and amount of coverage, and (c) a description of any retroactive premium adjustments or other loss sharing arrangements (including any self-insured retention, deductible or similar self-insurance or co-insurance in respect of each such insurance policy). Parent has paid all premiums or other amounts due and owing to such insurers in respect of each policy listed on Schedule D-14 and is not otherwise in default under any such policy.

         7.19 NO UNDISCLOSED LIABILITIES. No Seller nor any of the Transferred Subsidiaries has any material obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Parent, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing or any action or inaction at or prior to the Closing or any state of facts existing at or prior to the Closing other than: (i) liabilities recorded or disclosed on the December 31, 2003 balance sheet included in the Historical Financial Statements (including any notes thereto, if any); (ii) liabilities and obligations arising from or in connection with matters Disclosed pursuant to Parent's representations and warranties in this Agreement or in the Disclosure Memorandum (none of which, except as Disclosed pursuant to Section 7.7, is a liability resulting from a breach of contract, breach of warranty, tort, infringement claim or lawsuit); (iii) liabilities and obligations which have arisen after December 31, 2003, in the ordinary course of business (none of which, except as Disclosed pursuant to Section 7.7, is a liability resulting from a breach of contract, breach of warranty, tort, infringement claim or lawsuit); (iv) its long term indebtedness and other long term liabilities which are carried on its books at the corporate level and are not Assumed Liabilities; and (v) any Retained Liabilities.

         7.20 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article 7, neither Parent nor any other Person makes any other express or implied representation or warranty on behalf of any of Sellers. ANY WARRANTY IMPLIED BY LAW INCLUDING WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED.

         7.21 CLOSING DATE. The representations and warranties of Sellers contained in this Article 7 and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto or in any certificate or other writing delivered by, or on behalf of, any of Sellers to Holdings pursuant to this Agreement shall be true and correct in all respects on the Closing Date as though then made, except as affected by the transactions expressly contemplated by this Agreement. Parent shall have the right, at any time prior to the fifth business day prior to the Closing Date to update the portion of the Parent Disclosure Memorandum prepared in respect of the representations and warranties of Sellers in this Article VII to reflect changes in the Business between the date hereof and the Closing Date that are actions taken by Parent permitted under Section 10.2 without Holdings' prior consent or were actions not permitted thereby which were taken with Holdings' consent.

                  In the event any litigation or claim against any of the Sellers or their Subsidiaries relating to the Business (other than the Transferred Litigation), or any action, complaint, charge, claim, grievance, or other labor matter of the type described in Section 7.13, arises after the date hereof and prior the Closing, then (a) Parent will promptly deliver written notice to Holdings of the nature of such matter and will provide to Holdings all information concerning such matter as Holdings reasonably requests; (b) Holdings may elect to assume such matter by delivering written notice of such assumption to Parent, in which case a reserve will be established for such matter (which reserve will be determined in accordance with Parent's historical practices and methods for establishing and adjusting book reserves relating to litigation and other claims liabilities and will be reasonably acceptable to Holdings), and such reserve will be added to Schedule D-6 and included in the Litigation and Claims Reserve; and (c) if Holdings elects not to, or does not, assume such matter in writing as described in clause (b) above, then such matter will be treated as Retained Litigation, and all liabilities and obligations in respect of such matter will be Retained Liabilities.

ARTICLE 8         HOLDINGS' REPRESENTATIONS AND WARRANTIES

Holdings represents and warrants to Sellers that:

         8.1 ORGANIZATION AND QUALIFICATION. Each of Holdings and the Permitted Affiliate Purchasers (other than Timber Co., Timber Holdings, and any other Permitted Affiliate Purchaser that is a corporation) is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Delaware. Timber Co., Timber Holdings and each other Permitted Affiliate Purchaser that is a corporation, is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Each of Holdings and each of the Permitted Affiliate Purchasers has all requisite power and authority to own and operate its assets and to carry on its business as currently conducted. Each of Holdings and each of the Permitted Affiliate Purchasers is duly qualified to do business and is in good standing as a foreign entity in all jurisdictions in which such qualification is required to permit it to own its assets and to conduct its business (and, as of the Closing Date, will be so qualified to conduct the Business) as it is currently being conducted.

         8.2 AUTHORIZATION. Holdings and the Permitted Affiliate Purchasers have all necessary power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, and to perform their respective obligations hereunder and thereunder. The execution, delivery and performance by each of Holdings and each Permitted Affiliate Purchaser of this Agreement and each of the Ancillary Agreements to which such Person is party have been duly and validly authorized and no additional authorization or consent is required in connection with the execution, delivery and performance by them of this Agreement and each of the Ancillary Agreements to which such Person is party.

         8.3 CONSENTS AND APPROVALS. Except as Disclosed on Schedule 8.3 of the Holdings Disclosure Memorandum, no Consent is required to be obtained by Holdings or any of the Permitted Affiliate Purchasers from, and no notice or filing is required to be given by Holdings or any of the Permitted Affiliate Purchasers to, or made by Holdings or any of the Permitted Affiliate Purchasers with, its members or shareholders or any Governmental Authority in connection with the execution, delivery and performance by such entities of this Agreement and the Ancillary Agreements.

         8.4 NON-CONTRAVENTION. Except as Disclosed on Schedule 8.4 of the Holdings Disclosure Memorandum, the execution, delivery and performance by each of Holdings and each Permitted Affiliate Purchaser of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not (i) violate any provision of the certificate of incorporation, bylaws, or other organizational documents of Holdings or of any Permitted Affiliate Purchaser; or
(ii) assuming compliance with the matters set forth in Section 8.3, violate, or result in a breach of or constitute a default under any law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or Governmental Authority to which Holdings or any of the Permitted Affiliate Purchasers is subject.

         8.5 BINDING EFFECT. This Agreement constitutes, and each of the Ancillary Agreements when executed and delivered by the parties thereto will constitute, a valid and legally binding obligation of each of Holdings and each of the Permitted Affiliate Purchasers signatory thereto, enforceable against them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         8.6 ORGANIZATIONAL HISTORY. Each of Holdings and each of the Permitted Affiliate Purchasers was newly organized for the purpose of undertaking the transactions provided for in this Agreement, and none of them has conducted any operations or incurred any obligations or liabilities except in connection with such transactions.

         8.7 CAPITAL STRUCTURE. As of immediately after Closing, the ownership structure of Holdings and the Permitted Affiliate Purchasers shall, in all material respects, be as depicted in Schedule 8.7 of the Holdings Disclosure Memorandum and neither Holdings nor any of the Permitted Affiliate Purchasers shall have any Subsidiaries other than as depicted on such Schedule 8.7 of the Holdings Disclosure Memorandum, other than wholly-owned Subsidiaries of Operating Holding Co. and Timber Holdings that are formed for the purpose of consummating the transactions contemplated hereby.

         8.8      FINANCIAL CAPABILITY.

                  8.8.1 On the Closing Date, Holdings and its Permitted Affiliate Purchasers will, assuming the making by Parent and Parent Sub on the Closing Date of the Reinvestment and receipt of all of the financing contemplated by the Commitment Letters, have sufficient funds to (i) pay the Non-Timber Purchase Price and the cash portion of the Timberlands Purchase Price and (ii) arrange for provision of the standby letter of credit securing the Timber Notes provided for in the arrangements described in the LC Commitment Letters.

                  8.8.2 Schedule 8.8.2 of the Holdings Disclosure Memorandum includes true and correct copies of (a) commitment letters received by Holdings and its Subsidiaries (the "Debt Commitment Letters") to provide the debt financing for the transactions contemplated hereby and (b) a true and correct copy of the commitment letter received by Holdings and its Subsidiaries (the "Equity Commitment Letter" and, together with the Debt Commitment Letters, the "Commitment Letters") from MDP to provide equity financing for the transactions contemplated hereby. As of the date of this Agreement, the Commitment Letters are in full force and effect and have not been amended or, to Holdings' knowledge, rescinded. Holdings or one or more of its Subsidiaries has paid, or at or prior to Closing will pay, all fees and other amounts required by such Commitment Letters to be paid by it at or prior to the Closing.

         8.9 REPRESENTATIONS RELATING TO THE WHITE PAPER BUSINESS. Holdings and its Affiliates have not at any time during the two months prior to the date of this Agreement received any proposals from, nor engaged in any discussions with, any Person regarding a potential sale of all or substantially all of the assets of the white paper manufacturing, conversion, distribution and sales operations of the Business, and as of the date hereof Holdings and its Affiliates are not aware of any reason to expect that such a sale is likely to occur shortly after the Closing.

         8.10 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article 8, neither Holdings nor any other Person makes any other express or implied representation or warranty on behalf of Holdings or any of its Subsidiaries.

ARTICLE 9         REALTY

         9.1      TITLE REPORTS.

                  9.1.1 Parent has ordered from First American Title Company ("Title Company") preliminary title reports on (i) all of the Timberlands (including the timberlands held pursuant to long term leases and those held in the form of perpetual cutting rights); (ii) all of the Realty (including realty owned by Transferred Subsidiaries (other than Boise Cascade do Brasil LTDA and Compania Industrial Puerto Montt, S.A.); and (iii) the Facility Leases covering the Jackson, Alabama Facility (collectively, the "Titled Property"). Parent will provide such preliminary title reports to Holdings as they are received. Parent shall provide reasonable cooperation with Holdings and Title Company in the review and examination of the title to the Realty and the Timberlands. Such cooperation shall include providing access to Parent's Realty and Timberlands records and including available maps and surveys.

                  9.1.2 Parent and Holdings shall cooperate with the Title Company and use commercially reasonable efforts so that Holdings shall have obtained (a) no later than thirty (30) days prior to the Closing, a commitment from the Title Company for an ALTA Owner's Title Insurance Policy, 1992 Form (or other form of policy acceptable to Purchaser), together with a copy of all documents referenced therein (the "Title Commitments"), and (b) at Closing, title insurance policies from the Title Company (which may be in the form of a mark-up of a pro forma of the Title Commitments) in accordance with the Title Commitments, insuring Purchaser's fee simple title to each owned Titled Property or Holdings' legal, valid, binding and enforceable leasehold interest in each leased Titled Property (as the case may be) (in each case, excluding the Timberlands except to the extent required by Holdings' or its Affiliates' lenders) as of the Closing Date (including all recorded appurtenant easements necessary for access to Titled Property and insured as separate legal parcels) with gap coverage from Parent through the date of recording and extended coverage over the general exceptions, subject only to Permitted Encumbrances, in such amount as Holdings reasonably determines to be the value of the Titled Property insured thereunder (the "Title Policies"). Sellers shall execute any affidavits, indemnities and other agreements or assurances reasonably required by the Title Company to issue the Title Policies. The fees, costs and expenses with respect to the Title Commitments and Title Policies, including ALTA extended coverage, shall be borne equally by Parent and Holdings; provided that 100% of the premium or fee for deletion of the creditors rights exception will be borne by Holdings.

                  9.1.3 Holdings shall have obtained no later than ten (10) days prior to the Closing, a survey for each property set forth on Schedule
9.1.3 dated no earlier than the date of this Agreement, prepared by a licensed surveyor reasonably satisfactory to Holdings, and conforming to 1997 ALTA/ACSM Minimum Detail Requirements for Land Title Surveys, including Table A Items Nos. 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(b), 13, 14 15 and 16, or such lesser standards as the Title Company requires as a condition to the removal of any survey exceptions from the Title Policies in respect of such properties, and certified to Holdings, Holdings' lender and the Title Company, in a form satisfactory to each of such parties (the "Surveys"). The fees, costs and expenses with respect to the Surveys shall be borne equally by Parent and Holdings.

         9.2 CONVEYANCING. At Closing, Sellers will convey the Realty to Holdings or its designated Permitted Affiliate Purchasers and the Timberlands to Timber Co. or its designee, in each case by special limited warranty deeds (the "Deeds") in a form customary and suitable for recordation in each applicable jurisdiction and sufficient to convey fee simple title to the Realty and Timberlands, subject only to Permitted Encumbrances, and otherwise in form and substance reasonably satisfactory to Holdings. For the avoidance of doubt, when used in this paragraph the term "special limited warranty deed" shall be interpreted to mean a customary form of deed in which the warranties of Sellers relate only to the period during which the Sellers had title, and in which Sellers represent that they have no knowledge that such warranties are untrue for any period prior thereto.

         9.3 ENVIRONMENTAL ASSESSMENTS. Parent has delivered or will deliver to Purchasers within 45 days after the date hereof environmental assessments (each an "Environmental Assessment") prepared in accordance with ASTM 1527-00 for each Facility (including Facilities owned by Transferred Subsidiaries), other than (i) Facilities and properties owned by Compania Industrial Puerto Montt, S.A.; (ii) Facilities leased by Boise Building Products Limited; and (iii) Facilities which are leased commercial office space. In addition, Parent will deliver within 60 days after the date hereof Environmental Assessments prepared in accordance with a modified version of ASTM 1528-00 covering all of the Timberlands and the eucalyptus plantations owned by Boise Cascade do Brasil LTDA. If any of such Environmental Assessments report (or disclose any environmental issue that Holdings reasonably determines could constitute) a Recognized Environmental Condition, as defined in the above-referenced ASTM standards (a "REC"), the following procedure shall be utilized by the parties to address the issue presented by such REC:

                  9.3.1 Parent and Holdings shall review each Environmental Assessment as it is made available by Parent. Within 10 days after receipt of each such Environmental Assessment (or within 10 days after the date hereof in the case of Environmental Assessments received prior to execution of this Agreement) either party may request that further investigation of the REC be conducted by a contractor designated by the requesting party or if it is requested by both parties by a contractor agreed upon by the parties, with the expense of the further investigation to be shared equally by the parties. In either case, the results of the additional investigation shall be made available to both parties and the scope of the investigation and technical details shall be consented to by both parties, such consent not to be unreasonably withheld.

                  9.3.2 Following the receipt of such additional investigation or if neither party requests any investigation Holdings may at its option either: (i) delete the affected Facility or Timberlands parcel or the affected portion of the Facility or Timberlands parcel from the transaction (and such deleted parcel or portion thereof shall be a Retained Asset and shall not be included in the definition of Facility or Timberlands); or (ii) take no action in which case the affected Facility or Timberlands parcel shall remain a portion of the Assets. If Holdings takes no action within ten days after expiration of the 10 day period provided for in Section 9.3.1 without a request by either party for additional investigation or within 10 days after receipt of any final report resulting from additional investigation, it shall be deemed to have elected option (ii) under the preceding sentence.

                          9.3.2.1    In the event that Holdings  elects to
delete the affected Facility or Timberlands parcel (or the affected portion thereof), the Timberlands Purchase Price or the Non-Timber Purchase Price, as appropriate, shall be equitably adjusted to reflect the value of the Asset so deleted; and

                          9.3.2.2    In the event that Holdings  elects not to
delete the affected Facility or Timberlands Parcel or affected portion thereof, the transaction shall be completed without adjustment of either the Non-Timber Purchase Price or the Timberlands Purchase Price and any liability incurred by Holdings or its subsidiaries in respect of the conditions in such REC shall be a Retained Environmental Liability (PROVIDED that Holdings shall use commercially reasonable efforts to remedy as promptly as practicable after Closing such condition with the proceeds of indemnification therefor).

                  9.3.3 Holdings shall have no obligation to attend and carry out the actions required of it at the Closing, as set forth in Section 15.1.8, if the matters identified in the Environmental Assessments could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

ARTICLE 10        COVENANTS OF THE PARTIES

         10.1 ACCESS. Prior to the Closing, Sellers and the Transferred Subsidiaries will permit Holdings and the Permitted Affiliate Purchasers and their respective financing sources and representatives to have full access, during regular business hours and upon reasonable advance notice, to the Assets and the Business (including personnel and outside accountants and, with Parent's consent (not to be unreasonably withheld), other advisors), subject to reasonable rules and regulations of Parent concerning visitors to its Facilities, and shall furnish, or cause to be furnished, to Holdings any financial and operating data and other information that is available with respect to the Business, the Assets, or the Assumed Liabilities as Holdings shall from time to time reasonably request. Holdings shall abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it or its representatives pursuant to this Section 10.1. Notwithstanding anything herein to the contrary, Holdings shall not be permitted to perform any invasive testing of any of the Realty without specific additional authorization from Parent (which consent shall not be unreasonably withheld), or to perform any testing which would cause a breach of any Lease to which Parent is a party, provided that, upon request from Holdings, Parent shall use reasonable efforts to obtain any necessary consent to permit such testing.

         10.2 CONDUCT OF BUSINESS. During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or as Holdings shall otherwise agree in writing in advance, Parent shall, and shall cause its Subsidiaries to, conduct the Business in the ordinary and usual course. Without limiting the foregoing, during such period Parent shall, and shall cause its Subsidiaries to, observe the negative and positive restrictions set forth in Sections 10.2.1 and 10.2.2 below.

                  10.2.1 During the period from the date hereof to the Closing, except as otherwise expressly provided for in this Agreement or as Holdings shall otherwise consent in writing (which consent shall not be unreasonably withheld), with respect to the Business, the Assets or the Assumed Liabilities, other than as set forth in Schedule 10.2 of Parent's Disclosure Schedule, Parent shall not:

                          10.2.1.1   enter into  commitments for new capital
expenditures in excess of $25,000,000 in the aggregate to the extent not otherwise contemplated in the 2004 Capital Spending Authorizations;

                          10.2.1.2   except for pending  transactions  which are
specifically Disclosed in Schedule 10.2.1.2 of Parent's Disclosure Memorandum, dispose of or otherwise transfer, or incur, create or assume any Encumbrance (other than Permitted Encumbrances) on any asset of the Business, other than sales of Inventory or dispositions of worn out or obsolete assets, in each case in the ordinary course of business consistent with past practice. Notwithstanding the foregoing, Parent may sell the Retained HBU Lands (and any proceeds therefrom will be retained by Parent) and may sell not more than 500 additional acres of Timberlands in the aggregate transferred in the ordinary course. The Timberlands Purchase Price shall be reduced dollar-for-dollar by the amount of the proceeds (net of transaction costs) from all such ordinary course sales (other than sales of the Retained HBU Lands) pursuant to the immediately preceding sentence, and such proceeds shall not be included as a Current Asset in the determination of Closing Net Working Capital nor as cash that increases the purchase price pursuant to Section 3.2.4. Notwithstanding and in addition to the foregoing, Parent may pledge Accounts Receivable generated after it commences the wind-down of its receivables securitization program required by Section 7.6.5 to the extent necessary to fund the partial liquidation of such program, so long as such pledge is released at Closing;

                          10.2.1.3   institute any material change in the
methods of purchase, sale, lease or other accounting or engage in any activity which would accelerate the collection of Accounts Receivable, accelerate or delay the payment of the accounts payable, or increase, reduce or otherwise affect the amount of Inventory (including raw material, packaging, work-in-process, or finished goods) on hand; or reduce or otherwise change any book reserves relating to workers' compensation, litigation, and other claims liabilities other than as set forth in the definitions of Workers Compensation Reserve and Litigation and Claims Reserve;

                          10.2.1.4   on or after  the 45th day  prior to the
date set for Closing hereunder, sell any Accounts Receivable to Parent's receivables securitization facility;

                          10.2.1.5   acquire (by merger, exchange,
consolidation, acquisition of stock or assets or otherwise) any Person or division or material assets thereof, whether or not engaged in a business similar to the Business; provided that nothing in this Section 10.2.1.5 shall preclude any acquisition by Boise Office Solutions of a Person, or the assets of a Person, engaged in the office products distribution business, so long as such transaction would have no effect on the Business, the Assets, the Transferred Subsidiaries, or the transactions contemplated by this Agreement;

                          10.2.1.6   sell,  transfer,  or grant licenses of
Intellectual Property to any Person or allow registered Intellectual Property to lapse, expire, or become abandoned;

                          10.2.1.7   amend any  Transferred  Subsidiary's
certificate of incorporation, bylaws, or other charter documents;

                          10.2.1.8   grant (or agree to grant) to any Employee
any salary or wage increases except for regularly scheduled salary reviews and promotional increases consistent with past practices in the ordinary course of business or change or amend any Parent Plan affecting Employees, other than, in either case, pursuant to renegotiation of any collective bargaining agreements in the ordinary course or as required under law; provided that Parent may amend the Pension Plans and/or Defined Contribution Plans as it reasonably deems necessary or advisable solely for the purpose of preparing for and accomplishing the transfers contemplated under Sections 11.4 and 11.5; and provided further that nothing in the foregoing shall preclude Boise from entering into the 2004 Severance Agreements with its executive officers as set forth on Schedule D-19, or from adopting the 2004 Retention Bonus Plan for key employees as set forth on Schedule D-18;

                          10.2.1.9   enter into any  transactions  affecting the
Business with Affiliates not in the ordinary course of business consistent with past practice other than the elimination of inter-company obligations involving Transferred Subsidiaries provided for in Section 10.4;

                          10.2.1.10  enter into,  amend,  or terminate  any
Contracts or Lease required to be disclosed hereunder, including the BOS Paper Supply Agreement (except as set forth in Section 18.2);

                          10.2.1.11  (a) with respect to the Assets,  the
Business or any Transferred Subsidiary, make or change any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, or
(b) with respect to any Transferred Subsidiary, file any amended Tax Return, enter into any Tax closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, or consent to the extension or waiver of any limitation period applicable to any Tax, claim or assessment;

                          10.2.1.12  Sellers  shall not with respect to the
Transferred Subsidiaries, and Sellers shall cause the Transferred Subsidiaries not to, use any net operating loss carryforward, alternative minimum Tax net operating loss carryforward or any alternative minimum Tax credit carryforward, in each case to the extent permitted by applicable law; or

                          10.2.1.13  agree, in writing or otherwise, to do any
of the foregoing.

                  10.2.2 During the period between the date hereof and Closing, Parent shall and shall cause its Subsidiaries to:

                          10.2.2.1   use  commercially  reasonable  efforts to
(i) preserve intact the organization and goodwill of the Business, (ii) keep available the services of its officers and employees as a group (provided that such efforts shall not require Parent to pay any bonuses or other amounts beyond normal compensation to such persons, except that Parent will adopt the 2004 Retention Bonus Plan for key employees as set forth on Schedule D-18), (iii) maintain satisfactory relationships with its material suppliers and customers and other Persons having business relationships with it, and (iv) maintain all Governmental Authorizations required for the conduct of the Business;

                          10.2.2.2   use reasonable  commercial  efforts to
maintain its Facilities and Assets in accordance with its normal and customary maintenance practices and carry out its ongoing plan of capital expenditures in the ordinary course of business in an aggregate amount consistent with the 2004 Capital Spending Authorizations for the Business; provided that, so long as Parent and its Subsidiaries have exercised reasonable commercial efforts as required by the preceding phrase, the foregoing shall not constitute an absolute guaranty that all planned capital expenditures will be completed as scheduled in such authorizations;

                          10.2.2.3   promptly,  but in any event within two (2)
business days after becoming aware thereof, notify Holdings of any representation or warranty made hereunder ceasing to be true, or any breach of any covenant or agreement made hereunder;

                          10.2.2.4   notify  Holdings of any  emergency or other
change in the normal course of the Business or in the condition of the Assets or the Assumed Liabilities or the operation of the Business and of any governmental or third party complaint, investigation or hearing (or communication indicating that such a complaint, investigation or hearing is or may be contemplated), if such emergency, change, complaint, investigation or hearing would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

                          10.2.2.5   prepare and timely file all  applicable
Tax Returns with respect to the Assets or the Business or any Transferred Subsidiary in a manner consistent with past practice, and pay all applicable Taxes when due and payable; and

                          10.2.2.6   operate the  Timberlands  in the ordinary
course of business consistent with past practice, including (a) conducting their on-going timber harvest operations on the Timberlands substantially in accordance with the species composition, timber products, volume levels, and timing detailed in Parent's Harvest Plan, and (b) performing necessary and prudent maintenance of roads, drainage systems, fire protection and prevention as well as appropriate stand establishment activities.

         10.3 EFFORTS TO ACHIEVE CLOSING. Each of Parent and Holdings will use commercially reasonable efforts to fulfill the conditions precedent to the other's respective obligations hereunder and to secure all Consents required to be obtained by it in connection with the transactions contemplated hereby, and Parent and Holdings will cooperate in all reasonable requests to fulfill the conditions precedent to their and the other party's obligations described in this Section 10.3, in each case as soon as practicable but in any event not later than the Outside Date. Without limiting the generality of the foregoing,

                  10.3.1 Parent and Holdings will file within 10 Business Days of the date hereof the required notice (including all documentary materials) under the HSR Act and will as soon as practicable make required filings under any similar regulatory programs applicable to the transaction in Canada, Brazil and the United Kingdom. Each party shall promptly file any additional information requested in respect of such filings by any Governmental Authority as soon as practicable after receipt of request therefor. The filing fees for such filings shall be shared equally by Parent and Holdings.

                  10.3.2 Holdings shall, and shall cause each of its respective Subsidiaries to, use reasonable efforts to satisfy all conditions precedent to be satisfied by Holdings or its Affiliates in the Commitment Letters and to otherwise obtain, on behalf of Holdings and its Subsidiaries, the proceeds of the debt financing and equity financing contemplated by the Commitment Letters; PROVIDED that nothing in this Section 10.3.2 or elsewhere in this Agreement shall require (i) the payment by Holdings or any of its Subsidiaries of any material amount of cash other than as required by the Debt Commitment Letters or any fee letters executed in connection with the Debt Commitment Letters, (ii) the agreement by Holdings or any of its Subsidiaries to any material economic terms other than those contemplated by either the Debt Commitment Letters or the Equity Commitment Letter or to other terms that are not commercially reasonable, or (iii) Holdings or any of its Subsidiaries to seek to obtain any alternative financing in the event that any portion of the financing contemplated by the Debt Commitment Letters or the Equity Commitment Letter is unavailable.

                  10.3.3 Parent shall use its reasonable efforts to cooperate with Holdings in connection with the financing contemplated by the Commitment Letters, including using (and causing its Subsidiaries to use) reasonable efforts to satisfy all conditions precedent to be satisfied by Parent and its Subsidiaries in the Commitment Letters, providing information to and permitting the financing sources and their representatives access to the Assets and the Business, as provided in Section 10.1 hereof, participating in meetings with prospective investors and participating (and permitting members of its senior management to participate) in "road shows" in connection with the financing, participating in meetings with rating agencies, participating in drafting sessions related to the offering materials for the debt financing of Holdings and its Subsidiaries contemplated by the Debt Commitment Letters, causing the present and former independent accountants for Parent to participate in drafting sessions related to the offering materials for the debt financing contemplated by the Debt Commitment Letters and making work papers available to Holdings and its Subsidiaries, the underwriters for the debt financing and their respective representatives; provided that Holdings shall endeavor to minimize the interference with the ability of such senior management members to carry out their normal responsibilities for ongoing management of the Business resulting from such participation in drafting sessions and the road show. Out of pocket costs incurred by Parent for participation by its external accountants, outside counsel, and other outside advisors and consultants in the foregoing shall be paid by Holdings; provided that the fees of KPMG for preparation of the Regulation S-X Financial Statements shall be shared equally by Parent and Holdings.

         10.4 TRANSFERRED SUBSIDIARIES. Prior to Closing, Parent shall and shall cause its Subsidiaries to:

                  10.4.1 cause all inter-company indebtedness owed by any Transferred Subsidiary to Parent or a Retained Subsidiary or by Parent or a Retained Subsidiary to a Transferred Subsidiary, to be eliminated so that at Closing there will be no inter-company indebtedness between Parent (or its Retained Subsidiaries) and any Transferred Subsidiaries, except for Trade Intercompany Accounts; and

                  10.4.2 cause each Transferred Subsidiary which holds any assets which are not related to the Business to transfer such assets to Parent or a Retained Subsidiary; and cause each Transferred Subsidiary which has any obligations constituting Retained Liabilities to assign such obligations to Parent, and Parent will assume such Retained Liabilities.

                  10.4.3 Parent shall indemnify Holdings and each Transferred Subsidiary for any loss, liability or Tax incurred by Holdings or such Transferred Subsidiary in connection with the actions referred to in Section
10.4.1 and Section 10.4.2.

         10.5 FURTHER ASSURANCES. At any time after the Closing Date, Holdings, and Sellers shall promptly execute, acknowledge, and deliver any other assurances or documents reasonably requested by Holdings or Seller, as the case may be, and necessary for them or it to satisfy their or its respective obligations hereunder or obtain the benefits contemplated hereby and to confirm to third parties the transfer of Assets and the Assumed Liabilities provided for herein. Without limiting the generality of the foregoing, Holdings agrees that if any of the Transferred Subsidiaries are found to own assets that are not related to the Business, or if any Retained Assets are inadvertently transferred to Holdings, Holdings, or its applicable Permitted Affiliate Purchaser, shall transfer or cause the Transferred Subsidiary to transfer such assets to Parent, or as Parent shall direct, at Parent's expense (including any Tax incurred by Holdings or its Subsidiaries) but without consideration. Similarly, if, after the Closing, Parent or Holdings identifies any assets that should have been transferred to Holdings as part of the Assets, but were not, Parent shall transfer such assets to Holdings, or a designated Permitted Affiliate Purchaser at Parent's expense and without further consideration. A similar process shall be followed with Assumed Liabilities and Retained Liabilities which are not properly transferred or retained.

         10.6 USE OF BOISE MARKS. As soon as commercially practicable after Closing, Parent and its Retained Subsidiaries shall discontinue the use of the Boise Marks. Notwithstanding the foregoing, the following specific limitations shall be observed by Parent:

                  10.6.1 Parent and its Retained Subsidiary, Boise Cascade Office Products Corporation, shall change their names to a variant of OfficeMax or other name not including the words "Boise" nor "Cascade" within five business days after Closing and the legal names of Parent's remaining Retained Subsidiaries shall be changed to eliminate the words "Boise" and "Cascade" within three months after Closing.

                  10.6.2 Within 60 days after Closing, Parent shall change its New York Stock Exchange Trading Symbol from BCC to OMX.

                  10.6.3 Existing stocks of printed stationary, including letterhead, invoices, acknowledgements and checkstock (for bank accounts not included in the Assets) may continue to be used for up to three months. Where possible without unreasonable effort or expense, such stationary shall be stamped or overprinted before use to disclose the correct identity of the user.

                  10.6.4 Signage on facilities and rolling stock shall be changed over within three years and five years, respectively; and

                  10.6.5 Parent's office products catalogs and other marketing materials shall not utilize the Boise Marks in the 2006 catalog cycle or thereafter.

                  Nothing in the foregoing shall preclude Parent from using appropriate Boise Marks associated with paper products supplied to it by Holdings after Closing in the remarketing of any such products through its office products distribution business so long as such use is limited to, and clearly identified with, such Holdings products and is otherwise consistent with any terms that Holdings or any of its Subsidiaries imposes on the use of the Boise Marks with its customers. In no event shall Parent or any of the Retained Subsidiaries use the Boise Marks in any manner not used by them in the 12 month period prior to the date hereof or in connection with goods or services of a different character or quality than those offered by them prior to the date hereof.

                  Each party shall use commercially reasonable efforts to clarify any confusion concerning their respective identities which arises after Closing. Parent shall indemnify Holdings against third party claims asserted against Holdings arising from any use by Parent or its Retained Subsidiaries of the Boise Marks after the Closing.

         10.7     CERTAIN MATTERS RELATED TO RETAINED AND ASSUMED LIABILITIES.

                  10.7.1 With respect to all Retained Liabilities, Holdings Indemnified Parties shall reasonably cooperate with Parent, provide Parent as promptly as possible with notices and other information received by such parties as well as all relevant materials, information and data requested by Parent and shall grant Parent, without charge, such reasonable access to employees of the Business and to the Assets as may be reasonably necessary for Parent to defend against, settle, and discharge the Retained Liabilities.

                  10.7.2 With respect to all Assumed Liabilities, Parent Indemnified Parties shall reasonably cooperate with Holdings, provide Holdings as promptly as possible with notices and other information received by such parties as well as all relevant materials, information and data requested by Holdings and shall grant Holdings, without charge, such reasonable access to employees of Parent as may be reasonably necessary for Holdings to defend against, settle, and discharge the Assumed Liabilities.

         10.8     INTER-COMPANY AGREEMENTS.

                  10.8.1 Parent (on the one hand) and Boise Office Solutions (on the other hand) shall, during the period between the date hereof and Closing, perform in the ordinary course and refrain from amending the BOS Paper Sales Agreement (except as set forth in Section 18.2) and shall not grant to either party any material waiver of the provisions of such contract which will have any effect after Closing. Parent shall take such actions as may be necessary to cause Boise Office Solutions to comply with the foregoing covenant.

                  10.8.2 All other inter-company agreements between Parent and any of its Affiliates which relate to the conduct of the Business or between any Transferred Subsidiary and Parent or a Retained Subsidiary shall be terminated prior to Closing and all liabilities and obligations arising thereunder and any other intercompany accounts, indebtedness, liabilities, or obligations shall be fully discharged prior to Closing, except for any Trade Intercompany Accounts.

                  10.8.3 Parent shall indemnify Holdings and each Transferred Subsidiary for any loss, liability or Tax incurred by Holdings or such Transferred Subsidiary in connection with the actions referred to in Section
10.8.1 and Section 10.8.2.

         10.9 RECORDS AND RETENTION AND ACCESS. Holdings shall keep and preserve in an organized and retrievable manner the Retained Records in its possession at Closing and the Transferred Records for the lesser of (i) seven years from the Closing Date or (ii) the retention period for such records under the longer of Holdings' or Parent's records retention schedules applicable to such records. Upon expiration of such period for any specific Transferred Record or Retained Record, Holdings shall notify Parent that it intends to destroy such records unless

Parent takes possession of them within 60 days following such notice and upon expiration of such period may promptly destroy any such record not taken by Parent. Notwithstanding the foregoing, Parent may take possession of the Retained Records at any time on 30 days notice to Holdings. While such Retained Records and Transferred Records remain in existence, each party shall allow the other party, its representatives, attorneys and accountants, at the requesting party's expense, access to the Books and Records upon reasonable request and advance notice and during normal business hours, subject to the confidentiality provisions set forth in Section 19.18. Holdings' obligations with respect to such records shall include maintaining, for at least the retention period specified above, computer systems permitting access to any of such records which are stored in electronic form in a fashion which is not less efficient than current access methods.

         10.10    INSURANCE.

                  10.10.1 Sellers shall use commercially reasonable efforts to arrange for assignment of each policy which under the terms of Schedule D-14 is indicated to be an "assigned" policy. For those policies which are required by Schedule D-14 to be divided, Sellers shall, in consultation with Holdings, use commercially reasonable efforts to either arrange a carve out of an appropriate portion of the coverage for the benefit of Holdings (or Sellers if the policy is to be transferred to Holdings) or arrange for the cancellation and reissue of the divided policy as two policies of like coverage, limits, deductible, and other material terms for the respective benefit of Sellers and Holdings. The assigned policies and the portions of the partially assigned policies to be assigned and any replacement policies issued to Holdings as a result of a policy which is divided shall be the "Transferred Insurance Policies". Parent and its Subsidiaries shall be additional insureds on the Transferred Insurance Policies to the extent indicated in Schedule D-14; PROVIDED that notwithstanding anything herein to the contrary, Holdings and its Subsidiaries shall not have any obligations to process claims on behalf of Parent and its Subsidiaries except to the extent provided under the Mutual Administrative Services Agreement.

                  10.10.2 Sellers covenant and agree that (i) each Seller shall, and shall cause each of its Affiliates to, continue to maintain, without amendment or modification, the Transferred Insurance Policies (or if such policies are terminated, substantially equivalent policies) for the benefit of the Business, with respect to occurrences prior to the Closing Date, regardless of whether claims are brought prior to or after the Closing Date; (ii) prior to Closing, Sellers shall give notice to the insurers under the Transferred Insurance Policies and other policies of each claim then pending or threatened against Parent or any of its Subsidiaries with respect to any of the Assets or the Business which they reasonably expect to exceed 50% of the applicable deductible or other loss retention feature of the applicable Transferred Insurance Policies; (iii) Holdings and its Subsidiaries will, with respect to the Assets and the Business, be provided full coverage under the Transferred Insurance Policies after the Closing (subject only to deductibles, self-insured retentions and policy limits set forth on Schedule D-14), with respect to occurrences prior to and/or after the Closing, regardless of whether claims are brought prior to or after the Closing; (iv) after Closing, Holdings and its Subsidiaries will have the right to bring claims (whenever brought) as a direct insured party under the Transferred Insurance Policies for all occurrences that relate to actions, events, conditions and/or operations of the Assets and the Business prior to and/or after the Closing Date within the scope of the Transferred Insurance Policies; and (v) Sellers shall cause Holdings and its Subsidiaries to be "additional insureds" under each insurance policy that affected any portion of the Assets or the Business which is not a Transferred Insurance Policy and shall ensure that Holdings and its Subsidiaries will, in such capacity, have the same coverage under such insurance after the Closing as existed for the Business and the Assets prior to Closing. Holdings and its Subsidiaries will be responsible for satisfying any deductibles, self-insured portions, retentions and other retained amounts on insurance coverage with respect to losses arising under claims made under the Transferred Policies to the extent relating to Assumed Liabilities and Sellers shall be responsible for any such deductibles, self-insured portions, retentions and other retained amounts on insurance coverage with respect to any such losses arising under the Transferred Policies to the extent relating to Retained Liabilities and under all policies that are Retained Assets.

         10.11 EXCLUSIVITY. Neither Parent nor any of its Affiliates will, nor will they permit or cause their respective officers, directors, agents or employees to, solicit, initiate, encourage, discuss, negotiate or enter into any arrangements relating to, any possible sale or other disposition of all or any material part of the Assets or of the Business other than the sale of Inventory in the ordinary course of business or other sales or dispositions permitted by this Agreement (whether by merger, reorganization, recapitalization or otherwise) with any party other than Holdings and its Affiliates (a "Company Takeover Proposal"), or provide any information to any other party regarding the Business other than information which is traditionally provided in the regular course of its business operations to third parties where Parent and its officers, directors, employees, and agents have no reason to believe that such information may be utilized to evaluate a Company Takeover Proposal. Parent and its officers, directors, employees, agents and Affiliates (i) do not have any agreement, arrangement, or understanding with any third party with respect to any Company Takeover Proposal (other than confidentiality agreements), (ii) will cease and cause to be terminated any and all discussions with third parties regarding any Company Takeover Proposal, and (iii) will promptly notify Holdings if any Company Takeover Proposal, or any inquiry or contact with or by any Person or entity with respect thereto, is made (including the identity of the proposing Person and the terms of such proposal).

                  If within 30 days after the date hereof Parent receives, without any solicitation thereof which is made after the date hereof, a Company Takeover Proposal that constitutes a Company Superior Proposal (as defined below), then in such event Parent shall notify Holdings that it has received a Company Superior Proposal that Parent's Board of Directors is prepared to accept and shall provide Holdings with a description of all material terms of the Company Takeover Proposal and the identity of the party making such offer. Holdings may, at any time during the five business days after delivery of such notice, at its option, submit a counter-proposal providing for the delivery of aggregate consideration for the Business (valuing Timber Notes for such purpose at their face value) that is at least equal to the aggregate consideration to be paid for the Business under the Company Superior Proposal (as reduced to take into account the effect of the break-up fee that would be payable under Section
14.3.1 hereof) (a "Matching Offer"). If Parent delivers such a notice of a Company Superior Proposal and after five business days from delivery of such notice Holdings has not submitted a Matching Offer to Parent, then either Parent or Holdings may terminate this Agreement pursuant to Section 14.2.5 hereof with the effect specified therein and in Section 14.3.1 hereof. A "Company Superior Proposal" means a Company Takeover Proposal that provides for cash consideration to be paid at closing for the Business that is at least $250,000,000 higher than the aggregate consideration (without reduction for the amount of the Reinvestment or the break-up fee payable under Section
14.3.1 hereof, and valuing Timber Notes for such purpose at their face value) to be paid for the Business under this Agreement, and contains terms and conditions that Parent's Board of Directors determines in good faith, after consultation with counsel and a financial advisor of nationally recognized reputation and taking into account all relevant material terms of such Company Takeover Proposal and this Agreement, are more favorable to the shareholders of Parent than the transactions provided for herein, and as to which Parent's Board of Directors reasonably determines that rejection of such Company Takeover Proposal would constitute a violation by the Board of Directors of its fiduciary duties as directors of Parent under applicable laws.

         10.12    NONCOMPETITION From and after the Closing:

                  10.12.1 NONCOMPETITION. In consideration of the mutual covenants provided for herein, during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the "Noncompete Period"), Parent shall not, and shall cause its Affiliates not to, directly or indirectly (i) engage in any business that competes with all or any portion of the Business (as conducted as of Closing), anywhere within the United States, or
(ii) induce or attempt to induce any customer or other business relation of Holdings or any of its Subsidiaries to terminate or reduce such relationship with Holdings or any of its Subsidiaries; provided that Parent and its Affiliates shall not be deemed to be competing in violation of this Section
10.12 by virtue of its or their (w) equity interest relating to the Reinvestment, (x) ownership of less than 5% of the outstanding stock of any publicly-traded corporation, (y) acquisition of any Person (whether by asset purchase, stock purchase, merger or otherwise) engaged in a business that competes with the Business if such businesses are not such target Person's primary business and, on a pro forma basis after giving effect to such acquisition, the aggregate sales attributable to the business(es) competitive with the Business represent less than 3% of aggregate consolidated pro forma revenues of Parent, its Subsidiaries and such Person, or (z) ordinary course business operation of Boise Office Solutions substantially in the manner operated as of the date of this Agreement. This Section 10.12 shall not apply to any entity which might acquire Parent or any assets or division of Parent, subject to the terms of the Shareholder Agreements.

                  10.12.2 SEVERABILITY. The parties hereto agree that the covenant set forth in Section 10.12.1 is reasonable with respect to its duration, geographical area and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 10.12.1 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         10.13    DELIVERY OF ADDITIONAL FINANCIAL STATEMENTS.

                  10.13.1 SUBSEQUENT STATEMENTS. As soon as practicable, but in any event no later than 30 days after the end of each calendar month following June 30, 2004, Parent will deliver to Holdings a copy of Parent's internal operating balance sheet, profit and loss statement, and cash flow statement for each the Operating Units and for Parent's aviation division, transportation operations (including the operations of Parent's Subsidiaries, Minnesota, Dakota and Western Railroad Company and BCT, Inc.) and its cottonwood farm operations, at and for the year to date periods ending on the last day of each such month, together with a balance sheet and a profit and loss statement for Parent's corporate staff departments for each of the periods provided for above (collectively the "Subsequent Financial Statements"). At the time of delivery, the Subsequent Financial Statements shall be attached as part of Schedule 7.6.1.

                  10.13.2 AUDITED YEAR-END STATEMENTS. At least 30 days prior to the Closing, Parent shall furnish or shall cause Parent's independent accountants to furnish the following financial statements for the Business, each in a form meeting the requirements of Regulation S-X of the Securities Act of 1933, as amended ("Regulation S-X"): (i) the audited consolidated balance sheet of the Business (after elimination, to the extent permitted by Regulation S-X, of any Retained Assets or any Retained Liabilities and any operations not included in the Business) as at December 31, 2003 and December 31, 2002, together with the related audited consolidated statement of income and consolidated statement of cash flows for the twelve-month periods ended December 31, 2003, December 31, 2002, and December 31, 2001, (ii) the audited consolidated balance sheet of the Timberlands Business (after elimination of any Retained Assets or Retained Liabilities and any operations not included in the Business) as at December 31, 2003 and December 31, 2002, together with the related audited consolidated statement of income and consolidated statement of cash flows for the twelve-month periods ended December 31, 2003, December 31, 2002, and December 31, 2001, and (iii) the audited consolidated balance sheet of the Non-Timberlands Business (after elimination of any Retained Assets or any Retained Liabilities and any operations not included in the Business) as at December 31, 2003 and December 31, 2002, together with the related audited consolidated statement of income and consolidated statement of cash flows for the twelve-month periods ended December 31, 2003, December 31, 2002, and December 31, 2001 (the financial statements referred to in clauses (i), (ii) and (iii) foregoing, collectively referred to herein as the "Audited Financial Statements"). At the time of such delivery, the Audited Financial Statements shall be attached as part of Schedule 7.6.1.

                  10.13.3 UNAUDITED STUB PERIOD STATEMENTS. Furthermore, as soon as practicable, but in any event not less than 30 days prior to Closing, Parent shall furnish the following financial statements for the Business, each in a form meeting the requirements of Regulation S-X: (i) the unaudited combined balance sheet of the Business (after elimination, to the extent permitted by Regulation S-X, of any Retained Assets or any Retained Liabilities and any operations not included in the Business) as at June 30, 2004 (and as at June 30,
2003), together with the related unaudited consolidated statement of income and consolidated statement of cash flows for the period from January 1, 2004 through June 30, 2004 (and for the period from January 1, 2003 through June 30, 2003),
(ii) the unaudited balance sheet of the Timberlands Business (after elimination of any Retained Assets or Retained Liabilities and any operations not included in the Business) as at June 30, 2004 (and as at June 30, 2003), together with the related unaudited statement of income and statement of cash flows for the period from January 1, 2004 through June 30, 2004 (and for the period from January 1, 2003 through June 30, 2003), and (iii) the unaudited consolidated balance sheet of the Non-Timberland Business (after elimination of any Retained Assets or any Retained Liabilities and any operations not included in the Business) as at June 30, 2004 (and as at June 30, 2003), together with the related unaudited consolidated statement of income and consolidated statement of cash flows for the period from January 1, 2004 through June 30, 2004 (and for the period from January 1, 2003 through June 30, 2003) (the financial statements referred to in clauses (i), (ii) and (iii) foregoing, collectively referred to herein as the "Stub Period Financial Statements"). At the time of such delivery, the Stub Period Financial Statements shall be attached as part of Schedule 7.6.1.

                  10.13.4 ADDITIONAL FINANCIAL STATEMENTS. In addition, promptly after a request therefor, Parent shall provide to Holdings and its Subsidiaries, each other financial statement and all other financial data required by Regulation S-X in connection with the debt financing contemplated by the Debt Commitment Letters, including any offering memorandum, prospectus, or registration statement delivered or filed in connection therewith (collectively, the "Additional Financial Statements"). At the time of such delivery, the Additional Financial Statements shall be attached as part of Schedule 7.6.1.

                  10.13.5 ADDITIONAL COVENANTS. The financial statements and financial data in this Section 10.13 (other than the Subsequent Financial Statements) are collectively known as the "Regulation S-X Financial Statements." Parent will prepare, or cause the Regulation S-X Financial Statements to be prepared, in accordance with GAAP and in a form meeting the requirements of Regulation S-X for Holdings' or its Subsidiaries' offering memorandum, prospectus, registration statement and any amendments thereto in connection with the debt financing contemplated by the Debt Commitment Letters and any updated filings. Parent shall furnish to Holdings and its Subsidiaries any information or documents requested by Holdings or any of its Subsidiaries, which is in Parent's possession or to which Parent has access, constituting, or necessary or desirable for the completion of, the Regulation S-X Financial Statements or any updated filings or amendments thereto, and Parent agrees to execute any reasonably necessary management representation letters to permit Holdings or its Subsidiaries' independent accountants to issue unqualified reports with respect to the Regulation S-X Financial Statements to be included in the offering memorandum, prospectus, registration statement and any updated filings or amendments thereto.

                  10.13.6 CONSENT OF PARENT AUDITORS. Parent shall use its reasonable best efforts to obtain prior to the Closing the written agreement (the "Auditor Consent Letter") of KPMG LLP ("KPMG") to permit the use of the Regulation S-X Financial Statements (a) in connection with offerings of securities by Holdings and/or one or more of its Subsidiaries as contemplated by the Commitment Letters, and (b) subject to KPMG's normal procedures, in other private or public offerings of securities as may be reasonably requested by Holdings and/or one or more of its Subsidiaries. In addition, Parent will use commercially reasonable efforts to cause KPMG to provide a comfort letter in accordance with SAS 72 for any such offering.

         10.14 RESTRICTIONS ON SALE OF WHITE PAPER BUSINESS. Holdings agrees that it will not, and will cause its Subsidiaries not to, transfer all or substantially all of the assets constituting the white paper manufacturing, conversion, distribution and sales operations of the Business (including by transfer of a majority of the equity interest in any entity containing such operations) to any Person at any time during the 6-month period commencing on the Closing Date.

         10.15 ASSIGNMENT OF TIMBERLANDS PURCHASE RIGHTS. Timber Co. has advised Parent and Southern that it intends to assign its rights and obligations in respect of its purchase of the Timberlands to Timber LLC prior to Closing and that Timber LLC will on the terms and conditions set forth below direct Parent and Southern to convey the Timberlands to Timber Co. Sellers hereby consent to such transfer so long as it conforms to the following terms and conditions (and, in such case, Parent and Southern will absolutely, unconditionally, and irrevocably release Timber Co. from the Purchaser Payment Performance Obligations):

                  10.15.1 Such assignment shall be in writing and a copy thereof shall have been provided to Parent prior to Closing. It shall provide that Timber LLC shall assume and agree to the due and punctual performance of the terms and conditions, undertakings, covenants and obligations of Timber Co. hereunder in respect of the purchase of the Timberlands;

                  10.15.2 Subsequent to the assignment provided for in Section
10.15.1 and at or before Closing: (i) Timber LLC will direct Parent and Southern to convey the Timberlands to Timber Co. upon Closing; and (ii) Timber Co. will absolutely, unconditionally, and irrevocably assume the due and punctual performance of the terms, conditions, undertakings, covenants, and obligations assumed and to be performed or observed by Timber LLC under this Agreement and under applicable law in respect of the sale of the Timberlands (and will assume all rights and benefits relating to the Timberlands under this Agreement and any other agreements and under applicable laws), excepting only Timber LLC's obligations under the Timber Notes and the other documents provided for in the LC Commitment Letters, or any other liability with respect to the payment of the Timberlands Purchase Price (such excepted obligations of performance by Timber LLC hereinafter referred to as "Purchaser Payment Performance Obligations"). At Closing, Parent and Southern will convey the Timberlands to Timber Co. in accordance with Timber LLC's direction, and Parent and Southern will absolutely, unconditionally, and irrevocably release Timber LLC from all of the terms, conditions, understandings, comments and obligations under this Agreement and under applicable law other than the Purchaser Payment Performance Obligations.

                  10.15.3 Timber Co. and Timber LLC shall covenant in the assignment document and for the express benefit of Sellers that during the term of the Timber Notes:

                          10.15.3.1  without the prior written  consent of
Parent (which consent, in the case of amendments that would not have an adverse effect on Sellers will not be unreasonably withheld, and otherwise may be withheld by Seller in its sole discretion), neither Timber Co. nor the manager of the Timber LLC shall make any modification or amendment to, or grant any waiver under, Timber LLC's operating agreement or cause or permit any interest in Timber LLC to be issued to any person other than Timber Co.;

                          10.15.3.2  without  the  prior  written  consent  of
Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), Timber Co. shall not sell, assign or transfer all or any portion of its interest in Timber LLC to any Person nor shall the manager of the Timber LLC resign;

                          10.15.3.3  without the prior  written  consent of
Parent (which consent may be withheld by Parent in its sole discretion), neither Timber Co. nor the manager of Timber LLC shall make any election that would cause Timber LLC to be treated as an association taxable as a corporation for federal income tax purposes; and

                          10.15.3.4  without the prior  written  consent of
Parent (which consent may be withheld by Parent in its sole discretion) neither Timber Co. nor the manager of the Timber LLC shall cause or permit Timber LLC to engage in any activities prohibited by the terms of Timber LLC's operating agreement, or cause or permit Timber LLC to engage in any activities inconsistent with the purposes of Timber LLC as provided in Timber LLC's operating agreement;

                  PROVIDED, however, that the foregoing shall only be applicable to Timber Co. prior to the transfer of Timber Co.'s interest in Timber LLC and to the manager of the Timber LLC prior to resignation of the manager of Timber LLC, in each case in compliance with the provisions of this Subsection 10.15.3. Timber Co.'s right to transfer its membership interest in Timber LLC and the manager's right to resign (if the member to which Timber Co. transfers its interest determines to replace the manager) shall be subject to the additional condition that Timber Co. has obtained agreement of its transferee and of the replacement manager (if there shall be one) (in each case, expressly stated to be for the benefit of and enforceable by Parent) to be bound by the provisions of the assignment of Timber Co.'s Interest as if such transferee were Timber Co. and the replacement manager were the manager named therein (including the specific restrictions contained in Sections 10.15.3.1 through 10.15.3.4 above).

         10.16 COOPERATION CONCERNING TIMBER NOTES. Holdings and Timber Co. acknowledge that Parent and Southern desire to obtain installment sale treatment for federal and state income Tax purposes on the sale of the Timberlands (to the extent of the Timber Notes) and obtain the credit enhancement of the Timber Notes provided for in the arrangements called for in the LC Commitment Letters. The parties agree to work cooperatively to complete the arrangements described in the LC Commitment Letters on a basis which is reasonably acceptable to both parties in an effort to satisfy the objectives of Parent and Southern described in the preceding sentence.

ARTICLE 11        EMPLOYEES

         11.1 TERMINATION OF EMPLOYEES. As of 11:59 p.m., Mountain standard time, on the day immediately preceding Closing, Parent shall terminate its employment of all of the Employees except for Employees employed by the Transferred Subsidiaries. With respect to each Employee terminated by Parent, Parent shall be responsible for payment when due of all salaries, wages, commissions and bonuses and other incentive compensation (including without limitation, a pro-rata payment under each incentive plan (determined in good faith) with respect to periods prior to the Closing Date) and any amounts due or to become due under the 2004 Retention Bonus Plan. Parent shall reimburse the Employees for all travel expenses and other business-related expenses arising prior to Closing. Parent will indemnify Holdings for any severance and retention obligations to current or former Employees of the Business as a result of any termination prior to the Closing Date.

         11.2 OBLIGATION TO HIRE EMPLOYEES. Effective 12:00 a.m., Mountain standard time, on the day of Closing, Holdings shall offer employment to each of the Employees, including

Employees then on leave but excluding any Employees receiving long-term disability benefits, and Employees on leave shall be deemed to have accepted employment as of the Closing Date unless such Employee declines such offer. Such offer shall be at a wage rate and on other terms and conditions which (i) in respect of Employees whose employment is governed by a collective bargaining agreement, is in accordance with the requirements of such agreement, and (ii) in respect of all other Employees, provides for base salaries, base wages and commission, and cash bonus opportunity, which in the aggregate are substantially comparable to those in effect for each such Employee under its employment with Parent immediately prior to the Closing Date. Holdings will provide incentive compensation for management via equity-based awards and/or equity investment opportunities. Holdings shall not be obligated to pay severance to any Employee who rejects Holding's offer of employment. All Employees who accept employment with Holdings on the Closing Date shall commence such employment as of immediately after their termination by Parent so that there is no gap in their employment or in their health and welfare benefit plan coverage. All Employees who accept employment with Holdings pursuant to this Section 11.2 shall be referred to herein as "Transferred Employees." The parties acknowledge that Holdings may cause one or more of its Subsidiaries to satisfy its obligations under this Article 11, including the obligation to offer employment to and hire the Transferred Employees.

         Notwithstanding anything to the contrary herein, in connection with any offer of employment to an Employee who is party to a 2004 Severance Agreement, Holdings may include as part of such offer that such Employee will enter into a severance agreement or arrangement with terms and conditions (other than with respect to the aggregate amount of severance benefits) different than the 2004 Severance Agreement, so long as Holdings offers such Employee an alternative offer (which may contain lesser compensation and benefits) that includes the 2004 Severance Agreement. With respect to any Transferred Employee who is party to a 2004 Severance Agreement, Parent agrees at Holdings' request to take all such actions and enter into such agreements as may be necessary for Parent to assign to Holdings all of the rights and benefits applicable to Parent (including covenants from such Transferred Employee) under such 2004 Severance Agreement.

         11.3     HEALTH AND WELFARE BENEFIT PLANS.

                  11.3.1 Parent shall remain solely responsible in accordance with its employee health and welfare benefit plans, programs, and policies for the satisfaction of all claims regardless of when filed (subject to claim filing requirements of such plans) for (i) medical, dental and vision benefits claims which relate to services provided to Employees (and their covered dependents) prior to Closing, and (ii) life insurance, accident or disability benefits (other than workers' compensation benefits) claims which relate to events or injuries incurred prior to Closing.

                  11.3.2 Except as otherwise provided under the Mutual Administrative Services Agreement, Holdings shall establish, effective as of the Closing Date, health and welfare benefit plans for the Transferred Employees which (i) in respect of unionized Transferred Employees, meet the requirements of applicable collective bargaining agreements, and (ii) in respect of all other Transferred Employees, provide health and welfare benefits which in the aggregate are substantially comparable (taking into account premium participation, co-payment, deductibles, amount of coverage and other material terms) to the benefits currently provided by Parent which are listed on Schedule 7.9.2(a) of Parent's Disclosure Memorandum. Transferred Employees shall be enrolled in such plans as of the beginning of their employment by Holdings without waiting period or other initial limitation of coverage (except as applied under Parent Plans). Holdings shall not terminate or make materially adverse reductions in coverage or Employee increases in cost of participation for a period of two years after Closing. Holdings' new health and welfare benefits shall include transition provisions coordinating the transfer of Transferred Employees from Parent's benefits to Holdings' benefits without duplication of annual deductibles and other yearly calculations. Employees (and covered dependents) who are hospitalized as of the Closing will remain on Parent's medical coverage until discharged from the hospital, at which time they will be eligible to enroll under Holdings' medical plan. Employees who are on long-term disability as of the Closing, and Employees who first become eligible for long-term disability benefits after the Closing because they remain disabled from the Closing Date through the end of an applicable elimination or waiting period, will remain on Parent's long-term disability coverages unless they return to active employment with Holdings. Parent shall transfer to Holdings its contract with the service provider for its flexible spending accounts for Transferred Employees (or provide a replacement contract on the same terms limited in scope to the Transferred Employees) and assets equal to Transferred Employees' account balances as of the date of transfer, and Holdings shall maintain substantially comparable flexible spending plans for at least two years after the date of Closing. Holdings' flexible spending account plan shall reimburse Transferred Employees for eligible medical and dependent care expenses incurred by such Transferred Employees (and their covered dependents) in 2004 (other than expenses that have been reimbursed prior to such transfer).

                  11.3.3 Parent will provide eligibility for coverage and will be solely responsible for complying with all employer responsibilities under provisions of the Consolidated Omnibus Budget Reconciliation Act ("COBRA") to Employees (and their covered dependents) in respect of its termination of their employment with Parent. Holdings will be solely responsible for complying with all employer responsibilities under COBRA on and after the Closing Date with respect to all Transferred Employees (and their covered dependents).

         11.4     PENSION PLANS.

                  11.4.1 On or after July 31, 2004, but no later than the Closing Date, Parent shall spin off (within the meaning of Section 1.414(l)-1(n) of the Treasury Regulations) from each of the Pension Plans that portion of each plan attributable to Employees who shall be identified as of the date of the spinoff (collectively, the "Spunoff Pension Plans"). Each of the Spunoff Pension Plans will be a mirror plan of each respective Pension Plan in all material respects and Parent will not amend the Spunoff Pension Plans except as required under applicable law or as necessary to accomplish the spinoff and transfer under this Section 11.4. Assets assigned to the Spunoff Pension Plans shall be in the form of cash or marketable securities that are acceptable to Holdings, provided that such acceptance shall not be unreasonably withheld.

                  11.4.2 Parent agrees to transfer to Holding on the Closing Date Spunoff Pension Plans that are each fully funded on an Accumulated Benefit Obligation basis as described below.

                          11.4.2.1   On the Closing  Date,  Parent shall make a
contribution to each Spunoff Pension Plan. The amount of the contribution shall be determined as follows: Parent will provide data to Parent's actuary that is complete and accurate upon which Parent's actuary's calculations will be based. Parent shall cause Parent's actuary to calculate the Accumulated Benefit Obligation for each Spunoff Pension Plan (determined as of the Closing Date in accordance with Statement of Financial Accounting Standards No. 87) using a discount rate equal to 6.25%, and all other actuarial assumptions, procedures, processes and methods (disregarding changes in procedures and processes under Parent's actuary's valuation software that also apply on a consistent basis to Parent's actuary's other clients) used in the preparation of the January 1, 2003 Milliman USA Actuarial Valuation Report for each respective Pension Plan and participant data as of the date of the spinoff (recognizing service, age, salary and benefit multipliers for benefit accrual purposes through the Closing Date (but not taking into account new hires, deaths, disabilities, terminations or other such changes in participant data that occur after the date of the spinoff and on or prior to the Closing Date) if the spinoff happens prior to Closing) (the "ABO"). The market value of plan assets shall be determined as of the day prior to the Closing Date for each respective Spunoff Pension Plan and subtracted from the ABO for each respective Spunoff Pension Plan, and Parent shall contribute the resulting amount to each respective Spunoff Pension Plan. The contribution shall be made in the form of cash or marketable securities that are acceptable to Holdings, provided that such acceptance shall not be unreasonably withheld.

                          11.4.2.2   Immediately  after the  contributions
determined under Section 11.4.2.1 are made, Parent shall assign to Holdings, and Holdings shall assume from Parent, the sponsorship of the Spunoff Pension Plans. Parent shall take all actions necessary to satisfy requests of the Pension Benefit Guaranty Corporation with respect to such spinoff and transfer, including without limitation, the posting of bonds or collateral.

                          11.4.2.3   Parent shall cause  Parent's  actuary to
determine and certify in writing to Holdings in form and substance satisfactory to Parent and Holdings, on or prior to the Closing Date, that (i) the spinoff under Section 11.4.2.1 complies with Code Section 414(l), (ii) that the ABO that was calculated for each respective Spunoff Pension Plan under Section 11.4.2.1 was calculated in accordance with Section 11.4.2.1 and (iii) each participant's accrued benefit used in the determination of the ABO was calculated in accordance with the terms of each respective Spunoff Pension Plan based on the participant data provided to such actuary by Parent. Not later than 30 days prior to Closing, Parent (or Parent's actuary) shall provide to Holdings' actuary all information necessary to calculate the accrued benefit for each Employee included in the calculation and all demographic information pertaining to the calculation. Not later than 15 days prior to Closing, Parent (or Parent's actuary) shall provide to Holdings' actuary all information necessary to verify such calculations, including without limitation, the accrued benefit and ABO for each Employee included in the calculation and all demographic information pertaining to the calculation.

                  11.4.3 At Closing Parent shall fully vest and freeze the benefits accrued to date by participating Transferred Employees under the Boise Cascade Corporation Supplemental Pension Plan and it shall pay such frozen benefits to affected Transferred Employees when and as they may become due under such plan. Prior to the Closing, Parent shall amend the Boise Cascade Corporation Supplemental Early Retirement Plan for Executive Officers to provide
(i)
for the recognition of service for Transferred Employees with Holdings and its Affiliates after the Closing Date for the purpose of meeting vesting and eligibility requirements and (ii) that to the extent that any Transferred Employee participating under such plan as of the Closing Date retires from Holdings and its Affiliates after reaching age 55 with 10 or more years of service and 5 or more years of service as an executive officer (taking into account service with Parent and its Affiliates prior to the Closing Date and service with Holdings and its Affiliates on and after the Closing Date), such plan will provide a benefit to such Transferred Employee as if he or she had met all applicable age and service requirements as of the Closing. Holdings shall create plans that in the aggregate are substantially comparable to the Unfunded Pension Plans for the affected Employees, which shall be maintained without material change at least two years after Closing. Holdings shall provide participants in the Unfunded Pension Plans with a past service credit reflecting their past service with Parent and it shall be entitled to an offset for benefits earned under such plans equal to the participating Transferred Employee's frozen benefit under Parent's plan.

                  11.4.4 Holdings will maintain the Spunoff Pension Plans and Holdings' replacement unfunded pension plans without any material and adverse (to the Transferred Employees) change for two years after Closing.

         11.5     DEFINED CONTRIBUTION RETIREMENT PLANS.

                  11.5.1 Effective as of the Closing Date or as soon as reasonably practicable thereafter, Holdings shall establish one or more defined contribution retirement plans (collectively, the "Holdings DC Plans") which will provide each of the Transferred Employees for a period of at least two years matching contribution percentages that in the aggregate are substantially comparable to that available to such Transferred Employees immediately prior to the Closing Date under the Defined Contribution Plans, provided that Holdings shall not be required to establish an Employee Stock Ownership Plan (an "ESOP") and provided further that Holdings shall not be required to maintain a Parent common stock account. Except as not permitted by a trustee or recordkeeper of any Holdings DC Plan, Holdings will provide Transferred Employees with an opportunity to transfer any Parent common stock they hold in the Defined Contribution Plans (not relating to the ESOP accounts) into a qualified plan account that accepts such Parent common stock.

                  11.5.2 Each of the Transferred Employees shall receive credit for eligibility and vesting purposes under the Holdings DC Plans for all service credited under the Defined Contribution Plans.

                  11.5.3 As soon as practicable following the Closing Date, but in no event later than 60 days after the Closing Date, all assets and liabilities of the Defined Contribution Plans attributable to the Transferred Employees' vested and non-vested account balances shall be transferred (within the meaning of Section 1.414(l)-1(o) of the Treasury Regulations) in the form of cash or other marketable securities reasonably acceptable to Holdings, Parent common stock not relating to the ESOP accounts (except as not permitted under Section 11.5.1) and notes associated with plan loans to the Holdings DC Plans. Parent agrees not to place any Transferred Employee's plan loan into default on or after the Closing Date and prior to the transfer of account balances under this paragraph.

         11.6 INCENTIVE COMPENSATION AND DEFERRED COMPENSATION PLANS. Holdings will not be obligated to assume Parent's deferred compensation and incentive compensation plans. Parent will discharge its obligations to Employees under such plans in accordance with their terms and Section 11.1 hereof.

         11.7 VACATION. Holdings shall establish a vacation policy or policies that in the aggregate are substantially comparable to Parent's current vacation policies in effect immediately prior to the date hereof for Transferred Employees and are in compliance with applicable collective bargaining agreements. Such policies shall recognize service credit for all past service recognized for Transferred Employees under Parent's policies in effect on the date hereof. Except insofar as Parent is required by applicable state law to compensate Transferred Employees in cash upon termination of employment for earned and unused vacation, Holdings shall assume the liability for such accrued and unused vacation to the extent accrued as a Current Liability in the computation of Closing Net Working Capital and discharge such liability in accordance with the terms of Holdings' established policies, provided that such policies shall not unreasonably restrict the use of such accrued and unused vacation. To the extent such a liability transfer is not permitted by applicable state law, no liability assumption shall occur and Parent shall pay affected Transferred Employees in cash for earned and unused vacation when and as required by applicable state law.

         11.8 SEVERANCE AND RETENTION OBLIGATIONS. Parent will retain all severance, change of control, retention and other similar obligations that arise prior to the Closing or with respect to terminations of employment that occur prior to the Closing Date or with respect to resignations by Transferred Employees (whether prior to or after the Closing Date) for "good reason" (within the meaning of the 2004 Severance Agreements) where events forming the basis for the claim of "good reason" occurred prior to the Closing Date (unless the event forming the basis for such claim of "good reason" consists of the terms of employment offered by Holdings). Parent also will retain (i) all employment, change of control, retention and similar agreements (and obligations thereunder) other than temporary employment contracts that are terminable without penalty at any time at the will of the employer with a term of less than one year and at an annual compensation rate of less than $75,000 and that provide for no payments of severance, (ii) all payments, bonuses or other obligations to provide compensation or benefits as a result of the occurrence of the transaction and
(iii) all obligations to provide retention payments to Employees, including officer and non-officer Transferred Employees, pursuant to retention plans, policies or agreements in existence as of the Closing Date (including, without limitation, the 2004 Retention Bonus Plan) regardless of whether such obligations are or become payable prior to, on or after the Closing Date. After Closing, Holdings will adopt a general severance policy that will be in the aggregate substantially comparable to Section VII.A. of the Parent's Termination of Employment Corporate Policy Number 10.2, dated July 26, 2004 (which is attached hereto as Schedule 11.8 in its currently applicable form and the form applicable on and after such date) ("Holdings General Severance Policy"). Holdings will be responsible for all severance costs under the Holdings General Severance Policy with respect to Transferred Employees who are terminated by Holdings after Closing and under the 2004 Severance Agreements 'for any Transferred Employees who are officers immediately prior to Closing and who are terminated by Holdings after Closing. During the two year period after Closing, for all terminations of Transferred Employees who are not officers as of the Closing Date, Holdings shall provide severance benefits at a rate no lower than the maximum severance rate (within the applicable severance range) which would have been applicable to such Employee at the time of Closing under Section VII.A. of the Parent's Termination of Employment Corporate Policy Number 10.2, dated July 26, 2004.

         11.9 WORKERS' COMPENSATION. Holdings shall assume all liabilities arising from workers compensation claims, whether characterized as medical or indemnity, or arising under any other similar government-mandated programs which are based on injuries incurred by Employees or former employees in connection with the Business, without regard to the date of occurrence of the injury or injuries giving rise to the workers' compensation claim. Holdings shall have the right to submit claims under relevant workers' compensation insurance policies and related agreements maintained by Parent and its affiliates prior to the Closing Date (each, a "Pre-Closing Workers' Compensation Policy") for claims brought by any current or former employee of the Business arising out of an event occurring prior to the Closing Date to the full limits of such Pre-Closing Workers' Compensation Policy to the extent covered by such Pre-Closing Workers' Compensation Policy. With respect to each Pre-Closing Workers' Compensation Policy other than those which are assigned to Holdings, Parent and its Affiliates shall (i) ensure such policies are in full force and effect as of the Closing Date; (ii) not take any action or inaction to amend or terminate such policies after the Closing Date with respect to coverage for Holdings; and (iii) maintain any letter-of-credit or security bonds needed to maintain any such policy. Holdings and Parent shall cooperate fully with the relevant insurer in the defense of any claim brought under any insurance policies pursuant to this
Section 11.9.

         11.10 RETIREE BENEFITS. Parent shall be liable for all liabilities and obligations to provide coverage in connection with claims for benefits brought by or in respect of former and retired employees of the Business (and their covered dependents) who had terminated employment or retired prior to Closing (including Employees who are eligible to retire as of the day prior to Closing whose employment is terminated pursuant to Section 11.1) under any of Parent's retirement welfare benefit plans, including, but not limited to, such liabilities with respect to medical, dental, life insurance, health, accident or disability benefits, but excluding any claims for or relating to workers' compensation benefits for which Holdings is responsible under Section 11.9 hereof. Holdings will assume the obligation to provide retiree welfare benefits to (i) active union Transferred Employees after their post-Closing retirements (in accordance with the applicable collective bargaining agreements), (ii) active non-union hourly Transferred Employees in Parent's Boise Building Solutions, Manufacturing Division after their post-Closing retirements (with a 40% employer subsidy that may be reduced or eliminated in the future)and (iii) active salaried Transferred Employees after their post-Closing retirements (with the entire cost paid by such employees); provided, however, that Holdings shall have the right (subject to applicable collective bargaining agreements) to modify or terminate such benefits in the future.

         11.11 NO THIRD-PARTY BENEFICIARY. This Agreement is being entered into solely for the benefit of the parties hereto, and the parties do not intend that any Employee or any other Person shall be a third-party beneficiary of the covenants by either Parent or Holdings contained in this Agreement.

         11.12 WORKERS ADJUSTMENT AND RETRAINING ACT ("WARN"). Holdings shall indemnify and hold Parent harmless from and against any and all liabilities, claims and losses (including attorney's fees, court costs, and other litigation expenses) arising under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local law, regulation or ordinance (collectively, the "WARN Act") by reason of Holding's shutdown of any Facility or layoff of Employees which occurs after the Closing. Parent shall indemnify and hold Holdings harmless from and against any and all liabilities, claims and losses (including attorney's fees, court costs, and other litigation expenses) arising under the WARN Act by reason of the shutdown of any Facility or layoff of Employees which occurs or has occurred prior to the Closing.

         11.13 NON-SOLICITATION OF EMPLOYEES. For a period of two years following the Closing, Parent and its Affiliates shall not directly or indirectly solicit any Transferred Employee for employment without the prior consent of Holdings. The foregoing shall not prohibit Parent from (i) soliciting any Transferred Employee who has terminated his or her employment with Holdings prior to such solicitation, or (ii) offering employment to any Employee who approaches Parent without prior solicitation by Parent, whether in response to a general advertisement by Parent, or otherwise.

         11.14 MODIFICATIONS TO BENEFITS. Subject to the two-year restrictions on modification of compensation and benefits set forth in this
Article 11 and any other applicable restrictions under collective bargaining agreements, Holdings may modify or terminate its compensation and benefit plans at any time in its discretion; provided, however, that notwithstanding the various two-year restrictions on modification of compensation and benefits set forth in this Article 11, Holdings may initially adopt compensation and benefit plans different from those provided by Sellers and may modify its compensation and benefit plans during such two-year period following the Closing, in either case so long as its compensation and benefit plans (including equity arrangements), in the aggregate, are substantially comparable to that provided to Transferred Employees immediately prior to the Closing Date or as otherwise consistent with changes under collective bargaining agreements.

ARTICLE 12        TAX MATTERS

         12.1     SECTION 338(h)(10) ELECTION.

                  12.1.1  (i)   At Holdings' option, Parent and Holdings
(and/or its designated Permitted Affiliate Purchaser(s)) shall jointly make Elections (and any comparable election under state or local tax law) with regard to each of the Transferred Subsidiaries for which such an election may be made;

                          (ii)  Parent and Holdings shall, as promptly as
practicable following the Closing Date, cooperate with each other to take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve timely Elections in accordance with the provisions of Treasury regulations promulgated under Section 338 of the Code (or any comparable provisions of state or local tax law) or any successor provisions;

                          (iii) Parent and Holdings shall report the purchase by
Holdings of the Transferred Subsidiaries pursuant to this Agreement consistent with the Elections (and any comparable elections under state or local tax laws) and shall take no position inconsistent therewith in any Tax Return, any proceeding before any taxing authority or otherwise; and

                          (iv)  Nothing in this  Agreement  shall  prevent
Holdings or its Affiliates from making an election under Section 338(g) of the Code with respect to the acquisition (or deemed acquisition) of the equity of each Transferred Subsidiary organized under the laws of a foreign jurisdiction.

                  12.1.2 In connection with each Election, Holdings shall prepare, and Parent shall agree to (which agreement shall not be unreasonably withheld), the determination of the "Aggregate Deemed Sales Price" (as defined under Treasury regulation Section 1.338-4) and the allocation of each such "Aggregate Deemed Sales Price" among the assets of each respective Transferred Subsidiary, which shall be consistent with the Allocation contemplated by
Section 3.4 hereof. The determination of the amount of each such "Aggregate Deemed Sales Price" and the allocation thereof shall be made in accordance with
Section 338(b) of the Code and applicable Treasury regulations. Parent and Holdings shall (i) be bound by such determination and such allocation for purposes of determining any Taxes, (ii) prepare and file, and cause their affiliates to prepare and file, Tax Returns on a basis consistent with each such determination of the "Aggregate Deemed Sales Price" and each such allocation, and (iii) take no position, and cause their affiliates to take no position, inconsistent with any such determination or allocation on any applicable Tax Return in any proceeding before any taxing authority or otherwise. In the event that any such allocation and/or determination is disputed by any Tax Authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute.

         12.2     TAX RETURN FILING AND PAYMENT OF TAXES RESPONSIBILITY.

                  12.2.1 Parent shall (i) prepare and file, or cause to be prepared and filed, on a timely basis (in each case, at its sole cost and expense) all Tax Returns with respect to the Transferred Subsidiaries or otherwise relating to the Assets or the Business for all Tax Periods ending on or before the Closing Date (the "Pre-Closing Returns"), and (ii) pay, or cause to be paid, all Taxes shown to be due on such Pre-Closing Returns.

                  12.2.2 Holdings shall (i) prepare and file, or cause to be prepared and filed, on a timely basis (in each case, at its sole cost and expense) all other Tax Returns for all taxable periods ending after the Closing Date with respect to the Transferred Subsidiaries or otherwise relating to the Assets or to the Business, including Straddle Period Returns, and (ii) pay, or cause to be paid, all Taxes shown to be due on such Tax Returns.

                  12.2.3 In connection with any Straddle Period Return, Parent shall be liable for and shall pay, or cause to be paid, any Taxes for which Parent has agreed to indemnify Holdings pursuant to Section 12.4 hereof. Holdings shall provide Parent with copies of any Straddle Period Returns at least twenty (20) days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement calculating in reasonable detail the Parent indemnification obligation pursuant to Section 12.4 hereof (the "Tax Indemnification Obligation"). Parent shall pay, or cause to be paid, to Holdings the amount of the Tax Indemnification Obligation within ten (10) days of receiving copies of the Straddle Period Returns (the "Parent Preliminary Tax Payment"). If Parent objects to the determination of the Tax Indemnification Obligation, Holdings and Parent shall use reasonable efforts to resolve such dispute, but if a final resolution is not obtained within fifteen (15) days, the dispute shall be submitted to the Independent Accountants with instructions that such Independent Accountants render a determination with respect to the dispute within thirty
(30) days. The determination of the Independent Accountants shall be conclusive and binding upon the parties in the manner and to the same effect as a binding arbitration award. All costs and expenses incurred relating to the engagement of the Independent Accountants shall be shared equally by Parent and Holdings. If the Tax Indemnification Obligation, as finally determined, exceeds the amount of the Parent Preliminary Tax Payment, Parent shall promptly pay, or cause to be paid, the amount of such excess to Holdings. If the Tax Indemnification Obligation, as finally determined, is less than the amount of the Parent Preliminary Tax Payment, Holdings shall promptly refund the amount of such deficiency to Parent.

                  12.2.4 Parent and Holdings shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives to reasonably cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including the issuance of a power of attorney and maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

         12.3 TRANSFER AND SIMILAR TAXES. Notwithstanding any other provision of this Agreement to the contrary, all fees, sales (including, without limitation, bulk sales), use, transfer, gains, stamp, duties, value-added, recording and similar Taxes ("Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement shall be borne equally by Holdings and/or its Subsidiaries, on the one hand, and Parent and its Retained Subsidiaries, on the other hand. The party charged by law with the duty of making the necessary filings and returns with respect to such Transfer Taxes shall do so in accordance with applicable law, and shall be entitled to reimbursement from the other party to the extent that such party, in connection with such filings, pays an amount in excess of what it is required to pay hereunder.

         12.4     TAX INDEMNIFICATION.

                  12.4.1 Parent shall indemnify Holdings and its Affiliates and hold them harmless from and against (i) any Taxes of Sellers and its Affiliates (other than Taxes described in Section 12.4.2), (ii) any liability for Taxes of the Transferred Subsidiaries or otherwise relating to the Assets or Business for all taxable periods ending on or before the Closing Date and for the Pre-Closing Period, (iii) any liability for Taxes which result from (A) the deemed sale of assets pursuant to the Elections or any election under Section 338(g) of the Code, and (B) the deemed sale of assets pursuant to any comparable elections under state or local tax laws, (iv) any liability for Taxes imposed upon any of the Transferred Subsidiaries pursuant to Treasury Regulation Section 1.1502-6 (or similar provision under any state, local or foreign Tax law) as a result of being a member of an affiliated group, within the meaning of Section 1504 of the Code (or similar provision under any state, local or foreign Tax law), prior to the Closing, and any liability for Taxes imposed on any of the Transferred Subsidiaries as a transferee or successor (where such Transferred Subsidiary became a transferee or successor before the Closing) or by contract (where such contract was entered into prior to the Closing), and (v) any Loss attributable to any breach of the representations and warranties contained in Section 7.8.

                  12.4.2 Holdings shall indemnify Parent and its affiliates and hold them harmless from and against (i) any liability for Taxes of the Transferred Subsidiaries or otherwise relating to the Assets or Business for any taxable period ending after the Closing Date (except to the extent such taxable period began before the Closing Date, in which case Holdings' indemnity will cover only that portion of any such Taxes that is not attributable to the Pre-Closing Period), and (ii) any liability for sales and use Taxes, value added Taxes, and real and personal property Taxes attributable to Pre-Closing Periods to the extent that each is accrued on the Closing Balance Sheet and included as a Current Liability in the computation of Closing Net Working Capital.

                  12.4.3 In the case of any Straddle Period, the liability for Taxes for the Pre-Closing Period shall be determined on an interim-closing-of-the-books basis as if such taxable period ended on and included the Closing Date, except that (i) all standard deductions, exemptions, allowances and other similar items shall be apportioned to the pre-Closing period on a per diem basis and (ii) real and personal property Taxes shall be apportioned between Parent and Holdings in accordance with the principles under
Section 164(d) of the Code.

         12.5     PROCEDURES RELATING TO INDEMNIFICATION OF TAX CLAIMS.

                  12.5.1 If a claim for Taxes is made or a notice of an audit is issued by any Tax Authority in writing, which, if successful, might result in an indemnity payment pursuant to Section 12.4, the party seeking indemnification (the "Tax Indemnified Party") shall promptly notify the other party (the "Tax Indemnifying Party") in writing of such claim (a "Tax Claim") within a reasonably sufficient period of time to allow the Tax Indemnifying Party effectively to contest such Tax Claim, and in reasonable detail to apprise the Tax Indemnifying Party of the nature of the Tax Claim, and provide copies of all correspondence and documents received by it from the relevant Tax Authority. Failure to give prompt notice of a Tax Claim hereunder shall not affect the Tax Indemnifying Party's obligation under Section 12.4, except to the extent that the Tax Indemnifying Party is materially prejudiced by such failure to give prompt notice.

                  12.5.2 With respect to any Tax Claim which might result in an indemnity payment to Holdings pursuant to Section 12.4 (including, without limitation, Taxes relating to a Pre-Closing Period), Parent shall control all proceedings taken in connection with such Tax Claim to the extent relating to periods ending prior to the Closing or any Pre-Closing Period and, without limiting the foregoing, may in its sole discretion and at its sole expense pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Tax Authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest such Tax Claim. Parent shall not under any circumstances settle or otherwise compromise any Tax Claim referred to in the preceding sentence without Holdings' prior written consent, not to be unreasonably withheld. In connection with any proceeding taken in connection with such Tax Claim, (i) Parent shall keep Holdings informed of all material developments and events relating to such Tax Claim if involving a material liability for Taxes, and (ii) Holdings shall have the right to participate, at its sole expense, in (but not control) any such proceedings. Holdings shall cooperate with Parent in contesting such Tax Claim, which cooperation shall include, without limitation, the issuance of a power of attorney, the provision to Parent of records and information which are reasonably relevant to such Tax Claim, and making employees available to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim. In connection with such cooperation, Parent shall reimburse Holdings for any out-of-pocket expenses incurred with respect thereto.

                  12.5.3 With respect to any Tax Claim not described in the preceding paragraph (including that which might result in an indemnity payment to Parent pursuant to Section 12.4), Holdings shall control all proceedings in accordance with provisions that are parallel to those in Section 12.5.2.

         12.6 REFUNDS AND CREDITS. Any refunds and credits of Taxes of any of the Transferred Subsidiaries or otherwise relating to the Assets or the Business realized after the Closing Date with respect to (i) any taxable period ending on or before the Closing Date shall be for the account of Parent, and if received or utilized by Holdings or any of its Affiliates, shall be paid to Parent within five (5) business days after Holdings or any of its Affiliates receives such refund or utilizes such credit, (ii) any taxable period beginning after the Closing Date shall be for the account of Holdings, and if received or utilized by Parent, or any of its Affiliates, shall be paid by Parent to Holdings within five (5) business days after Parent, or any of its Affiliates, receives such refund or utilizes such credit, (iii) any Straddle Period shall be apportioned between Parent and Holdings in the same manner as such Taxes originally had been allocated pursuant to Sections 12.2.3 and 12.4.3 hereof, and
(iv) any Election (and any comparable elections under state or local tax laws) shall be for the account of Parent (but only to the extent Sellers paid the Taxes being refunded or credited), and if received or utilized by Holdings, any of its Affiliates or either of the Transferred Subsidiaries shall be paid to Parent within five (5) business days after Holdings, any of its Affiliates or either of the Transferred Subsidiaries receives such refund or utilizes such credit. Notwithstanding the foregoing, Parent shall not be entitled to the benefit of any refund or credit to the extent such refund or credit (i) arises from a step-up in the Tax basis of Assets as a result of the Elections, (ii) is attributable to the carryback of a loss arising after the Closing Date, or (iii) was reflected as an asset on the Closing Balance Sheet.

         12.7 TERMINATION OF TAX SHARING AGREEMENTS. On or prior to the Closing Date, all Tax sharing agreements and similar arrangements to which either of the Transferred Subsidiaries is a party or otherwise relating to the Assets or the Business shall be terminated, all obligations thereunder shall be settled, and no additional payments shall be made under any thereof after the Closing Date.

         12.8 EMPLOYEE PAYROLL INFORMATION. Parent shall transfer to Holdings any records relating to withholding and payment of income and unemployment Taxes (federal, state and local) and FICA Taxes with respect to wages paid to Transferred Employees by Parent during the calendar year in which the Closing occurs (including, without limitation, Forms W-4, Employee's Withholding Allowance Certificate). Holdings shall provide the Transferred Employees with Forms W-2, Wage and Tax Statement, for such calendar year setting forth the wages paid and Taxes withheld with respect to the Transferred Employees for the calendar year in which the Closing occurs by Parent and Holdings as predecessor and successor employers, respectively, as provided by Revenue Procedure 96-60.

         12.9 SURVIVAL OF TAX PROVISIONS. Notwithstanding anything to the contrary in Section 17.1, any claim to be made pursuant to this Section 12 must be made before the 60th day after the expiration (with extensions) of the applicable statute of limitations relating to the Taxes at issue.

ARTICLE 13        RISK OF LOSS

                  If any loss or damage is suffered prior to Closing to any portion of the Non-Timber Assets which is not a Material Adverse Change, Parent shall at its sole cost and expense repair or replace such damaged or lost assets as soon as reasonably practicable and the Closing shall proceed without delay or adjustment to the Non-Timber Purchase Price on account of such loss or damage. Holdings shall not, in such event, be entitled to or have any claim against the proceeds of insurance held by Parent to the extent covering such loss, unless Parent shall fail to repair or replace such damaged or lost assets prior to Closing, in which event Holdings shall be entitled to have a claim against the proceeds of such insurance and Parent shall be responsible for the costs thereof in excess of the amount of such proceeds. If any of the Timberlands are destroyed prior to Closing the Timberlands Purchase Price shall be adjusted by an amount equal to the fair market value of the standing timber destroyed. If any of the Assets are condemned prior to Closing and the magnitude of such condemnation is not sufficient to constitute a Material Adverse Change, Closing shall proceed without delay or adjustment of the Non-Timber Purchase Price or the Timberlands Purchase Price and Parent shall deliver the condemnation proceeds to Holdings, or if such condemnation proceedings have not been concluded prior to Closing, Parent shall at Closing assign its rights in such proceeding to Holdings. The provisions of this Article 13, including the obligations of Parent hereunder, shall survive the Closing and the delivery of the Deeds.

ARTICLE 14        CLOSING AND TERMINATION

         14.1 CLOSING. Subject to satisfaction or waiver (in writing by the party entitled to waive satisfaction of such condition) of the conditions specified herein, the Closing shall occur at 9:00 a.m., local time, on September 30, 2004 at the offices of Parent, 1111 West Jefferson Street, Boise, Idaho 83728-0001, or at such other time and place as Purchaser and Parent mutually agree upon in writing. If Closing does not occur on such date, or any other date agreed upon by the parties, because one or more conditions precedent are not satisfied or waived in writing by the party entitled to waive satisfaction of such condition, then in such event the Closing shall be delayed to a later date agreed upon by the parties, and if the parties are unable to agree upon such a date, it shall be the first business day which is at least five (5) days after the day all of the conditions precedent are satisfied or waived. The date and time at which the Closing occurs shall be the "Closing Date."

         14.2 TERMINATION. This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:

                  14.2.1  By mutual consent of Holdings and Parent.

                  14.2.2 By either Parent or Holdings, if, through no fault of the party seeking termination, the Closing shall not have occurred on or prior to the Outside Date.

                  14.2.3 By either Parent or Holdings if any court or governmental body having competent jurisdiction shall have issued a preliminary injunction or other similar or final order enjoining the transactions contemplated hereby.

                  14.2.4 By Holdings in the event any representation or warranty made herein for the benefit of Holdings, or in any certificate, schedule or documents furnished to Holdings, pursuant to this Agreement is untrue in any material respect, or Parent shall have defaulted in any material respect in the performance of any material obligation under this Agreement, which breach or default has not been cured within 10 days (or such longer period as is reasonably necessary to cure such breach or default) after notice of such breach or default.

                  14.2.5 By either Parent or Holdings if Parent has delivered notice to Holdings pursuant to Section 10.11 that it intends to accept a Company Superior Offer, and after five business days from delivery of such notice Holdings has not submitted a Matching Offer to Parent as described in Section 10.11.

                  14.2.6 By Parent at any time prior to Closing if any representation or warranty made herein for the benefit of Parent, or in any certificate, schedule, or documents furnished to Parent, pursuant to this Agreement is untrue in any material respect, or Holdings shall have defaulted in any material respect in the performance of any material obligation under this Agreement, which breach or default has not been cured within 10 days (or such longer period as is reasonably necessary to cure such breach or default) after notice of such breach or default.

         14.3 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 14.2, written notice thereof shall forthwith be given by the terminating party or parties to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of any of the parties hereto except that the obligations of the parties hereto contained in this Section 14.3 and in Article 19 (other than Section 19.16) shall survive any termination hereof, and except that nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination.

                  14.3.1 If this Agreement is terminated pursuant to Section 14.2.5, Parent shall pay Holdings or its designee the sum of $185,000,000 in cash on the date of such termination, and payment of such amount shall be Holdings' sole and exclusive remedy with respect to the termination of this Agreement pursuant to Section 14.2.5.

ARTICLE 15        HOLDINGS CONDITIONS TO CLOSING; PARENT CLOSING DELIVERIES

         15.1 HOLDINGS. Neither Holdings nor any of its Subsidiaries shall have any obligation to attend and carry out the actions required of it at the Closing unless all of the following conditions precedent shall have been satisfied or waived in a writing executed by Holdings:

                  15.1.1 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES. Without giving effect to any disclosure pursuant to Section 10.2.2.3, all of the representations and warranties of Parent contained in this Agreement not qualified by materiality or Material Adverse Effect shall continue to be true and correct at the Closing in all material respects as if made on and as of the

Closing Date, and all of the representations and warranties of Parent contained in this Agreement qualified by materiality or Material Adverse Effect shall continue to be true and correct at the Closing in all respects as if made on and as of the Closing Date.

                  15.1.2 PERFORMANCE OF OBLIGATIONS. Parent and its Subsidiaries shall have performed or tendered performance of, in all material respects, each and every one of their respective obligations hereunder which by its terms is to be performed at or prior to Closing.

                  15.1.3 THIRD-PARTY CONSENTS. Parent shall have obtained and delivered to Holdings all Consents to the assignment of those Contracts and Facility Leases listed on Schedule 15.1.3 (the "Required Consents"), in form and substance reasonably satisfactory to Holdings, or the parties shall have reached agreement on a mutually satisfactory work around arrangement pursuant to Section 5.4.

                  15.1.4 LEGAL PROCEEDINGS. No order shall have been entered and not vacated by or before any court, administrative agency or other governmental authority to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement. No action, suit, proceeding or investigation by any administrative agency, governmental authority, or other Person regarding the transactions contemplated by this Agreement shall have been instituted and be continuing. In the event that such shall occur, Closing shall be delayed, but not beyond the Outside Date, while the parties take commercially reasonable steps to resolve such litigation (which shall not include the payment of any sum of money by any party except in its sole discretion).

                  15.1.5 MATERIAL ADVERSE CHANGES OR EFFECTS. Since May 31, 2004, there shall have been no Material Adverse Change or Material Adverse Effect.

                  15.1.6 PERMITS AND GOVERNMENTAL CONSENTS. All Governmental Authorizations required for the operation of the Business shall have been obtained by Holdings or transferred to or reissued in Holdings' name and all material Consents and approvals of any federal, state, county, local, or other governmental or regulatory body required for any of the execution, delivery, or performance of this Agreement shall have been obtained, except for any such Governmental Authorization or any Consent which is routinely and customarily given or granted, issued, or transferred in connection with similar transactions by the governmental entity empowered to do so after the transaction has closed, and the absence of which will not have a Material Adverse Effect on the Business or the Assets.

                  15.1.7 HSR FILING. The applicable waiting period under the HSR Act with respect to the actions contemplated by this Agreement shall have expired or been earlier terminated and any similar waiting period shall have expired and the applicable governmental consent shall have been obtained from the reviewing authorities in Brazil, Canada, and the United Kingdom.

                  15.1.8 ENVIRONMENTAL ASSESSMENT. Holdings shall have completed its review of the Environmental Assessments to be provided by Parent and its other related environmental due diligence activities and shall have reasonably determined that there does not exist any environmental compliance or liability issue with respect to a Facility (other than a Retained Environmental Liability) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. In the event that Holdings makes such determination, Holdings shall have no obligation to attend and carry out the actions required of it at the Closing unless and until Parent either (a) conducts and presents the results of additional environmental assessment work with respect to the subject Facility which demonstrates, to the reasonable satisfaction of Holdings, that no reasonable expectation of a Material Adverse Effect exists; or (b) agrees to treat the subject matter of such determination as a Retained Environmental Liability or agrees to an alternative indemnification or risk allocation arrangement with respect thereto which is reasonably satisfactory to Holdings.

                  15.1.9 FINANCIAL STATEMENTS. Not less than 30 days prior to Closing, Parent shall have delivered to Holdings and its Subsidiaries the Audited Financial Statements, the Stub Period Financial Statements and the Subsequent Financial Statements prepared and presented in accordance with SECTIONS 7.6 and 10.13. None of the financial statements included in the Audited Financial Statements or the Stub Period Financial Statements, as so delivered, will when compared to the corresponding unaudited financial statement for the same period included in the Historical Financial Statements or the Subsequent Financial Statements, reflect any material diminution in the value of the Business as a whole, or any material diminution in the net income, cash flows, or net worth of the Business.

                  15.1.10 AMENDED PAPER SALES AGREEMENT. Parent and Boise Office Solutions shall have entered into the Amended Paper Sales Agreement as required by Section 18.2, the Amended Paper Sales Agreement shall be assigned to Holdings in the Closing, and such Amended Paper Sales Agreement shall be in full force and effect.

                  15.1.11 FINANCING ARRANGEMENTS;_ NO LIENS OR INDEBTEDNESS. Holdings and its Subsidiaries shall have received all of the proceeds of the debt financing contemplated by the Debt Commitment Letters, the equity financing contemplated by the Equity Commitment Letter and the Reinvestment contemplated to be received by Holdings and its Subsidiaries at the Closing, in each case on terms as described in the Commitment Letters (or in the case of the Reinvestment, the terms hereof and the Ancillary Agreements) or otherwise on a basis satisfactory to Holdings and Parent. Each of the Assets shall be free and clear of all Encumbrances (other than Permitted Encumbrances), and the Business shall not have or be liable for any Indebtedness or obligation giving rise to any lien on any of the Assets. Timber LLC shall have obtained the standby letter(s) of credit from the Credit Enhancement Banks as necessary to satisfy its obligations under Section 4.1.2.

                  15.1.12 TITLE; SURVEYS. Each of the Title Policies shall have the creditor's right exception deleted, and shall include an extended coverage endorsement (insuring over the general or standard exceptions) and all other endorsements reasonably requested by Holdings, in form and substance reasonably satisfactory to Holdings, and the Surveys shall not disclose any material encroachment from or onto any of the Titled Property or any portion thereof or any other material survey defect which has not been cured or, provided the Title Company will issue a further assurance endorsement with respect to such defect, insured over to Holdings' reasonable satisfaction prior to the Closing.

                  15.1.13 LANDLORD DELIVERIES. Without limiting any other covenant or agreement of Parent, Parent shall have obtained and delivered an estoppel certificate, a waiver of landlord liens, collateral assignment of lease and/or leasehold mortgage from each landlord or other party whose consent thereto is required under any particular Facility Lease or Timberlands Lease with respect to those sites listed on Schedule 15.1.13 or for which such deliveries shall have been requested by the lenders in connection with the financing contemplated by the Debt Commitment Letters.

                  15.1.14 AUDITOR CONSENT LETTER. Parent shall have obtained and delivered to Holdings and its Subsidiaries a copy of the Auditor Consent Letter and related "cold comfort" letter for the financing arrangements contemplated by the Debt Commitment Letter, each of which shall be in form and substance reasonably satisfactory to Holdings, its Subsidiaries and the underwriters for the debt financing contemplated by the Debt Commitment Letters.

                  15.1.15 SPUNOFF PENSION PLANS. Parent shall have made a contribution to each Spunoff Pension Plan, and each such Spunoff Pension Plan shall be fully funded on an Accumulated Benefit Obligation basis as described in
Section 11.4.2.1.

                  15.1.16 DELIVERY OF CLOSING DOCUMENTS. Parent shall have tendered delivery to Holdings of all of the following:

                          15.1.16.1  CERTIFICATES  OF TITLE.  A  certificate  of
title for each  registered  motor  vehicle  held by

Sellers or any of their Subsidiaries.

                          15.1.16.2  OPINION OF COUNSEL.  The opinion of J. W.
Holleran, Senior Vice President and General Counsel of Parent, in the form attached as Schedule 15.1.16.2.

                          15.1.16.3  CERTIFIED  RESOLUTIONS.  A copy  of the
resolutions  of  the  boards  of  directors  or  other

governing bodies of Sellers authorizing the execution and performance of this Agreement and the Ancillary Agreements, certified by the Secretary or an Assistant Secretary of each of the Sellers;

                          15.1.16.4  CLOSING  CERTIFICATE.  A  certificate

signed by an officer of Parent to the effect that the conditions specified in
Section 15.1.1, Section 15.1.2 and Section 15.1.5 have been satisfied in full;

                          15.1.16.5  ASSIGNMENTS.  Such  assignments,  bills of
sale, stock transfer powers, and other instruments of conveyance as may be required to convey the Assets from Sellers to Holdings, in form and substance reasonably satisfactory to Holdings and its Subsidiaries, together with assignments of Timberlands Leases shall be in recordable form and otherwise in form and substance reasonably satisfactory to Holdings and its Subsidiaries;

                          15.1.16.6  INTELLECTUAL  PROPERTY  TRANSFERS.
Documents acceptable for recordation in the United States Patent and Trademark Office, the United States Copyright Office and any other similar domestic or foreign office, department or agency for the conveyance of registered Intellectual Property otherwise in form and substance reasonably satisfactory to Holdings and its Subsidiaries.

                          15.1.16.7  DEEDS.  Deeds to the  Realty and
Timberlands satisfying the requirements of Section 9.2. Deeds to the Timberlands shall convey the Timberlands to Timber

Co. Deeds to the Realty shall convey the Realty to Holdings or its nominated Permitted Affiliate Purchaser;

                          15.1.16.8  MINUTE  BOOKS.  The  original  minute
books and stock transfer records of each Transferred Subsidiary.

                          15.1.16.9  FIRPTA  CERTIFICATE.  A duly  executed
affidavit of non-foreign status by each of Sellers described in Section 1445 of the Code and the regulations thereunder;

                          15.1.16.10 CONFIDENTIALITY  AGREEMENT  ASSIGNMENT.  An
executed assignment by Parent of its rights as they relate to the Business under each of the confidentiality agreements executed by or on behalf of Parent and/or any of its Subsidiaries in connection with the proposed sale of the any of the Business, which assignment shall be in form and substance reasonably satisfactory to Holdings;

                          15.1.16.11 ANCILLARY  AGREEMENTS.  Executed copies of
each of the Ancillary Agreements to which Parent or its Subsidiaries is a party; and

                          15.1.16.12 ADDITIONAL  ITEMS.  Such  additional
documents, instruments, and other items as counsel for Holdings may reasonably request.

                  15.1.17 COMPLETE SCHEDULES. The parties accept, acknowledge, and agree that they are executing this agreement with the Schedules and Disclosure Memoranda hereto in draft form. The parties agree to work together in good faith and use their reasonable best efforts to agree upon and finalize mutually acceptable Schedules and Disclosure Memoranda within 72 hours after execution of this Agreement. The parties' reaching mutual agreement on the final form of the Schedules and Disclosure Memoranda is a condition to Closing hereunder.

ARTICLE 16        PARENT CONDITIONS TO CLOSING; HOLDINGS CLOSING DELIVERIES

         16.1 PARENT. Parent shall have no obligation to attend and carry out the actions required of it at the Closing unless all of the following conditions precedent shall have been satisfied:

                  16.1.1 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Holdings contained in this Agreement not qualified by materiality or Material Adverse Effect shall continue to be true and correct at the Closing in all material respects as if made on and as of the Closing Date and all of the representations and warranties of Holdings contained in this Agreement qualified by materiality or Material Adverse Effect shall continue to be true and correct at the Closing in all respects as if made on and as of the Closing Date.

                  16.1.2 PERFORMANCE OF OBLIGATIONS. Holdings shall have substantially performed or tendered substantial performance of each and every one of its obligations hereunder which by its terms is to be performed at or prior to the Closing.

                  16.1.3 LEGAL PROCEEDINGS. No order shall have been entered and not vacated by or before any court, administrative agency or other governmental authority to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement.

                  16.1.4 GOVERNMENTAL FILINGS. The applicable waiting period under the HSR Act with respect to the actions contemplated by this Agreement shall have expired or been earlier terminated and any similar waiting period shall have expired or the applicable governmental consent shall have been obtained from the reviewing authorities in Brazil, Canada, and the United Kingdom.

                  16.1.5 TIMBER NOTE CREDIT ENHANCEMENT. Timber LLC shall have obtained one or more standby letters of credit from the Credit Enhancement Banks and entered into the related agreements substantially consistent with the terms of the LC Commitment Letters and shall have tendered delivery of the Timber Notes and the standby letter(s) of credit to Parent and Southern.

                  16.1.6 DELIVERY OF CLOSING DOCUMENTS. Holdings shall have tendered delivery to Parent of all of the following:

                          16.1.6.1   RESOLUTIONS.  A copy of the  resolutions of
the boards of directors or other governing bodies of Holdings and the Permitted Affiliate Purchasers authorizing the execution and performance of this Agreement and each of the Ancillary Agreements certified by the secretary or an assistant secretary of each;

                          16.1.6.2   CLOSING  CERTIFICATE.  A certificate
signed by an officer of Holdings on behalf thereof to the effect that each of the conditions to Closing specified in Section 16.1.1 and Section 16.1.2 have been satisfied in full;

                          16.1.6.3   OPINION.  An opinion of Kirkland & Ellis
LLP, counsel to Holdings, substantially in the form of Schedule 16.1.6.3 attached hereto;

                          16.1.6.4   PURCHASE  PRICE.  Receipt by Parent of cash

in an amount equal to the sum of the cash portion of the Timberlands Purchase Price provided for in Section 4.1.1 and the Estimated Non-Timber Purchase Price determined pursuant to Section 4.2;

                          16.1.6.5   TIMBER  NOTES.  The Timber  Notes and the
standby letter(s) of credit called for in Section 4.1.2 hereof;

                          16.1.6.6   ANCILLARY  AGREEMENTS.  Executed  copies of
each of the Ancillary Agreements to which Holdings or any of its Subsidiaries is a party; and

                          16.1.6.7   ADDITIONAL  ITEMS.  Such  additional
documents, instruments, and other items as counsel for Sellers may reasonably request.

                  16.1.7 COMPLETE SCHEDULES. The parties accept, acknowledge, and agree that they are executing this agreement with the Schedules and Disclosure Memoranda hereto in draft form. The parties agree to work together in good faith and use their reasonable best efforts to agree upon and finalize mutually acceptable Schedules and Disclosure Memoranda within 72 hours after execution of this Agreement. The parties' reaching mutual agreement on the final form of the Schedules and Disclosure Memoranda is a condition to Closing hereunder.

ARTICLE 17        SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATIONS

         17.1 SURVIVAL. The representations and warranties of the parties shall survive the Closing for 18 months; PROVIDED that (a) the representations and warranties of Sellers contained in SECTION 7.9 and SECTION 7.11 shall survive the Closing until the fifth anniversary of the Closing Date, (b) the representations and warranties of Sellers contained in SECTIONS 7.1 through 7.5 hereof, SECTION 7.16.2, SECTION 7.16.3, and SECTION 7.17 shall survive the Closing forever, (c) and the representations and warranties of Holdings contained in SECTIONS 8.1 through 8.5 hereof shall survive the Closing forever. All claims, causes of action and rights of the parties based on the representations and warranties of the other party shall expire upon expiration of the applicable limitation period set forth in the immediately preceding sentence and no claim based on a breach of any such representation and warranty may be asserted unless written notice reasonably identifying the breach claimed shall have been given to the party allegedly in breach prior to expiration of such applicable limitation period. In addition, as between Sellers and Holdings and its Permitted Affiliate Purchasers, all representations and warranties contained in any Deed conveying Timberlands or Realty shall likewise survive indefinitely. No claim shall be made for breach of any representation or warranty contained in such Deeds except in accordance with the procedures provided for indemnification claims in this Article 17.

         17.2 INDEMNIFICATION BY SELLERS. Sellers shall, jointly and severally, indemnify, defend and hold harmless Holdings, its Subsidiaries and each of the Permitted Affiliate Purchasers and, if applicable, their respective directors, officers, shareholders, partners, members, agents and employees and their heirs, successors and assigns (the "Holdings Indemnified Parties") from, against and in respect and to the extent of any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, interest, penalties, and reasonable costs and expenses of defense (including reasonable attorneys' fees, removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring) (collectively, the "Losses") imposed on, sustained, incurred or suffered by or asserted against any of the Holdings Indemnified Parties, directly or indirectly, relating to or arising out of:

                  17.2.1 any breach of any representation or warranty made by Parent or Sellers contained in this Agreement, or in any certificate, opinion, or other document delivered by or on behalf of Parent or Sellers pursuant to the requirements of this Agreement;

                  17.2.2  the Retained Liabilities;

                  17.2.3 the breach of any covenant or agreement of Parent or Sellers contained in this Agreement;

                  17.2.4 provided such claim is made during the 5-year period commencing on the Closing Date, any Indemnified Environmental Liabilities; and

                  17.2.5 provided such claim is made during the 18-month period commencing on the Closing Date, any Losses arising from, related to or incurred in connection with any state of facts or conditions or transactions (or series of facts, conditions or transactions) existing at or prior to the Closing related to the Business, other than the Assumed Liabilities specified in items 5.1.1 through 5.1.6 of Section 5.1.

         17.3     SELLERS LIABILITY LIMITS.

                  17.3.1 Sellers shall not be liable to the Holdings Indemnified Parties pursuant to Section 17.2.1 for any Losses arising as a result of any breach of any representation or warranty except to the extent (and then only to the extent) the aggregate of such Losses (when added to the aggregate Losses under Section 17.2.4, whether or not in excess of the Environmental Deductible) exceeds the Deductible, and then only for all such Losses in excess thereof up to an aggregate amount (when added to the aggregate Losses under Section 17.2.4, whether or not in excess of the Environmental Deductible) equal to the Cap; PROVIDED that neither the Cap nor the Deductible shall apply to any breach of any representation or warranty of Sellers made in any of SECTIONS 7.1 through 7.5 hereof, SECTION 7.16.1, SECTION 7.16.2, SECTION 7.16.3, SECTION 7.16.5, SECTION 7.16.6, or SECTION 7.17.

                  17.3.2 Sellers shall not be liable to the Holdings Indemnified Parties pursuant to Section 17.2.4 for any Losses relating to Indemnified Environmental Liabilities except to the extent (and then only to the extent) the aggregate of such Losses exceeds the Environmental Deductible, and then only for all such Losses in excess thereof up to an aggregate amount (when added to the aggregate Losses under Section 17.2.1) equal to the Cap.

                  17.3.3 The Deductible and the Cap shall not apply to Losses suffered by the Holdings Indemnified Parties from a breach by Sellers or any of their Subsidiaries of any of its covenants hereunder, its obligations hereunder in respect of the Retained Liabilities, or its obligations under Section 17.2.5. Claims made by any Holdings Indemnified Party against any of the Sellers for breach of any representation or warranty contained in any Deed given pursuant to this Agreement shall likewise not be subject to the operation of the Deductible and the Cap.

         17.4 HOLDINGS INDEMNITY. Holdings shall indemnify, defend and hold harmless Parent and each of its Retained Subsidiaries and their respective directors, officers, shareholders, partners, members, agents and employees and their heirs, successors and assigns (the "Parent Indemnified Parties") from, against and in respect and to the extent of any Losses directly or indirectly caused by or relating to (i) any breach by Holdings of any of its representations and warranties made in this Agreement, (ii) any breach of its covenants made in this Agreement, or (iii) its failure to discharge the Assumed Liabilities when and as they become due.

         17.5 HOLDINGS LIABILITY LIMITS. Holdings shall not be liable to the Parent Indemnified Parties for any Losses arising as a result of any breach of any representation or warranty made by Holdings, except to the extent (and then only to the extent) the aggregate of such Losses exceeds the Deductible, and then only for all such Losses in excess thereof up to an aggregate amount equal to the Cap. The deductible and the Cap shall not apply to Losses suffered by the Parent Indemnified Parties from a breach by Holdings of any of its covenants hereunder or of its obligations in respect of the Assumed Liabilities.

         17.6     INDEMNIFICATION PROCEDURES.

                  17.6.1 Any Person making a claim for indemnification pursuant to Section 17.2 or 17.4 above (an "Indemnified Party") must give the party from whom indemnification is sought (an "Indemnifying Party") written notice of such claim describing such claim with reasonable particularity and the nature and amount of such Loss to the extent that the nature and amount of such Loss is known at such time) (an "Indemnification Claim Notice") promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a "Proceeding") against or involving the Indemnified Party by a Governmental Authority or other third party or otherwise discovers the liability, obligations or facts giving rise to such claim for indemnification; provided that, the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section 17.2 or 17.4, as applicable, except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnifying Party is obligated to be greater than such damages would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder.

                  17.6.2 The Indemnifying Party shall have 30 days from the personal delivery or mailing of the Indemnification Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand, and (ii) whether or not it desires to defend the Indemnified Party against such claim or demand.

                  17.6.3 If (i) the Indemnifying Party agrees in writing to be responsible for the full amount of such Loss, and (ii) the claim for indemnification does not relate to a matter (A) that, if determined adversely, could reasonably be expected to expose the Indemnified Party to criminal prosecution or penalties, (B) that, if determined adversely, could reasonably be expected to result in the imposition of a consent order, injunction or decree which would restrict the activity or conduct of the Indemnified Party or any Affiliate thereof, or (C) for which the Indemnified Party shall have reasonably concluded, in good faith, after consultation with the Indemnifying Party, that such representation is likely to result in a conflict of interest or materially jeopardize the viability of such defense, then the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense.

                  The Indemnifying Party in no event shall have any right to control (as opposed to participate in pursuant to Section 17.6.4 hereof) the defense of any claim and shall pay the expenses of the Indemnified Party's defense of such claim if:

                          17.6.3.1   the  Indemnifying  Party does not agree in
writing to be responsible for the full amount of any claim;

                          17.6.3.2   the claim for  indemnification  relates to
a matter (A) that, if determined adversely, could reasonably be expected to expose the Indemnified Party to criminal prosecution or penalties, (B) that, if determined adversely, could reasonably be expected to result in the imposition of a consent order, injunction or decree which would restrict the activity or conduct of the Indemnified Party or any Affiliate thereof, or (C) for which the Indemnified party shall have reasonably concluded, in good faith, after consultation with the Indemnifying Party, that such representation is likely to result in a conflict of interest or materially jeopardize the viability of such defense; or

                          17.6.3.3   a court determines that the Indemnifying
Party is not vigorously defending the claim.

                  17.6.4 If the claim relates to a matter for which both the Indemnifying Party and any Indemnified Party could be liable or responsible hereunder, such as a Loss for which both parties could be partially liable due to the Cap and Deductible, the Indemnifying Party and the Indemnified Parties shall cooperate in good faith in the defense of such action. No party shall settle any claim without the prior consent of the other party (which consent shall not be unreasonably withheld); provided, however, that an Indemnified Party shall not be required to consent to any settlement if the proposed settlement (i) does not provide for a full release of all claims against such Indemnified Party, (ii) is on a basis which would result in the imposition of a consent order, injunction or decree or any other restriction on the activity or conduct of such Indemnified Party, or (iii) is on a basis which could, in such Indemnified Party's judgment, expose such Indemnified Party to criminal liability or require an admission of wrongdoing by such Indemnified Party; provided further that, the foregoing notwithstanding, an Indemnified Party may settle or compromise any claim without the prior consent of the Indemnifying Party if under Section 17.6.3 the Indemnifying Party had no right to control the defense of such claim. If an Indemnified Party does not consent to a definitive settlement proposed by the Indemnifying Party (with respect to which a settlement agreement has been agreed to by all parties other than the Indemnified Party) which settlement satisfies the foregoing clauses (i) through
(iii) or if the Indemnifying Party does not consent to a settlement proposed by an Indemnified Party, then the party declining such settlement shall thereafter have full control of the defense of such claim, and the maximum liability of the party that proposed such settlement shall be determined as though such matter had settled on the terms so proposed, and, if applicable, the amount of the proposed settlement, together with all legal costs and expenses incurred in connection with such matter through and including the proposed settlement date, shall be deemed the amount of the Loss of the Indemnified Party for purposes of determining whether the Cap and Deductible have been met. If both parties agree to the settlement, the relative liabilities of the parties for such Losses shall be determined as provided in the other provisions of this Article 17.

                  17.6.5 All costs and expenses incurred by the Indemnifying Party in defending a claim or demand under Section 17.6.3, and all costs and expenses incurred by the Indemnified Party in defending a claim or demand which the Indemnifying Party has elected not to defend (including by virtue of its failure to give timely notice to the Indemnified Party) or is not permitted to defend under Section 17.6.3 shall be a liability of, and shall be paid by, the Indemnifying Party.

                  17.6.6 To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third-party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnifying Party and Indemnified Parties shall use their best efforts in the defense of all such claims.

         17.7 ACKNOWLEDGEMENT REGARDING LIABILITIES. Holdings and Sellers acknowledge the allocation of relative responsibility for liabilities under this Agreement is a material term of this Agreement, and that they have taken such matters into consideration in determining the financial and other terms of this transaction. Accordingly, the parties agree that a party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another party notwithstanding whether such party or any employee, representative or agent of such party seeking to enforce a remedy knew or had reason to know of such breach. Furthermore, for all purposes of indemnification under this Article 17, determinations of whether a representation or warranty has been breached and of the amount of Losses arising from any such breach shall be made without giving effect to any materiality, Material Adverse Effect or Knowledge qualifications contained in such representation or warranty.

         17.8 COMPUTATION OF LOSSES SUBJECT TO INDEMNIFICATION. The amount of any Loss for which indemnification is provided under this Article 17 shall be computed net of any insurance proceeds actually received by the Indemnified Party in connection with such Loss. Indemnification for any Loss shall be determined and paid without reduction for any Tax Benefits not yet realized by the Indemnified Party. The Indemnified Party will pay to the Indemnifying Party the amount of any Tax Benefits attributable to the Loss actually realized by the Indemnified Party promptly after such Tax Benefits are realized; provided, however, that in the event such Tax Benefits are realized prior to the indemnification payment hereunder, such indemnification payment shall be reduced by Tax Benefits previously realized in lieu of a separate payment to the Indemnifying Party. The amount of any Tax Benefit shall be determined (i) by comparing the liability of the Indemnified Party for Taxes, determined without the Loss and any corresponding indemnification payments, to the liability of the Indemnified Party for Taxes, taking into account the Loss and any corresponding indemnification payments, and (ii) by treating any items attributable to the Loss as the last items claimed by the Indemnified Party in any given Tax Period. The amount of any Loss for which indemnification is provided under this Article 17 shall exclude consequential damages (it being understood that a reduction in the value of the Business or the Assets shall not be considered consequential damages) and punitive damages by an Indemnified Party; provided that, any consequential damages and punitive damages of a third party for which an Indemnified Party is liable shall be included in computing such Indemnified Party's Loss.

         17.9 EXCLUSIVE REMEDY. Each party acknowledges that, except as set forth in Article 12 and Section 19.16, from and after the Closing this Article 17 constitutes the sole remedy of any party with respect to any matter arising hereunder (other than with respect to claims based on fraud), including any Losses or liability under any Environmental Law or with respect to any Hazardous Substances (including claims under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA")) and expressly waives any other rights or causes of action, including under any Environmental Law (including CERCLA) or with respect to any claim involving the presence of or exposure to any Hazardous Substances.

         17.10 TAX INDEMNITIES SEPARATE. The Tax indemnifications extended by the parties pursuant to Article 12 hereof shall be independent of the indemnifications provided for in this Article 17, and no claim for Loss shall be asserted under this Article 17 which is a matter which is governed by the Tax indemnifications provided for in Article 12. Payments to be made pursuant to Article 12 shall not be subject to the Deductible and Cap limitations contained in this Article 17 and shall not affect the calculation of the satisfaction of such limits.

         17.11 ADJUSTMENTS TO PURCHASE PRICE. Indemnity payments made pursuant to Article 17 or Article 12 shall be treated by the parties as an adjustment to the Non-Timber Purchase Price or the Timberlands Purchase Price, as applicable.

ARTICLE 18        TRANSITION SERVICES; AMENDED PAPER SALES AGREEMENT

         18.1 At Closing, Parent and Holdings shall enter into a Mutual Administrative Services Agreement in form and substance substantially similar to the form attached as Schedule 18.1 (the "Mutual Administrative Services Agreement").

         18.2 At Closing Parent shall, and shall cause Boise Office Solutions to, enter into an Amended Paper Sales Agreement in form and substance substantially similar to the form attached as Schedule 18.2 (the "Amended Paper Sales Agreement"), which agreement will amend and supersede the BOS Paper Sales Agreement, and which agreement will be assigned to Holdings at the Closing.

ARTICLE 19        NOTICES

         19.1 NOTICES. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) upon machine-generated acknowledgment of receipt after transmittal by facsimile if so acknowledged to have been received before 5:00 p.m. on a business day at the location of receipt and otherwise on the next following business day, provided that such notice, demand or other communication is also deposited within 24 hours thereafter with a reputable overnight courier service (charges prepaid) for delivery to the same Person, or
(iv) five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Notices, demands and other communications to any party shall, unless another address is specified in writing, be sent to the address or facsimile number indicated below:

                  To Holdings:       Forest Products Holdings, LLC
                                     c/o Madison Dearborn Partners, LLC
                                     Three First National Plaza
                                     Suite 3800
                                     Chicago, IL 60602
                                     Telephone: (312) 895-1000
                                     Fax: (312) 895-1056
                                     Attn: Samuel M. Mencoff
                                     Thomas S. Souleles

                  With a copy to:    Kirkland & Ellis LLP
                                     200 East Randolph Drive
                                     Chicago, IL 60601

                                     Telephone: (312) 861-2000
                                     Fax: (312) 861-2200
                                     Attn: William S. Kirsch, PC
                                     Jeffrey W. Richards
                                     Richard J. Campbell

                  To Parent:         Boise Cascade Corporation
                                     1111 West Jefferson Street
                                     Boise, Idaho 83728
                                     Telephone (208) 384-7557
                                     Fax: (208) 384-4912
                                     Attn: Chairman and Chief Executive Officer

                  With a copy to:    Boise Cascade Corporation
                                     1111 West Jefferson Street
                                     Boise, Idaho 83728
                                     Telephone (208) 384-7704
                                     Fax: (208) 384-4912
                                     Attn: Senior Vice President and General
                                           Counsel

         19.2 AMENDMENT; WAIVER. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Parent, on behalf of all Sellers, and Holdings, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         19.3 ASSIGNMENT. Except as otherwise provided herein, no party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto (not to be unreasonably withheld), except that a party may, without the consent of any other party hereto, (a) collaterally assign its rights and obligations under this Agreement to a lender as security for a loan to Holdings or any of its Subsidiaries, (b) Holdings and each of its Subsidiaries may assign its rights, but not its obligations, hereunder to one or more of its Affiliates, and (c) Holdings and its Subsidiaries may assign their rights under this Agreement to one (but not more than one) purchaser in connection with any sale of all or substantially all of the Business.

         19.4 ENTIRE AGREEMENT. This Agreement together with all Schedules hereto, and the parties' respective Disclosure Memoranda, and the Ancillary Agreements contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, except for the obligations of the parties under the Confidentiality Agreement and the obligations of Madison Dearborn Partners, Inc., set forth in that certain letter dated January 21, 2004, to Goldman, Sachs & Co. on behalf of Parent, which obligations will remain in full force and effect; PROVIDED that the obligations of Holdings and each of its Affiliates under the Confidentiality Agreement and such letter shall terminate as of the Closing.

         19.5 FULFILLMENT OF OBLIGATIONS. Any obligation of any party to any other party under this Agreement or any of the Ancillary Agreements, which obligation is performed satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied, or fulfilled by such party. Without limiting the generality of the foregoing, each party agrees that Holdings may cause performance of any of its obligations hereunder by any one or more of its Subsidiaries and, to the extent that performance by such Subsidiary(ies) satisfies the obligations of Holdings hereunder, Holdings shall be deemed to have fully performed such obligation.

         19.6 PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Sellers, Holdings, the Permitted Affiliate Purchasers, the Indemnified Parties and their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

         19.7 PUBLIC DISCLOSURE. Notwithstanding anything herein to the contrary, except as may be required to comply with the requirement of any applicable laws and the rules and regulations of each stock exchange upon which the securities of one of the parties (or its Affiliate) is listed, no press release or similar public announcement or communication shall, prior to the Closing, be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by all parties hereto. Holdings understands and acknowledges that Parent has concluded that upon signing of this Agreement it will be legally obligated to make a public disclosure of such fact and of the material terms of the transaction and that it has reviewed and approved Parent's proposed external and internal information releases.

         19.8 EXPENSES Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses ; PROVIDED that, notwithstanding the foregoing, each of Holdings or one or more of its Subsidiaries, on the one hand, and Parent or one or more of its Subsidiaries, on the other hand, shall each pay 50% of the fees for filings required to be made with Governmental Authorities, as described in
Section 10.3.1.

         19.9 SCHEDULES. The disclosure of any matter in any Schedule shall not be deemed to constitute an admission by Parent or Holdings or otherwise imply that any such matter is material for the purposes of this Agreement.

         19.10 BULK TRANSFER LAWS. Holdings acknowledges that Parent has not taken, and does not intend to take, any action required to comply with any applicable bulk sale or bulk transfer laws or similar laws; provided that, Parent shall indemnify Holdings for any Losses arising from such non-compliance. Such indemnification shall not be subject to the Deductible and Cap provisions of Article 17.

         19.11 GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transaction contained in or contemplated by this Agreement, whether in tort or contract or at law or in equity, exclusively in the United States District Court for the District of Delaware or any state court located in Delaware (the "Chosen Courts") and (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 19.1 of this Agreement.

         19.12 COUNTERPARTS. This agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

         19.13 HEADINGS. The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

         19.14 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (ii) the remainder of this Agreement and the application of such provision to other Person or circumstances shall not be affected by such invalidity unenforceability.

         19.15 BUSINESS DAY. Any reference herein to a business day shall be any day other than a Saturday, Sunday or any United States federal holiday.

         19.16 SPECIFIC PERFORMANCE. The Sellers acknowledge that the Business is unique and recognize and affirm that in the event of a breach of this Agreement by any of the Sellers, money damages may be inadequate and Holdings and the Permitted Affiliate Purchasers may have no adequate remedy at law. Accordingly, the Sellers agree that Holdings shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of the Sellers hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. If any such action is brought by Holdings or any of its Affiliates to enforce this Agreement, the Sellers hereby waive the defense that there is an adequate remedy at law.

         19.17 INDEPENDENT SIGNIFICANCE. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter

(regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

         19.18 CONFIDENTIAL INFORMATION. Parent shall, and shall cause each of its Affiliates to, treat and hold as confidential any information concerning the Business that is not already generally available to the public (the "Confidential Information"), refrain from using any of the Confidential Information except in connection with this Agreement and the Ancillary Agreements or disclosing such Confidential Information to any Person (other than Holdings and its Affiliates), and (except as otherwise provided herein) deliver promptly to Holdings, at the request and option of Holdings, all tangible embodiments (and all copies) of the Confidential Information which are in its or their possession or under its or their control. In the event that Parent or any of its Affiliates is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Parent shall notify Holdings promptly of the request or requirement so that Holdings may seek an appropriate protective order or waive compliance with the provisions of this Section 19.18. If, in the absence of a protective order or the receipt of a waiver hereunder, Parent or one of its Affiliates is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Parent or such Affiliate may disclose to the tribunal only so much of the Confidential Information as it is on the advice of counsel compelled to disclose; PROVIDED THAT such disclosing Person shall use its best efforts to obtain an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Holdings shall designate.

         Holdings shall, and shall cause each of its Affiliates to, treat and hold as confidential any information concerning Boise Office Solutions that is not already generally available to the public (the "Parent Confidential Information"), refrain from using any of the Parent Confidential Information except in connection with this Agreement and the Ancillary Agreements or disclosing such Parent Confidential Information to any Person (other than Parent and its Affiliates), and (except as otherwise provided herein) deliver promptly to Parent, at the request and option of Parent, all tangible embodiments (and all copies) of the Confidential Information which are in its or their possession or under its or their control. In the event that Holdings or any of its Affiliates is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Holdings shall notify Parent promptly of the request or requirement so that Parent may seek an appropriate protective order or waive compliance with the provisions of this Section 19.18. If, in the absence of a protective order or the receipt of a waiver hereunder, Holdings or one of its Affiliates is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Holdings or such Affiliate may disclose to the tribunal only so much of the Confidential Information as it is on the advice of counsel compelled to disclose; PROVIDED THAT such disclosing Person shall use its best efforts to obtain an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Parent shall designate.

         IN WITNESS WHEREOF, the parties have caused this agreement to be signed as of the date first set forth above.


BOISE CASCADE CORPORATION


By     /s/ George J. Harad
  ---------------------------------------
Title  Chairman & Chief Executive Officer
      -----------------------------------

BOISE SOUTHERN COMPANY

         By Its General Partner
         Boise Cascade Corporation


         By /s/ George J. Harad
           --------------------------------------
         Title Chairman & Chief Executive Officer
              -----------------------------------


MINIDOKA PAPER COMPANY


By  /s/ John W. Holleran
   -----------------------------------------
Title  President
      --------------------------------------


FOREST PRODUCTS HOLDINGS, L.L.C.

By:  Madison Dearborn Capital Partners IV, L.P.
Its: Managing Member

By:  Madison Dearborn Partners IV, L.P.
Its: General Partner

By:  Madison Dearborn Partners, L.L.C.
Its: General Partner


By:  /s/ Samuel M. Mencoff
     ---------------------------------
Its: Co-President
     ---------------------------------

     The following schedules have been omitted from this Agreement. We will furnish a copy of any such schedule to the Securities and Exchange Commission upon request.

                                    SCHEDULES

Schedule D-1A       Form of Boise Cascade Aviation Operation Agreement

Schedule D-1B       Form of Amendment to Operation Agreement

Schedule D-2        List of facility locations, and whether such facilities are leased or owned

Schedule D-3        Description of Accounting Principles

Schedule D-4        List of individuals excluded from the definition of
                    Employees in this Agreement

Schedule D-5        Description of Excluded Staff Functions performed in
                    Parent's Headquarters Facility

Schedule D-6        List of individual reserves for liabilities relating to
                    litigation and other claims constituting Transferred
                    Litigation included in the Litigation and Claims Reserve

Schedule D-7        List of Permitted Affiliate Purchasers, excluding Operating
                    Holding Co., Timber Co. and Timber LLC

Schedule D-8        List of Realty owned by Sellers or their Retained
                    Subsidiaries, and addresses of such Realty

Schedule D-9        List of Retained Assets of any of Sellers

Schedule D-10       Events and conditions that would result in Retained
                    Environmental Liabilities arising under Environmental Laws

Schedule D-11       List of certain Retained Litigation against any of Sellers or their respective Subsidiaries relating to the Business other than the Transferred Litigation, and list of outstanding reserves

Schedule D-12       List of the Retained Subsidiaries and Transferred
                    Subsidiaries, and their respective jurisdictions of incorporation

Schedule D-13A      Legal descriptions of the Owned Timberlands, including the county and approximate acreage

Schedule D-13B      Legal descriptions of the Leased Timberlands, including the county and approximate acreage

Schedule D-13C      Legal descriptions of the Perpetual Timberlands Rights,
                    including the county and approximate acreage

Schedule D-14       List of insurance policies currently carried by Parent or
                    any of its Subsidiaries which cover risks associated with or arising out of the Business, including the status of the insurance policy,

Schedule D-15       List of Transferred Litigation and claims pending or
                    threatened against any of Sellers, which arouse out of their conduct of the Business

Schedule D-16       Comparison of specific claims under workers; compensation
                    and the IBNR reserve

Schedule D-17       List of 2004 Capital Spending Authorizations amounts

Schedule 3.5        Form of Additional Consideration Agreement

Schedule 4.1(b)     Form of LC Commitment Letters

Schedule 4.1(c)     Form of draft guaranty documentation

Schedule 4.1.4 Payment schedule to banks and form of release and termination letters

Schedule 5.3        List of Retained Liabilities

Schedule 6.3        Forms of Registration Rights Agreement and Stockholders'
                    Agreement

Schedule 7.6.1      Copies of Financial Statements

Schedule 9.1.3      List of Realty surveys

Schedule 11.8       Form of Parent's general Severance Policy

Schedule 15.1.3     List of required consents

Schedule 15.1.13    List of landlord deliveries

Schedule 15.1.16.2  Form of Sellers' Counsel's Opinion

Schedule 15.1.16.3  Form of Holding's Counsel's Opinion

Schedule 18.1       Form of Mutual Administrative Services Agreement

                     PARENT DISCLOSURE MEMORANDUM SCHEDULES

Schedule D-18       Forms of the Retention Bonus Plan, forms of the Retention
                    Bonus Award Agreements for officers and non-officers and chart setting forth the aggregate bonus amounts to be awarded pursuant to the retention bonus plan in 2004

Schedule D-19       Form of 2004 Severance Agreements for executive officers of
                    Parent, names of executive officers who have entered into such Severance Agreements and the terms and amounts of severance pay or benefits applicable to such executive officers

Schedule 7.3 List of required consents and approvals to be obtained by any Seller or any Transferred Subsidiary from its shareholders or any Government Authority

Schedule 7.4 List of exceptions to Parent's non-contravention representation and warranty

Schedule 7.6.1 Copies of Historical Financial Statements, Subsequent Financial Statements, Audited Financial Statements, Stub Period Financial Statements and Additional Financial Statements

Schedule 7.6.2 List of exceptions where the Historical Financial Statements and Subsequent Financial Statements did not fairly present, in all material respects, the results of operations for the portions of the Business they report on

Schedule 7.6.3 Exceptions to conduct of the Business in the ordinary and usual course

Schedule 7.6.6 List of exceptions where Sellers and their Subsidiaries have not conducted the Business in the ordinary and usual course

Schedule 7.7 List and description of any action, suit, demand, claim, dispute, proceeding or investigation pending or, to the knowledge of Parent threatened, related to or arising out of the Business or any of the Assets or included in the Assumed Liabilities, subject to certain exceptions listed in Section
                    7.1 of the Agreement

Schedule 7.8 List of (a) exceptions where Sellers or any of their Affiliates did not duly or timely file Tax Returns; (b) list of obligated Tax payments; (c) liens on assets of the Transferred Subsidiaries subject to any lien arising in connection with any failure to pay any Tax,; (d) exceptions where Sellers and Transferred Subsidiaries have failed to withhold or pay Taxes to any party; (e) pending or threatened audits, assessments or claims from any Tax Authority; and (f) stock distributions

Schedule 7.9.2(a)   List of Parent's employee benefit plans

(b)                 List of Parent's post-employment welfare benefit plans

(c) List of exceptions where any Parent employee plan has failed to comply with applicable laws, including ERISA and the Code

(d)                 List of Parent's multiemployer benefit plans

Schedule 7.10 List of exceptions where the Business has not been conducted in substantial compliance with applicable laws or Sellers and the Transferred Subsidiaries have not obtained required Governmental Authorizations for the ongoing conduct of the Business

Schedule 7.11 List of exceptions arising from violation of applicable Environmental Laws, including Straddle Environmental Regulatory Issues and Straddle Hazardous Substance Releases

Schedule 7.12.1 List and description (including the county of registration) of all registered Intellectual Property currently used in the Business and third party rights in or ability to restrict the use of such Intellectual Property

Schedule 7.12.2 List and description of pending or threatened Intellectual Property infringement claims

Schedule 7.13.1     List of labor and collective bargaining agreements

              2 List of strikes, work stoppages and unfair labor practice charges

              3 List of complaints or charges arising out of the employment of any Employee where the aggregate potential liability for such matter is at least $75,000

              4 List of exceptions to compliance with applicable employment laws

Schedule 7.14(a) List of (a) each Contract that has a remaining unexpired term of at least one year and requires payment by or to the Business of more than $1 million in any year; (b) any Contract that requires payment by or to the Business of more than $1 million; (c) any Contract containing a non-compete covenant or similar provision that could restrict Holdings in its post-Closing conduct of the Business; (d) any consulting, retention, severance, bonus, compensation, employment or similar agreement with any Employee other than contracts that are less than one year and at an annual compensation rate of less than $75,000; (e) any collective bargaining agreement; (f) any Contract between any of Sellers or any Retained Subsidiary on the one hand and any of Sellers, Retained Subsidiary or Transferred Subsidiary on the other hand; and (g) any other material Contract

(b) List of Contracts that are in default in any material respect and list of Contracts that may not be transferred to Holdings and its Subsidiaries without the consent of the counter party thereto

(c) List of Contracts that may not be transferred to Holdings and its Subsidiaries without the consent of the counter-party thereto

Schedule 7.15(a) List of (a) each Timberlands Leases; (b) each Equipment Lease with a remaining term of more than one month and rental payments in excess of $1 million in the aggregate or which covers equipment with an original purchase cost in excess of $5 million; and (c) each Facilities Lease, together with, for each Timberlands Lease, the general location and acreage, and for each Facilities Lease, the address of each parcel or real property subject to such Lease

b) List of Leases that may not be transferred to Holdings and its Subsidiaries without the consent of the counter-party thereto

Schedule 7.16.1(A) List of (a) exceptions where the Assets together with the assets held by the Transferred Subsidiaries, and the rights specifically provided to Holdings and its Subsidiaries under the Ancillary Agreements, are not sufficient for Holdings and its Subsidiaries to conduct the Business in all material respects and(b) any and all assets used in the conduct of the Business, but which do not fall within the definition of "Assets"

               (B) List of letters of credit and performance bonds to be assumed by Holdings and its Subsidiaries

Schedule 7.16.2 List of Encumbrances and exceptions of title to property, other than those listed in Section 7.16.2 of the Agreement

Schedule 7.16.3 List of (a) options, warrants or similar rights to purchase any of the shares of any of the Transferred Subsidiaries and
                    (b) shareholders' agreements, voting agreements, voting trusts or other agreements with respect to or affecting any of the Transferred Subsidiaries or their stock

Schedule 7.16.5 List of related party Contracts with any of Sellers, Transferred Subsidiaries or person who has any interest in any property or assets used by Sellers or any Transferred Subsidiary, and description of all services provided to or for the benefit of the Business by any portion of Sellers not included in the Business and any of the Retained Subsidiaries

Schedule 7.18 List of exceptions to disclosure of insurance policies on Schedule D-14

Schedule 10.2 List of pending real estate transactions pursuant to which Sellers are legally committed

                         HOLDINGS DISCLOSURE MEMORANDUM

Schedule 8.3 List of consents or approvals required to be obtained by Holdings or any of the Permitted Affiliated Purchasers from shareholders or any Governmental Authority in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements

Schedule 8.4 List of exceptions to Holdings' non-contravention representation and warranty

Schedule 8.7 Ownership structure of Holdings and the Permitted Affiliate Purchasers immediately after Closing

Schedule 8.8.2 Copies of (a) Debt Commitment Letters and (b) Equity Commitment Letters